                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       CONSOLIDATED NATURAL GAS COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED          1997 Notice of
      NATURAL GAS                Annual Meeting and
      COMPANY                    Proxy Statement

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CNG   CONSOLIDATED
      NATURAL GAS
      COMPANY

CONSOLIDATED NATURAL GAS COMPANY

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Chairman's Letter......................................................        1
Notice of Meeting......................................................        2
Proxy Statement........................................................        3
Principal Security Owners..............................................        3
Election of Directors..................................................        4
Board Committees.......................................................        9
Security Ownership.....................................................       11
Compensation Table.....................................................       12
Option Grant Table.....................................................       13
Option Exercise Table..................................................       14
Compensation Committee Report..........................................       14
Directors Compensation.................................................       19
Benefit Plans..........................................................       20
Independent Accountants................................................       22
1997 Stock Incentive Plan..............................................       23
Stockholder Proposals..................................................       27
Other Matters..........................................................       30
Exhibit A--1997 Stock Incentive Plan...................................       32
Appendix I--1996 Financial Statements and Notes to Statements.......... Enclosed

CONSOLIDATED NATURAL GAS COMPANY
                                                 March 21, 1997

Dear Stockholder:

You are cordially invited to attend the 1997 Annual Meeting of Stockholders to be held on Tuesday, May 20, 1997, at 10:00 a.m. Central Time at the Hyatt Regency Hotel, 15747 John F. Kennedy Blvd., Houston, Texas 77032.

The business items to be acted on during the Meeting are listed in the Notice of Meeting and are described more fully in the Proxy Statement. The Board of Directors has given careful consideration to these proposals and believes that Proposals 1, 2 and 3 are in the best interests of the Company and that Proposals 4, 5 and 6 are not in the best interests of the Company. The Board recommends that you vote FOR Proposals 1, 2 and 3 and AGAINST Proposals 4, 5 and 6.

It is important that you be represented at the Annual Meeting in person or by proxy. Whether or not you plan to attend, we urge you to mark, sign, date and return the enclosed proxy card promptly in the postage paid envelope provided. If you plan to attend, please check the appropriate box on the proxy card.

Thank you for your cooperation.

                                                 Sincerely,

                                                 /s/ George A. Davidson, Jr.

                                                 George A. Davidson, Jr.
                                                 Chairman of the Board and
                                                  Chief Executive Officer

CONSOLIDATED NATURAL GAS COMPANY
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Consolidated Natural Gas Company will be held on Tuesday, May 20, 1997, at 10:00 a.m. Central Time at the Hyatt Regency Hotel, 15747 John F. Kennedy Blvd., Houston, Texas 77032. Stockholders of record at the close of business on March 21, 1997, will be entitled to vote at the Meeting and any adjournment thereof.

The agenda for the Meeting includes:

  1. Election of three Directors.
  2. Ratification of the appointment of Price Waterhouse LLP as independent accountants.
  3. A proposal to approve the adoption of the 1997 Stock Incentive Plan.
  4. Action on a stockholder-proposed resolution regarding options.
  5. Action on a stockholder-proposed resolution regarding bonuses.
  6. Action on a stockholder-proposed resolution regarding the shareholder rights plan.
  7. Transaction of any other business which may properly be brought before the Meeting.

In the event you cannot be present in person, please sign and promptly return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the Meeting. Prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum.

                                                 By order of the Board of
                                                 Directors,

                                                 /s/ Laura J. McKeown

                                                 Laura J. McKeown
                                                 Secretary

Pittsburgh, Pennsylvania
March 21, 1997


ATTENTION: STOCKHOLDERS PARTICIPATING IN THE DIVIDEND REINVESTMENT PLAN
The accompanying proxy card reflects the total shares of Common Stock registered in your name directly, as well as any full shares credited to your Dividend Reinvestment Plan account.

CONSOLIDATED NATURAL GAS COMPANY
PROXY STATEMENT

This statement and proxy card, mailed to stockholders commencing March 27, 1997, are furnished in connection with the solicitation by the Board of Directors of Consolidated Natural Gas Company of proxies to be voted at the Annual Meeting of Stockholders, and any adjournment thereof, for the purposes stated in the Notice of the Annual Meeting. Any stockholder who cannot attend is requested to sign and return the accompanying proxy card promptly. The proxy reflects the number of shares registered in a stockholder's name directly and, for participants in the Company's Dividend Reinvestment Plan, includes full shares credited to a participant's Dividend Reinvestment Plan account. Proxies so given will be voted on all matters brought before the Meeting and, as to the matters with respect to which a choice is specified, will be voted as directed. The cost of solicitation will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone, telecopy or other electronic means, by employees of the Company and its subsidiaries with no special compensation to these employees. Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, has been retained to assist in the solicitation of proxies at an estimated cost of $8,000. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to their principals.
  Any proxy given pursuant to this solicitation may be revoked at any time prior to exercise by written notice to the Corporate Secretary, by filing a later dated executed proxy, or by attending and voting at the Annual Meeting. The address of the principal executive offices of the Company is Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Holders of Common Stock, $2.75 par value, of record on March 21, 1997, have one vote for each share held. On January 31, 1997, 94,940,555 shares of Common Stock were outstanding. A majority of the outstanding shares will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.
  The following table indicates the beneficial ownership, as of December 31, 1996, of the Company's Common Stock with respect to the only person known to the Company to be the beneficial owner of more than 5% of such Common Stock.
On December 31, 1996, 94,933,631 shares of Common Stock were outstanding.
-------------------------------------------------------------------------------

Name and Address of                Amount and Nature    Percent of Outstanding
Beneficial Owner                of Beneficial Ownership      Common Stock
------------------------------------------------------------------------------
Trustees, Alternate Thrift
Trust of Employees Thrift
Plans(/1/)
CNG Tower, 625 Liberty Avenue,         5,276,694(/2/)            5.6%
Pittsburgh, PA 15222-3199
Trustees, Long-Term Thrift
Trust of Employees Thrift
Plan(/1/)
CNG Tower, 625 Liberty Avenue,         4,223,214(/3/)            4.4%
Pittsburgh, PA 15222-3199

-------------
(/1/) The Alternate and Long-Term Thrift Trusts beneficially hold shares for employees under the various Company sponsored defined contribution plans. (/2/) Such shares are beneficially owned in varying amounts by 3,737 employees, no one of whom beneficially owned in excess of 9,000 shares in the Plans, or 1/100ths of 1% of the shares outstanding. Such shares are voted pursuant to confidential instructions of participating employees and in the absence of instructions such shares are not voted. A Registration Statement relating to various investment options available to participants in the Plans has been made effective under the Securities Act of 1933 and is on file with the Securities and Exchange Commission (SEC).
(/3/) Such shares are beneficially owned in varying amounts by 2,559 employees, no one of whom beneficially owned in excess of 14,000 shares in the Plan, or 2/100ths of 1% of the shares outstanding. Such shares are voted pursuant to confidential instructions of participating employees and in the absence of instructions such shares are not voted. A Registration Statement relating to various investment options available to participants in the Plan has been made effective under the Securities Act of 1933 and is on file with the SEC.
-------------------------------------------------------------------------------

  The Board of Directors does not know of any other persons or groups who beneficially own 5% or more of the outstanding shares of Common Stock.

ANNUAL REPORT
Commencing on or about March 27, 1997, the Company's Summary Annual Report for the year ended December 31, 1996, was mailed together with this Notice of Annual Meeting and Proxy Statement. Financial statements for the year ended December 31, 1996, are Appendix I to this Notice of Annual Meeting and Proxy Statement and were mailed to stockholders of record on March 21, 1997. The Company will provide a copy of the Summary Annual Report to anyone else upon request in writing to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors consists of ten members divided into three classes. Each class has a three-year term, and only one class is elected each year. There are no family relationships among any of the nominees, continuing Directors and Executive Officers of the Company nor any arrangement or understanding between any Director or Executive Officer or any other person pursuant to which any of the nominees has been nominated. During 1996, each of the members of the Board of Directors attended more than 75% of the aggregate of the Board meetings and meetings held by all committees of the Board on which the Director served during the periods that the Director served, except for Mr. Peirson.
  On recommendation of the Nominating Committee of the Board of Directors, three incumbent Class I Directors have been designated nominees for reelection; each has consented to be a nominee and to serve if elected. Ms. Wyse and Mr. Peirson, having reached the mandatory retirement age, will retire on the date of the Annual Meeting, at which time the size of the Board shall be decreased from ten to eight members. The remaining Directors will continue to serve in accordance with their previous elections. The names and other information concerning the three persons nominated for a term of three years and the five continuing Board members are set forth by Class on pages 5 through 7 of this Proxy Statement. The personal information has been furnished to the Company by the nominees and other Directors. Unless you specify otherwise on your signed proxy card, your shares will be voted FOR the election of the three persons named below to three-year terms as Directors. In the event of an unexpected vacancy on the slate of nominees, your shares will be voted for the election of a substitute nominee if one shall be designated by the Board. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons named in the proxy may vote for another person in accordance with their judgment.

VOTE NEEDED FOR ELECTION OF DIRECTORS
Directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for such individuals and will be excluded from the vote.

BOARD RECOMMENDATION
The Board recommends that stockholders vote FOR Proposal 1, and the accompanying proxy will be so voted, unless a contrary specification is made.

DIRECTORS NOMINATED FOR ELECTION TO THE BOARD WITH A TERM EXPIRING MAY 2000

PICTURE    WILLIAM S. BARRACK, JR. Member: Audit Committee
           Age 67                          CNG International Business
           Director since 1994             Oversight Committee
                                           Ethics Committee
                                           Nominating Committee

           Mr. Barrack served as Senior Vice President of Texaco Inc., Harrison, New York, an integrated international oil company and a producer of natural gas, from 1983 to his retirement in 1992. He served as a Senior Director of Caltex Petroleum Corporation from 1982 to 1992, President of Texaco Oil Trading & Supply Company from 1983 to 1984, and Chairman and Chief Executive Officer of Texaco Limited-London from 1980 to 1983. Prior thereto, he served in various marketing, producing and management positions with Texaco Inc. since 1953. Mr. Barrack is a Director of Standard Commercial Corporation.


PICTURE    RAY J. GROVES           Member: Audit Committee
           Age 61                          CNG International Business
           Director since 1994             Oversight Committee
                                           Financial Policy Committee
                                           Nominating Committee

           Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young, New York, New York, a public accounting firm, from 1991 to his retirement in 1994. He served as Co-Chief Executive Officer of the firm from 1989 to 1991 and served as Chairman and Chief Executive Officer of Ernst & Whinney from 1977 to 1989. Mr. Groves was admitted as a Partner in the firm in 1966, having joined the firm in 1957. Mr. Groves is the Chairman of Legg Mason Merchant Banking Inc., a Director of Electronic Data Systems Corp., Marsh & McLennan Companies, Inc. and RJR Nabisco, Inc. Mr. Groves serves as a Trustee of The Business Council for the United Nations, the Public Policy Institute, The Ohio State University Foundation and as a Managing Director and Treasurer of the Metropolitan Opera Association.


PICTURE    STEVEN A. MINTER        Chair:  Compensation and Benefits  Committee
           Age 58                  Member: Ethics Committee
           Director since 1988             Nominating Committee

           Mr. Minter has been the Executive Director and President of The Cleveland Foundation, Cleveland, Ohio, since 1984, an organization supporting health, human services, cultural and educational programs in the greater Cleveland area. He had been Associate
Director and Program Officer of The Cleveland Foundation from 1975 to 1980 and from 1981 to 1983. He served as Under Secretary of the U.S. Department of Education, Washington, D.C., from 1980 to 1981. He was the Commissioner of Public Welfare for the Commonwealth of Massachusetts from 1970 to 1975. Mr. Minter is a Director of Goodyear Tire & Rubber Company, Rubbermaid Inc. and KeyCorp. He is also a Trustee of the College of Wooster and of The Foundation Center.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1998

PICTURE      J. W. CONNOLLY              Chair:  Financial Policy Committee
             Age 63                      Member: CNG International Business
             Director since 1984                 Oversight Committee
                                                 Compensation and Benefits
                                                 Committee
                                                 Executive Committee
                                                 Nominating Committee

             Mr. Connolly served as Senior Vice President and Director of H. J. Heinz Company, Pittsburgh, Pennsylvania, a processed food products manufacturer, from 1985 to his retirement in December 1993. He served as President and Chief Executive Officer of Heinz U.S.A., a division of the H. J. Heinz Company, from 1980 to 1985, and served as Executive Vice President of that company from 1979 to 1980. He was President and Chief Executive Officer of The Hubinger Company, a Heinz Company subsidiary, from 1976 to 1979, Treasurer of H. J. Heinz Company from 1973 to 1976, and a Vice President of Ore-Ida Foods, Inc., a Heinz Company subsidiary, from 1967 to 1973. An attorney by profession, Mr. Connolly joined the Law Department of the H. J. Heinz Company in 1961. He is a Director of Mellon Bank Corporation, Mellon Bank, N.A., Presbyterian-University Health System and the University of Pittsburgh Medical Center System. He is also Chairman, Board of Trustees of the University of Pittsburgh.


PICTURE      GEORGE A. DAVIDSON, JR.     Chair:  Executive Committee
             Age 58                      Member: Financial Policy Committee
             Director since 1985                 Nominating Committee

             Mr. Davidson has served as Chairman of the Board and Chief Executive Officer of the Company since May 1987, and has been employed by Consolidated since 1966. He served as Vice Chairman and Chief Operating Officer of the Company from January 1987 to May 1987, and Vice Chairman from October 1985 to January 1987. He served as President of CNG Transmission Corporation(/1/) from 1984 through 1985. He had been Vice President, System Gas Operations, for Consolidated Natural Gas Service Company, Inc.,(/1/) from 1981 to 1984, and was Assistant Vice President, Rates and Certificates, of that company from 1975 to 1981. Mr. Davidson held various other positions in the Rates and Certificates Department from 1966 to 1975. Mr. Davidson serves on the National Petroleum Council and the Allegheny Conference on Community Development. He is the immediate-past Chairman and a Director of the American Gas Association, and a Director of PNC Bank Corp. and B. F. Goodrich Company. He is also a Trustee of the University of Pittsburgh.


PICTURE      RICHARD P. SIMMONS          Chair:  Audit Committee
             Age 65                      Member: Ethics Committee
             Director since 1990                 Executive Committee
                                                 Nominating Committee

             Mr. Simmons has served as Chairman, Chairman of the Executive Committee, President and Chief Operating Officer of Allegheny Teledyne, Pittsburgh, Pennsylvania, an international specialty steel manufacturer since August 1996. He served as Chairman and
Chairman of the Executive Committee of Allegheny Ludlum Corporation, a predecessor company, since 1990. He served as Chairman and Chief Executive Officer of Allegheny Ludlum from 1980 to 1990, and as a Director of that company since 1980. He had been a Director of Allegheny Ludlum Industries from 1973 to 1980 and a member of the Executive Office of that company from 1978 to 1980. Mr. Simmons is a Director of PNC Bank Corp. He is a member of the Massachusetts Institute of Technology Corporation and Development Committee, Director and Chairman of the Pittsburgh Symphony Society, President and a member of the Executive Committee of the Allegheny Conference on Community Development and a member of the Executive Committee and Director of the Southwestern Pennsylvania United Way.

(/1/)Wholly owned subsidiary of the Company.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1999

PICTURE      PAUL E. LEGO                Chair:  CNG International Business
             Age 66                              Oversight Committee
             Director since 1991         Member: Compensation and Benefits
                                                 Committee
                                                 Executive Committee
                                                 Financial Policy Committee
                                                 Nominating Committee

             Mr. Lego served as Chairman and Chief Executive Officer of Westinghouse Electric Corporation, an electronic products and services, environmental systems and broadcasting company, Pittsburgh, Pennsylvania, from 1990 to his retirement in January 1993. He served that company as President and Chief Operating Officer from 1988 to 1990 and as a Director from 1988 to 1993. He had been Senior Executive Vice President, Corporate Resources from 1985 to 1988, Executive Vice President, Westinghouse Industries & International Group from 1983 to 1985 and Executive Vice President, Westinghouse Industry Products from 1980 to 1983. Prior thereto, he served in various engineering and management capacities with Westinghouse since 1956. Mr. Lego is the non-executive Chairman of the Board of Commonwealth Aluminum Corporation and a Director of the Lincoln Electric Company and USX Corporation. He is a member of the Business Council and a Trustee of the University of Pittsburgh.


PICTURE      MARGARET A. MCKENNA         Member: Compensation and Benefits
             Age 51                              Committee
             Director since 1994                 Ethics Committee
                                                 Nominating Committee

             Ms. McKenna has served as President of Lesley College, Cambridge, Massachusetts, since 1985. She served as Vice President, Program Planning, Radcliffe College from 1982 to 1985 and as Director of its Bunting Institute from 1981 to 1985. Prior thereto, she had served as Deputy Under Secretary of the U.S. Department of
Education, Deputy Counsel to the President of the United States, and in posts with the International Association of Human Rights agencies and U.S. Department of Justice. Ms. McKenna is a Director of Best Products and The Stride Rite Corporation.

DIRECTORS RETIRING IN MAY 1997

PICTURE      WALTER R. PEIRSON           Chair:  Nominating Committee
             Age 70                      Member: Audit Committee
             Director since 1989                 Financial Policy Committee

             Mr. Peirson served as a Director of Amoco Corporation, Chicago, Illinois, an integrated oil company and producer of natural gas, from 1976 to 1989, and as an Executive Vice President of that company from 1978 until his retirement in 1989. Mr. Peirson served as President of Amoco Oil Company from 1974 to 1978, Executive
Vice President from 1971 to 1974 and Vice President-Marketing of that company from 1968 to 1971. He was President of Tuloma Gas Products Co., a subsidiary of Standard Oil Company (Indiana), from 1964 to 1968. He served as President of General Gas Corporation from 1962 to 1964 and Executive Vice President of that company from 1961 to 1962. He was an attorney at Standard Oil Company of Indiana from 1955 to 1961. He is a Director of the Federal Signal Corporation and a Trustee of the Museum of Science and Industry in Chicago, Illinois.



PICTURE      LOIS WYSE                   Chair:  Ethics Committee
             Age 70                      Member: Compensation and Benefits
             Director since 1978                 Committee
                                                 Nominating Committee

             Ms. Wyse has been President of Wyse Advertising, Inc., a Cleveland-based advertising agency with offices in New York, New York, since February 1979, and prior thereto had been an Executive Vice President of the same firm since 1970. She is a Contributing Editor of Good Housekeeping magazine, a syndicated columnist for
United Features Syndicate, and a widely published author. She is a Trustee of Beth Israel Medical Center.

THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF

BOARD OF DIRECTORS
The Company is managed under the direction of the Board of Directors, which met eight times in 1996. To assist it in various areas of responsibility, the Board has established several standing committees that are briefly described below.

AUDIT COMMITTEE
The Audit Committee is composed of four non-employee Directors. Among its functions are: reviewing the scope and effectiveness of audits by the independent accountants and the Company's internal auditing staff; selecting and recommending to the Board of Directors the employment of independent accountants, subject to ratification by the stockholders; receiving and acting on comments and suggestions by the independent accountants and by the internal auditors with respect to their audit activities; approving fees charged by the independent accountants; and reviewing the Company's annual financial statements before their release. The Committee met four times in 1996.

CNG INTERNATIONAL BUSINESS OVERSIGHT COMMITTEE
The CNG International Business Oversight Committee is composed of four non-employee Directors. Its function is to review and take action on matters concerning CNG International Corporation. The Committee shall advise, consult and assist in the screening of projects prior to their recommendation to the Board of Directors for investment. The Committee was created in September 1996 and met one time in 1996.

COMPENSATION AND BENEFITS COMMITTEE
The Compensation and Benefits Committee is composed of five non-employee Directors. The Committee approves the salary budgets for all non-union employees and establishes the salaries of the Officers and other personnel on the executive payroll of the Company and its subsidiaries. The Committee also has general supervision over the administration of all non-union employee pension, compensation and benefit plans of the Company and its subsidiaries; reviews proposals with respect to the creation of and changes in such plans; and makes appropriate recommendations with respect thereto to the Board of Directors. The Committee met eight times in 1996.

ETHICS COMMITTEE
The Ethics Committee consists of five non-employee Directors. Its function is to review and act on all situations subject to the provisions and procedures of the Company's Business Ethics Policy and to monitor the Company's environmental compliance activities. The Committee met three times in 1996.

EXECUTIVE COMMITTEE
The Executive Committee consists of three non-employee Directors and the Chairman of the Board. It has the authority to act in emergency situations and can exercise all the powers of the Board of Directors. The Committee did not meet in 1996.

FINANCIAL POLICY COMMITTEE
The Financial Policy Committee consists of four non-employee Directors and the Chairman of the Board. Its function is to oversee the short-term and long-term financial activities and planning of the Company, including dividend actions. The Committee met two times in 1996.

NOMINATING COMMITTEE
The Nominating Committee consists of nine non-employee Directors and the Chairman of the Board. It reviews the qualifications of Director candidates on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. It also recommends qualified candidates to the Board, including the slate of nominees submitted to the stockholders at the Annual Meeting; reviews the size and composition of the Board; annually reviews Directors' compensation and benefits, and makes recommendations to the Board and monitors the Company's management succession program. The Committee met three times in 1996.
  Stockholders who wish to propose candidates to the Nominating Committee for election to the Board at the 1998 Annual Meeting should write to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, between February 11, 1998 and March 13, 1998, stating in detail the qualifications of such candidates for consideration by the Committee. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be considered as a candidate and, if nominated and elected, to serve as a Director.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table lists the beneficial ownership, as of December 31, 1996, of the Company's Common Stock by each current Director, named executive and all current Directors and Officers as a group.

--------------------------------------------------------------------------------

                              (a)           (b)                           (a) + (b)
                       ----------------------------                     -----------
                           Number of     Number of       Director's
                            Shares      Shares Under      Deferred       Percent of
Name of                  Beneficially   Exercisable     Compensation     Outstanding
Beneficial Owner        Owned(/1/)(/2/) Options(/3/) Stock Credits(/4/) Common Stock
-------------------------------------------------------------------------------------
W. S. Barrack, Jr.              768                           537           .001
R. W. Best                   40,521                                         .043
J. W. Connolly                1,000                         3,622           .001
G. A. Davidson, Jr.         127,320       118,067                           .258
R. J. Groves                  1,257                         2,286           .001
P. E. Lego                      800                                         .001
M. A. McKenna                   300                           720             --(/5/)
S. A. Minter                  1,400                                         .001
W. R. Peirson                 2,300                         8,556           .002
H. P. Riley                  37,104                                         .039
R. P. Simmons                 1,300                         4,608           .001
D. M. Westfall               41,535        13,561                           .058
S. E. Williams               36,563        24,211                           .064
L. Wyse                         700                                         .001
Directors and Officers
 of the Company
 as a group (18
 persons)                   316,953       191,381          20,329           .535

-------------
(/1/) Includes shares owned by spouses and, in the case of employees, shares beneficially owned under the Long-Term Thrift Trust of the Employees Thrift Plan and the Employee Stock Ownership Plan. Unless otherwise noted, the Directors and Officers have sole voting and investment power.
(/2/) Includes Performance Restricted Stock Awards and Restricted Stock Awards
      granted on January 2, 1996, pursuant to the Long Term Strategic Incentive Program, the terms of which are further described in the Compensation and Benefits Committee Report. Performance Restricted Stock Awards were granted as follows: Messrs. Best, 26,300; Davidson, 70,000; Riley, 26,300; Westfall, 26,300 and Williams, 19,500. Restricted Stock Awards were granted as follows: Messrs. Best, 5,100; Davidson, 14,000; Riley, 5,100; Westfall, 5,100 and Williams, 3,800. On October 14, 1996, Mr. Best was granted an additional Performance Restricted Stock Award of 7,221 shares and an additional Restricted Stock Award of 1,900 shares.
(/3/) Includes shares subject to options exercisable on December 31, 1996, and options which will become exercisable within 60 days thereafter.
(/4/) Director's compensation deferred in the form of CNG stock credits, as described under Non-Employee Directors' Compensation on page 19, is not included in the percentage shown in the last column.
(/5/) Less than .001% of outstanding shares.
-------------------------------------------------------------------------------

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of the named Executive Officers for the last three completed fiscal years of the Company.

SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------

                                       Annual Compensation           Long-Term Compensation
                               ----------------------------------- --------------------------
                                                       Other        Restricted      Shares              All
Name and                                              Annual           Stock      Underlying           Other
Principal Position        Year  Salary   Bonus   Compensation(/1/) Award(s)(/2/) Options(/3/)    Compensation(/5/)
------------------------------------------------------------------------------------------------------------------
R. W. Best                1996 $330,000 $205,000      $51,127         40,521       134,050(/3/)       $15,854
(Sr. Vice President,      1995       --       --           --             --            --                 --
Regulated Businesses)     1994       --       --           --             --            --                 --
G. A. Davidson, Jr.       1996  598,750  360,000       10,061         84,000       280,000(/3/)        56,465
(Chairman and Chief       1995  568,000  213,600        7,511              0        77,768(/4/)        42,853
Executive Officer,        1994  564,400        0        9,119              0        29,607(/4/)        42,617
 Director)
H. P. Riley               1996  256,250  162,000       57,184         31,400       105,000(/3/)        13,029
(President, CNG           1995   83,335   46,200        7,594          6,204         7,755(/4/)         5,416
Producing Company)        1994       --       --           --             --            --                 --
D. M. Westfall            1996  217,050  139,000       10,684         31,400       105,000(/3/)        16,322
(Sr. Vice President and   1995  174,600   67,800        1,717          1,506        13,886(/4/)        13,519
Chief Financial Officer)  1994  144,800        0        3,867              0         2,644(/4/)        11,146
S. E. Williams            1996  240,900  153,000        4,457         23,300        78,000(/3/)        18,286
(Sr. Vice President and   1995  227,400   68,300        3,504              0        22,085(/4/)        17,307
General Counsel)          1994  219,500        0        1,561              0         8,546(/4/)        14,270

-------------
(/1/) Includes only tax reimbursements for Messrs. Davidson, Westfall and
      Williams. No amounts are included in this column for the Executive Split-Dollar Life Insurance Plan because the executives' contributions to this plan are greater than or equal to the term life insurance costs that apply to the underlying life insurance policies. Includes living expenses and personal travel of $27,721 for Mr. Best and $26,730 for Mr. Riley and related tax reimbursements of $22,177 for Mr. Best and $21,385 for Mr. Riley in 1996.
(/2/) Restricted Stock Award Grants are reported at aggregate market value at the date of grant. Restrictions on the awards granted in 1996 lapse in 1999 on the anniversary of the grant date. Restricted Stock Award Grants are based on the individual's level of performance and responsibility. See page 14 for dividend details. At December 31, 1996, the number of restricted stock holdings for each of the named Executive Officers was:
      Mr. Best, 40,521; Mr. Davidson, 84,000; Mr. Riley, 36,053; Mr. Westfall, 32,529 and Mr. Williams, 23,554. The aggregate values of such holdings at December 31, 1996, at the year-end closing price of $55.25 per share, for each of the named Executive Officers was: Mr. Best, $2,238,785; Mr. Davidson, $4,641,000; Mr. Riley, $1,991,928; Mr. Westfall, $1,797,227 and
      Mr. Williams, $1,301,359.
(/3/) Triannual Non-Qualified Stock Options.
(/4/) Non-Qualified Stock Options.
(/5/) Comprising annual employer matching thrift plan contributions and ESOP allocations.
-------------------------------------------------------------------------------

The following table contains information concerning the grant of Triannual Stock Options to the named Executive Officers as of the end of the last fiscal year of the Company. No Stock Appreciation Rights ("SARs") have been granted.

TRIANNUAL OPTION GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------

                                         Individual Grants
                          -----------------------------------------------
                                                                                Potential Realizable
                           Number of    % of Total                             Value at Assumed Annual
                             Shares       Options    Exercise                   Rates of Stock Price
                           Underlying   Granted to    or Base             Appreciation for Option Term(/2/)
                            Options      Employees   Price Per Expiration ---------------------------------
Name                      Granted(/1/) in Fiscal Yr.   Share      Date    0%        5%            10%
-----------------------------------------------------------------------------------------------------------
G. A. Davidson, Jr.          280,000       9.31%      $44.875     2006     0  $    7,902,061 $   20,025,374
R. W. Best(/3/)              105,000       3.49        44.875     2006     0              --             --
                              29,050        .97        52.625     2006     0              --             --
H. P. Riley                  105,000       3.49        44.875     2006     0       2,963,273      7,509,515
D. M. Westfall               105,000       3.49        44.875     2006     0       2,963,273      7,509,515
S. E. Williams                78,000       2.59        44.845     2006     0       2,201,288      5,578,497
-----------------------------------------------------------------------------------------------------------
All Shareholders               N/A          N/A         N/A        N/A     0  $2,679,183,363 $6,789,576,668
-----------------------------------------------------------------------------------------------------------
All Optionees Receiving
 Triannual Option Grants   3,006,383      100.00       42.375-    2006     0  $   84,845,078 $  215,014,086
                                                       56.875
-----------------------------------------------------------------------------------------------------------
Optionee Gain as % of
 All Shareholder Gain         N/A           N/A         N/A       N/A     N/A     3.17%         3.17%
-----------------------------------------------------------------------------------------------------------

(/1/) All material terms of the Triannual Options granted in 1996 are as follows: Triannual Options are granted at the fair market value of a share on the date of grant. If the annual return on equity for the CNG System for the three-year period ended December 31, 1998 is (i) less than 11.3%, all of the Triannual Options will be exercisable on March 1, 1999, after which they will expire, (ii) at least 11.3% but less than 11.7%, one-half of the Triannual Options will be exercisable on March 1, 1999, after which they will expire, and one-half of the Triannual Options will vest and have an exercise period extending from March 1, 1999 until January 2, 2006, and
      (iii) at least 11.7%, all of the Triannual Options vest and will have an exercise period extending from March 1, 1999 until January 2, 2006. Options expire at the earlier of the expiration date of the option or, three years following separation from employment due to retirement, one year after separation from employment due to death or permanent disability or three months after separation from employment for any other reason. Grants of Triannual Options are based upon an executive's level within the Company.
(/2/) Based on actual option term (10-year) and annual compounding at rates shown. The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without stock price appreciation, which will benefit all shareholders commensurately. A 0% gain in stock price appreciation will result in 0 dollars for the optionees. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(/3/) Mr. Best resigned from the Company on March 8, 1997, options granted in
      1996 were forfeited.
-------------------------------------------------------------------------------

The following table sets forth information with respect to the named Executive Officers concerning the exercise of options during the last fiscal year of the Company and unexercised options held as of the end of the fiscal year.

AGGREGATED NON-QUALIFIED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1996, YEAR-END NON-QUALIFIED STOCK OPTION VALUES
-------------------------------------------------------------------------------

                                          Number of Shares        Value of Unexercised,
                                       Underlying Unexercised     In-the-Money Options
              Shares                  Options Held at Year-End      at Year-End(/2/)
            Acquired On     Value     ------------------------- -------------------------
Name         Exercise   Realized(/1/) Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------
R. W.
 Best             0        $    0            0             0    $        0   $        0
G. A.
 Davidson,
 Jr.              0             0       84,396       122,380     1,093,918    1,952,591
H. P.
 Riley            0             0            0         7,755             0      118,264
D. M.
 Westfall         0             0        8,821        17,859       109,051      299,158
S. E.
 Williams       274         5,514       15,194        31,987       180,871      509,882

----------------
(/1/) Market value of underlying shares at time of exercise minus the exercise price.
(/2/) Market value of underlying shares at year-end market price of $55.25 per share minus the exercise price.
-------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR
In 1996, Restricted Stock Awards were granted in the following amounts to:
Messrs. Best, 7,000; Davidson, 14,000; Riley, 5,100; Westfall, 5,100 and Williams 3,800. Restrictions on this award lapse on March 1, 1999. Dividends are paid on the shares from the date of the grant. Restricted Stock Awards are based on an individual's level of responsibility. Also, in 1996, Performance Restricted Stock Awards were granted in the following amounts to: Messrs. Best, 33,521; Davidson, 70,000; Riley, 26,300; Westfall 26,300 and Williams 19,500. Subject to achievement of performance levels described in the Compensation and Benefits Committee report, restrictions on this award lapse on March 1, 1999, and once vested, the shares must be held until March 1, 2001. Dividends on the shares are held by the Company from the date of the grant, subject to the achievement of performance levels. Performance Restricted Stock Awards are based on an individual's level of responsibility.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS
Messrs. Davidson, Riley, Westfall and Williams entered into agreements with the Company dated December 12, 1995, and Mr. Best entered into an agreement with the Company dated January 1, 1996, that have provisions which become operative upon a defined change of control of the Company. Such agreements preserve for three years following a change of control the annual salary levels and employee benefits as are then in effect for these executives and provide that, in the event of certain terminations of employment, these executives shall receive severance payments equal to 2.99 times their respective annual compensation prior to severance. The agreements also provide for the Company to reimburse the employee for the payment of certain excise taxes and for a related tax gross-up payment, if any, payable in connection with compensation paid under such agreement.

COMPENSATION AND BENEFITS COMMITTEE REPORT

SUMMARY
The Company's executive compensation programs are administered by the Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is composed of five non-employee Directors. The Committee reviews and approves all issues pertaining to executive compensation. Total compensation is designed in relationship to compensation paid by competitor organizations. Base salary and long-term incentive compensation are targeted to median market levels and short-term incentive compensation is goal-based and structured to be comparable to that paid by competitor organizations. The objective of the Company's three compensation programs (base salary, short-term incentive and long-term incentive) is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders.
Competitor organizations are defined annually as part of the compensation administration process and include fully integrated natural gas companies as well as broader industry comparatives, e.g., comparably sized general industrial companies and, where appropriate, specific energy companies.

BASE SALARY
The level of base salary paid to executives for 1996 was determined on the basis of performance and experience. The Company measures or identifies its base salary structure by range midpoints in comparison to base salaries offered by competitors. Salary levels are targeted to, and in 1996, correspond to the median range of compensation paid by competitor organizations. These are not the same companies that comprise the Value Line Natural Gas Diversified Industry Index shown on the shareholder return performance presentation. The specific competitive marketplace that the Company and its subsidiaries use in base salary analysis is determined based on the nature and level of the positions being analyzed and the labor markets from which individuals would be recruited. The Committee also considered the competitiveness of the entire compensation package in its determination of salary levels.

SHORT-TERM INCENTIVE COMPENSATION
Short-term incentive compensation plans are used at both CNG Corporate and Business Segment levels. The appropriateness of applying an incentive compensation arrangement to any given position is determined based on the nature of the position, its potential for contribution and the then-current competitive environment. Short-term incentive opportunity is structured so that awards are competitive at a level commensurate with the performance level achieved by the Company with consideration for the employee's performance and level of responsibility. The short-term incentive plan has threshold, target and maximum bonus levels for the various executive levels based on competitive data. For the named Executive Officers, the threshold bonus level is 18% to 24% of base pay, the target bonus level is 45% to 60% of base pay, and the maximum bonus level is 63% to 84% of base pay. At the executive level, the primary form of short-term incentive compensation is a cash bonus pool arrangement, for which all employees on the Company's system executive payroll are eligible.
  Individual Business Segment Pools and a CNG Corporate Pool are established if the Business Segments and the CNG System attain certain levels of performance. The Business Segment Pools are calculated as a percent of the eligible base payroll using the weighted differential between established Business Segment goals and actual performance. The CNG Corporate Pool is calculated as a percent of eligible base payroll, using the weighted differential between CNG System goals and actual performance and CNG Corporate's ability to control its operating expenses.
  Executives participate in the bonus pools with payout opportunities determined by actual individual performance and the level of responsibility within their respective Business Segments and within the CNG System. A pool will not be established at Corporate unless 95% of the net income goal is achieved for the CNG System, or for a Business Segment if 85%-95% of the net income goal is not achieved. If the net income threshold is achieved and the total weighted average achievement for all goals is 85%, threshold bonus pools are created; at 100% of goal, target bonus pools are created; and, at 115% or greater of goal achievement, maximum bonus pools are created. At less than the threshold level, there are no bonus pools. The performance measures for the CNG Corporate Pool (weighted as indicated) are based on the System's return on equity vs. peers (20%), System net income (40%), CNG Corporate controllable operations and maintenance expenses (25%), and System net cash flow (15%), with specific performance goals established based on the Company's annual long-range forecast, actual prior year performance and business plan objectives. Performance targets are set to meet or exceed the performance of peer companies. The performance measures for each Business Segment (weighted as indicated) are: for the Distribution Group companies, Segment net income (50%), Segment cash flow (10%), and Segment controllable operations and maintenance expenses (40%); CNG Transmission Corporation, net income

(50%), cash flow (10%) and controllable operations and maintenance expenses (40%); for CNG Energy Services Corporation, net income (100%); and CNG Producing Company, net income (40%), cash flow (15%), full-cycle finding and development costs (20%), and controllable operations and maintenance expenses (25%). For the last fiscal year, CNG Corporate achieved 111.2% of its goals, the Distribution Group Segment achieved 99.5% of its goals, CNG Transmission achieved 115.0% of its goals, CNG Producing achieved 115.0% of its goals and CNG Energy Services did not achieve its goal, at least at the threshold level. Based on 1996 performance, the following bonus pools were established: CNG Corporate, $3,252,790; Distribution Group Segment, $1,214,671; CNG Transmission, $1,065,834; CNG Producing, $880,719 and no bonus pool was established for CNG Energy Services.

LONG-TERM INCENTIVE COMPENSATION
Long-term incentive compensation plans are limited to only those employees who are in positions which can affect the long-term success of the Company, including both the establishment and execution of the Company's business strategies. Through 1996, the 1991 Stock Incentive Plan and the 1995 Stock Incentive Plan have been the principal methods for providing long-term incentive compensation, and compensation thereunder principally takes the form of Non-Qualified Stock Option grants and Restricted Stock Awards. The purposes of long-term incentive compensation are to: (i) focus key executives' efforts on performance that will increase the value of the Company to its shareholders; (ii) align the interests of management with those of the shareholders; (iii) provide a competitive long-term incentive and capital accumulation opportunity; and (iv) provide a retention incentive for selected key executives.
  The Committee's review in 1995 of the Company's total executive compensation package indicated that the Company's long-term incentive compensation program was significantly below that of comparable employers. In addition, the Committee desired to strengthen the link between improvement in shareholder return and the exercisability of stock options and the vesting of restricted shares issued under the Company's long-term incentive programs. As a result, the Committee has adopted the Long-Term Strategic Incentive Program and the Long-Term Capital Accumulation Program.
  Under the Long Term Strategic Incentive Program, executives who are driving the strategy of the Company are granted Performance Restricted Stock Awards ("Performance Shares") and Triannual Non-Qualified Stock Options ("Triannual Options") in amounts which are intended to be competitive with comparable employers. Executives who are responsible for strategy implementation are granted Triannual Options in amounts which are intended to be competitive with comparable employers. Grants under the Long-Term Strategic Incentive Program are to be made every three years, with the first such grants having been made on January 2, 1996.
  Performance Shares granted under the Long-Term Strategic Incentive Program to an executive will vest or be forfeited after a three-year performance period based upon the System's attainment of return on equity targets. With respect to those executives employed within a business unit of the Company, both the CNG System return on equity target and objective success goals for the executive's business unit under an integrated three-year plan must be achieved for vesting to occur. For Performance Shares granted on January 2, 1996, which are subject to achievement of the CNG System return on equity targets, if the average annual return on equity for the System for the three-year period ended December 31, 1998 is (i) less than 11.3%, no Performance Shares will vest, (ii) at least 11.3% but less than 11.7%, one-half of such Performance Shares will vest on March 1, 1999, and (iii) if at least 11.7%, all such Performance Shares will vest on March 1, 1999. The Performance Shares that were granted on January 2, 1996 are also subject to the achievement of business unit success goals and will be forfeited or will vest all or in part on March 1, 1999, depending upon whether business unit success goals have been met. The Committee reserves the right to reduce the number of Performance Shares that vest based on factors that it deems appropriate. Executives will not receive dividends on Performance Shares until they have vested, at which time, dividends otherwise payable prior to the vesting date will be paid to the executive without interest. Executives may vote Performance Shares until they are forfeited.
  Triannual Options granted on January 2, 1996, pursuant to the newly established Long-Term Strategic Incentive Program are granted at the fair market value of a share on the date of grant. If the annual return on equity for the CNG System for the three-year period ended December 31, 1998 is (i) less than 11.3%, all of the Triannual Options will be exercisable on March 1, 1999, after which they will expire, (ii) at least 11.3% but less than 11.7%, one-half of the Triannual Options will be exercisable on March 1, 1999, after which they will expire, and one-half of the Triannual Options will vest and have an exercise period extending from March 1, 1999 until January 2, 2006, and (iii) at least 11.7%, all of the Triannual Options vest and will have an exercise period extending from March 1, 1999 until January 2, 2006. Options expire at the earlier of (a) the expiration date of the option or (b)
(1) three years following separation from employment due to retirement, (2) one year after separation from employment due to death or permanent disability or (3) three months after separation from employment for any other reason. Grants of Triannual Options are based upon an executive's level within the Company. The Company generally intends to make grants under the Long-Term Strategic Incentive Program every three years; however, executives that are hired or promoted during the three-year performance period will receive a pro-rated grant of Triannual Options.
  Restricted Stock was granted January 2, 1996, to the executives who are driving the strategy of the Company under the Long-Term Capital Accumulation Program and such stock will vest March 1, 1999. Once vested, taxes will be payable by the executive and the executive must then hold the net shares, after taxes are paid by withholding a portion of the shares, until March 1, 2001. Restricted Stock Awards are based on an individual's level of responsibility.
  Under the Long-Term Capital Accumulation Program on January 2, 1996, employees who are responsible for implementing the strategy were granted Annual Non-Qualified Stock Options. These options are granted at the fair market value of a share on the date of grant of the option. The option expires on the tenth anniversary of the grant date and is exercisable in installments of up to 25% of the shares on or after the second, third, fourth and fifth anniversaries of the grant. If an employee retires, he or she has three years to exercise vested options. If an employee dies or becomes disabled, he or she, or the executor of his or her estate, has one year to exercise vested options. If an employee leaves due to involuntary separation, he or she has three months to exercise vested options. Subject to the vesting schedule, options are exercisable from time to time up to the expiration date. Annual Non-Qualified Stock Option grants are based on an individual's level of responsibility.

COMPENSATION CONSULTANT
The Committee utilizes the services of an independent compensation consultant to assess market relativity of the executive compensation packages. Consistent with the Company's compensation philosophy, adjustments are made to any executive compensation components necessary to achieve levels of compensation at the median market position.

TAX MATTERS
Effective for the tax-year ended December 31, 1994, Section 162(m) of the Internal Revenue Code places certain limits on the deductibility of non-performance based executive compensation. It is the policy of the Company to preserve the tax deductibility of compensation to the extent that it is in the best interest of the Company. Current and anticipated levels of executive compensation do not subject the Company to the limitations under Section 162(m).

CEO'S COMPENSATION
Mr. Davidson's compensation for 1996 was determined in the general context of the programs described above. Mr. Davidson's 1996 incentive compensation goals were based in part on the following measures of the Company's performance (weighted as shown): System net income (20%), System cash flow (defined as cash flow from operations less dividends) (5%), return on equity (compared to peer companies) (10%), System controllable operations and maintenance expense (10%), credit rating of the Company's long-term debt (10%), price to earnings ratio (compared to published summary data) (10%), and the continued improvement in System exploration and production financial performance (15%). In addition, Mr. Davidson's 1996 incentive compensation goals were based upon his support for CNG Energy Services Corporation to ensure its success in 1996 (10%), development of a slate of potential acquisitions and divestitures (5%,) and discretion of the Committee (5%). Mr. Davidson's threshold bonus level is 24% of base pay, his target bonus level is 60% of base pay and his maximum bonus level is 84% of base pay. Based on the above criteria, the Committee awarded $360,000 in short-term incentive compensation to Mr. Davidson for 1996.

                                                         S. A. Minter, Chair
                                                         J. W. Connolly
                                                         P. E. Lego
                                                         M. A. McKenna
                                                         L. Wyse

SHAREHOLDER RETURN PERFORMANCE PRESENTATION
Set forth below is a line graph comparing the yearly cumulative total shareholder return on CNG's Common Stock against the cumulative total return of the S&P 500 Stock Index and the Value Line Natural Gas Diversified Industry Index for the period of five years commencing December 31, 1991, and ended December 31, 1996.
  The Value Line Index includes Burlington Resources, Cabot Oil & Gas,
Coastal Corporation, Columbia Gas System, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Enron Corp., ENSERCH Corporation, Equitable Resources, Inc., KN Energy, Inc., National Fuel Gas, NorAm Energy, PanEnergy Corp, Questar Corporation, Seagull Energy Corporation, Sonat Inc., Southwestern Energy, Valero Energy Corp. and Williams Companies.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*



                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG CNG, S&P 500 INDEX AND VALUE LINE INDEX

Measurement period                               S&P 500             VALUE LINE
(Fiscal year Covered)          CNG                INDEX                INDEX
---------------------        --------            -------             ----------
Measurement PT -
                             $100                $100                $100
FYE  12/31/92                $110                $108                $114
FYE  12/31/93                $119                $118                $134
FYE  12/31/94                $ 94                $120                $122
FYE  12/31/95                $126                $165                $166
FYE  12/31/96                $159                $203                $216


*Assumes $100 investment on December 31, 1991, and reinvestment of dividends.

NON-EMPLOYEE DIRECTORS' COMPENSATION
Non-employee Directors are currently paid a $24,000 annual retainer, a $2,000 per diem fee for attending each Board meeting, including all Board Committee meetings held in conjunction with such Board meeting, and a $1,000 per diem fee for participating in telephonic Board or Board Committee meetings. Committee Chairpersons receive an additional annual fee of $3,000.
  Directors may elect to defer receipt of these payments until after retirement from the Board. Such payments are deferred in the form of cash credits or Consolidated Natural Gas Company Common Stock credits. Such stock credits are valued as Common Stock equivalents equal to the number of shares that could have been purchased at the closing price on the date the compensation was earned. As of the date any dividend is paid on the Company's Common Stock, a credit is made to each participant's deferred account equal to the number of shares of Common Stock that could have been purchased on such date with the dividend paid. Amounts deferred in the form of cash credits earn interest, compounded quarterly, at a rate equal to the closing prime commercial rate at The Chase Manhattan Bank N.A. on the last day of each quarter. Payments are made in cash, in a lump sum or in annual installments over a period not exceeding ten years. The entire undistributed deferred amount will be distributed in a lump sum upon a participating Director's death.

Effective January 1, 1997, subject to shareholder approval of the 1997 Stock Incentive Plan, Directors will receive an annual grant of 200 shares of the Company's Common Stock, par value $2.75 per share, subject to restrictions or the same amount of Consolidated Natural Gas Company Common Stock credits and options on 1,000 shares of the Company's Common Stock. Such grants are to be made on the date of the Annual Meeting of Stockholders. Newly elected
Directors will receive an initial grant of 400 shares of the Company's Common Stock, par value $2.75 per share, subject to restrictions or the same amount of Consolidated Natural Gas Company Common Stock credits and options on 2,000 shares of the Company's Common Stock. Such grants are to be made on the date of the Director's election to the Board. The restrictions on such stock shall lapse in 25% installments on the anniversary date of each grant or shall lapse in total upon the Director's retirement at age 70 or the Director's ceasing to serve due to death or disability. The Consolidated Natural Gas Company Common Stock credits are described above.
  It is intended that no further annual grants will be made under the Non-Employee Directors' Restricted Stock Plan. From 1994 to 1996, non-employee Directors received an annual grant of 100 shares of the Company's Common
Stock, par value $2.75 per share, subject to restrictions. Such grants were made on the date of the Annual Meeting of Stockholders. The restrictions on such stock shall lapse in 25% installments on the anniversary date of each grant or shall lapse in total upon the Director's retirement at age 70 or the Director's ceasing to serve due to death or disability.
  Effective January 1, 1997, the Board of Directors voted to terminate the post-retirement retainer for newly elected non-employee Directors. In the past, the annual retainer paid to non-employee Directors, as set by the Board of Directors from time to time, was continued to be paid for life to each non-employee Director retired at age 70, or at an earlier age due to disability, provided the non-employee Director served a minimum of four years and agreed to be generally available as a consultant. Current Directors may elect to waive the post-retirement retainer and receive shares of Restricted Company Stock or Consolidated Natural Gas Company Common Stock credits in an amount equal to the present value of the expected post-retirement retainer. Payments under the continued post-retirement retainer arrangement cease at the death of the Director.
  Employee Directors do not receive any compensation for service as Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 1996, the following Directors served as members of the Compensation and Benefits Committee: S. A. Minter, Chair, J. W. Connolly, P. E. Lego, M. A. McKenna and L. Wyse.
  The Company has Credit Agreements totaling $775 million with a group of banks. Each participating bank is compensated with a fee of .06% on its respective commitment amounts.
  Currently, PNC Bank, Pittsburgh, Pennsylvania, the subsidiary of PNC Bank Corp., of which Messrs. Davidson and Simmons are Directors, provides a commitment of $100 million under the Credit Agreements. Mellon Bank, N.A., Pittsburgh, Pennsylvania, of which Mr. Connolly is a Director, provides a commitment of $100 million under the Credit Agreements. Society National Bank, Cleveland, Ohio, the subsidiary of KeyCorp (formerly Society Corporation), of which Mr. Minter is a Director, provides a commitment of $90 million under the Credit Agreements. There were no borrowings under these agreements in 1996.
  The Company has, since 1977, retained Wyse Advertising, Inc., of which Ms. Wyse is the President and a principal stockholder. Wyse Advertising plans, creates, writes and designs media communications at commission rates and billing practices which are comparable to such rates and practices charged by non-affiliated firms. During 1996, the Company paid aggregate commissions of $865,412 to Wyse Advertising.

BENEFIT PLANS

LIFE INSURANCE AND RELATED BENEFIT PLANS
The Company maintains a program composed of Split Dollar Life Insurance Plans and Supplemental Death Benefit Plans for employees on the executive payroll of the Company and its subsidiaries, as well as non-employee Directors, which provides death benefits to beneficiaries of those individuals. There were 141 eligible employees on December 31, 1996, and 89 were participating. Five non-employee Directors were also participating. The plans are under the general supervision of the Compensation and Benefits Committee of the Board. Continuation of the plans beyond retirement requires the Committee's approval. The costs for the Split Dollar Life Insurance Plans are shared by the Company and the participants. Each year an employee participant pays a premium based on age and amount of individual coverage, which is approximately twice annual salary. Each year Director participants pay a premium based on age and amount of individual coverage. The Company pays all additional premiums and expects to receive proceeds approximately equal to its investment in the policy through the total coverage exceeding the participant's individual coverage. The Supplemental Death Benefit Plans provide for payments to a deceased participant's beneficiaries over a period of years.

RETIREMENT PROGRAMS
A non-contributory Pension Plan is maintained for employees who are not represented by a recognized union, including Officers of the Company and its subsidiaries. On December 31, 1996, all 2,861 eligible employees of the Company and its subsidiary companies were participating in the Pension Plan.
  The Company also maintains an unfunded Short Service Supplemental Retirement Plan for certain management employees whose commencement of service with the Company occurred after the employee had acquired experience of considerable value to the Company and who will have less than 32 years of service at normal retirement.
  The following table illustrates maximum annual benefits--including any supplemental payment described above but before being reduced by the required offset--at normal retirement date (age 65) on the individual life annuity basis for the indicated levels of final average annual salary and various periods of service.

PENSION PLAN TABLE
-------------------------------------------------------------------------------

                          Annual Pension Benefit for Years of Service Indicated
                          ------------------------------------------------------
Average Annual Salary            15         20         25         35         40
--------------------------------------------------------------------------------
$100,000................. $   34,000 $   45,300 $   55,000 $   59,500 $   68,000
 150,000.................     51,000     68,000     82,500     89,300    102,000
 200,000.................     68,000     90,700    110,000    119,000    136,000
 250,000.................     85,000    113,300    137,500    148,800    170,000
 300,000.................    102,000    136,000    165,000    178,500    204,000
 350,000.................    119,000    158,700    192,500    208,300    238,000
 400,000.................    136,000    181,300    220,000    238,000    272,000
 450,000.................    153,000    204,000    247,500    267,800    306,000
 500,000.................    170,000    226,700    275,000    297,500    340,000
 550,000.................    187,000    249,300    302,500    327,300    374,000
 600,000.................    204,000    272,000    330,000    357,000    408,000
 650,000.................    221,000    294,700    357,500    386,800    442,000
 700,000.................    238,000    317,300    385,000    416,500    476,000
--------------------------------------------------------------------------------

  The 1996 salaries, projected service to age 65, and estimated annual retirement benefits on the individual life form of annuity, assuming continuation of their December 1996 salaries until age 65 for each of the individuals in the Summary Compensation table, are as follows:

ESTIMATED ANNUAL RETIREMENT BENEFITS
-------------------------------------------------------------------------------

                                       Years of    Years of   Estimated Annual
                             1996     Service at    Service  Retirement Benefits
Name(/1/)                   Salary   Year-End 1996 at Age 65      at Age 65
--------------------------------------------------------------------------------
G. A. Davidson, Jr........ $598,750        30          37         $377,377
H. P. Riley...............  256,250         1           6           38,193
D. M. Westfall............  217,050        27          43          155,486
S. E. Williams............  240,900        22          39          155,800

-------------
(/1/)Mr. Best resigned from the Company on March 8, 1997 and accordingly is not mentioned in this table.
-------------------------------------------------------------------------------
The Company also maintains a Supplemental Retirement Benefit Plan under which payments may be made, at the sole discretion of the Compensation and Benefits Committee of the Board, to individuals comprising the executive payroll. As of December 31, 1996, there were 141 potentially eligible employees. The decision to grant a Supplemental Retirement Benefit is based on a review of the retiring employee's total available benefits. Payments under such plan during 1996 amounted to $431,500. The maximum annual supplemental annuity under this plan is 10% of an individual's final average annual salary. Assuming continuation of their December 1996 salaries until age 65, the individuals named in the Summary Compensation table would be eligible to receive the following maximum annual supplemental retirement benefits: Mr. Davidson, $60,490; Mr. Riley, $25,750; Mr. Westfall, $22,080 and Mr. Williams, $24,340.
  The benefits described above have not been reduced by the limitations imposed on qualified plans by the Internal Revenue Code. As permitted by the Internal Revenue Code, the Board of Directors has adopted a policy whereby supplemental payments may be made, as necessary, to maintain the benefit levels earned under the benefit plans.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
Based on the Company's review of copies of all Section 16(a) forms filed by the Officers and Directors of the Company, the Company believes that in 1996 there was compliance with all filing requirements applicable to its Officers and Directors, except that one report covering an 864-share sale transaction for Mr. Robert M. Sable, Jr., Treasurer, was filed late.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP has audited the accounts of the Company and its subsidiaries since 1943. On recommendation of the Audit Committee, the Board of Directors has, subject to ratification by the stockholders, appointed Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 1997. Audit fees to Price Waterhouse LLP in 1996 incurred by the Company and its subsidiaries were approximately $1,396,900. A representative of Price Waterhouse LLP will be present at the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so. Accordingly, the following resolutions will be offered at the Meeting:
  RESOLVED, That the appointment, by the Board of Directors of the Company, of Price Waterhouse LLP to audit the accounts of the Company and its subsidiary companies for the fiscal year 1997, effective upon ratification by the stockholders be, and it hereby is, ratified; and
  FURTHER RESOLVED, That a representative of Price Waterhouse LLP shall attend the next Annual Meeting and any special meetings of stockholders that may be held in the interim.

VOTE NEEDED FOR APPOINTMENT OF INDEPENDENT ACCOUNTANTS
An affirmative vote of the holders of a majority of the Company's Common Stock, represented in person or by proxy and entitled to vote at the Meeting, is necessary for ratification. If the stockholders do not ratify the appointment of Price Waterhouse LLP, the selection of independent accountants will be reconsidered by the Audit Committee and the Board of Directors.

BOARD RECOMMENDATION
The Board recommends that stockholders vote FOR Proposal 2, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 3
STOCK INCENTIVE PLAN

There will be presented to the Meeting a proposal to adopt the 1997 Stock Incentive Plan.

INTRODUCTION
On December 10, 1996, the Board of Directors of the Company adopted the 1997 Stock Incentive Plan (the "Plan") subject to stockholder approval. The Plan provides for awards to Directors, key employees, including Officers and Directors who are also employees of the Company and its subsidiaries and affiliated companies ("Affiliates"). It is estimated that approximately 400 individuals are currently eligible for consideration as participants in the Plan. The purposes of the Plan are to attract and retain Directors and key employees, to reward employees for superior performance and to strengthen the mutuality of interests between Directors, employees and the Company's shareholders. The Plan is designed to meet these purposes by providing Directors and employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company in order to provide such Directors and employees with additional motivation to continue in the Company's employ and to further its profitable growth. The Plan, if adopted by the stockholders, will become effective as of January 1, 1997, and will replace the Company's existing 1991 Stock Incentive Plan, the 1995 Stock Incentive Plan, and the Company's Non-Employee Directors' Restricted Stock Plan, and no further awards will be made under such plans. The Plan was devised to restructure the existing Stock Incentive Plan and will provide the Board with greater flexibility to address the compensation needs of the Company. A full copy of the Plan is attached as Exhibit A to the Proxy Statement. The major features of the Plan are summarized below and such summary is qualified in its entirety by reference to the Plan.

SUMMARY OF AWARDS UNDER THE PLAN
GENERAL. The maximum number of shares of Common Stock available for issuance under the Plan in each calendar year during which the Plan is in effect shall equal 1.1% of the total number of issued and outstanding shares of Common
Stock as of the first day of each such year plus the number of any shares which are reserved but not then subject to grants under the Company's 1991
Stock Incentive Plan, or the 1995 Stock Incentive Plan or the Non-Employee Directors' Restricted Stock Plan (the "Existing Plans") as of the date this
Plan is approved by stockholders. As of January 1, 1997, there were 94,933,631 shares of Common Stock issued and outstanding. Therefore, 1,044,270 shares (1.1%) would be available for issuance in calendar year 1997 under the Plan, if the Plan is approved by the stockholders; as of February 28, 1997, there are 3,730,203 shares which are reserved but not subject to grants under the Company's Existing Plans which will also be available for issuance under the Plan. In no event, however, shall more than 4,000,000 shares of Common Stock be cumulatively available under the Plan for awards of Incentive Stock Options under the Plan.
  The Plan limits the number of shares with respect to which Options or Stock Appreciation Rights may be granted during a calendar year to any individual participant to 900,000 shares. The stock issuable under the Plan may be authorized and unissued shares or treasury shares, including shares repurchased by the Company for purposes of the Plan. If any shares subject to any award are forfeited or payment is made in the form of cash, cash equivalents or property other than shares, or the award otherwise terminates without payment being made to the participant in the form of shares, the shares subject to such awards will again be available under the Plan. At February 28, 1997, the last reported sale price of the Company's Common Stock on the New York Stock Exchange was $51.00 per share.
  The Plan will be administered by the Compensation and Benefits Committee of the Board of Directors (the "Committee"), the members of which are eligible for awards under the Plan (See Directors Compensation). The Committee is authorized to designate participants, determine the types and number of awards to be granted, set the terms, conditions and provisions of awards, cancel or suspend awards, prescribe forms of award agreements, interpret the Plan, establish, amend and rescind rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable to the administration of the Plan.
  The Plan permits the granting of any or all of the following types of awards: (i) stock options including Incentive Stock Options ("ISOs"), (ii) Stock Appreciation Rights ("SARs"), (iii) Restricted Stock, (iv) Deferred Stock, (v) Performance Awards conditioned upon meeting performance criteria, (vi) Dividend Equivalents, and (vii) other awards denominated or payable in, or valued in whole or in part by reference to, or otherwise based on or related to, Common Stock or other securities of the Company. Generally, awards under the Plan are granted for no consideration other than prior and future services. Awards granted under the Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for any other award under the Plan or other plan of the Company or of an Affiliate. If an award is granted in substitution for another award, the participant must surrender such other award in consideration of the grant of the new award. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

STOCK OPTIONS AND SARS. The Committee is authorized to grant to participants stock options, including ISOs and SARs, entitling the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The purchase price per share of stock subject to a stock option and the grant price of an SAR is determined by the Committee but may not be less than the fair market value of the stock on the date of grant. The term of each option or SAR is fixed by the Committee. Such awards are exercisable at such time or times in whole or in part as determined by the Committee, except that ISOs or SARs granted in tandem therewith may not be exercised after the expiration of ten years from the date granted. Options may be exercised by payment of the purchase price in cash, stock, outstanding awards or other property or any combination thereof having a fair market value equal to the exercise price as the Committee determines. Methods of exercise and settlement and other terms of the SARs will be determined by the Committee.

RESTRICTED AND DEFERRED STOCK. The Committee may award Restricted Stock, generally consisting of shares which may not be disposed of by participants until certain restrictions established by the Committee lapse. Such restrictions may lapse in whole or in installments as the Committee determines. A participant receiving Restricted Stock will have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends unless the Committee otherwise determines. The Committee may also make Deferred Stock awards, generally consisting of a right to receive shares at the end of specified deferral periods. Awards of Deferred Stock are subject to such limitations as the Committee may impose, which limitations may lapse at the end of the deferral period in installments or otherwise. Deferred Stock awards carry no voting or dividend rights or other rights associated with stock ownership. Upon termination of employment during the restriction or deferral period, Restricted or Deferred Stock will be forfeited subject to such exceptions, if any, as are authorized by the Committee. The maximum number of shares of Restricted Stock which may cumulatively be issued under the Plan shall be three percent (3%) of the number of shares of Common Stock issued and outstanding.

PERFORMANCE AWARDS. The Committee may make awards which confer upon a participant rights, valued as determined by the Committee and payable to or exercisable by the participant based on the attainment of certain performance objectives. Under this provision of the Plan, the Committee selects one or more periods during which performance criteria established by the Committee are measured for the purpose of determining the extent to which a Performance Award has been earned. Participants earn the right to the Performance Awards by achieving the performance targets established for such awards. Performance Awards may be denominated or payable in cash, deferred cash, Common Stock or other awards or other property as determined by the Committee.

DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents conferring on a participant the right to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents. Dividend Equivalents may be paid directly to a participant or may be reinvested under the Plan.

OTHER STOCK-BASED AWARDS. In order to enable the Company to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to securities of the Company. The Committee determines the terms and conditions of such awards, including consideration paid for awards granted as purchase rights (which consideration generally may not be less than the fair market value of a share on the date the purchase right is granted).

PAYMENT AND DEFERRAL OF AWARDS. Awards may be settled in cash, stock, other awards or other property, at the discretion of the Committee. The Committee may require or permit participants to defer the distribution of all or part of an award in accordance with such terms and conditions as the Committee may establish. The Plan authorizes the Committee to place shares or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the Plan. The Committee may condition the payment of an award on the withholding of taxes and may provide that a portion of the stock or other property to be distributed will be withheld to satisfy such tax obligations.

LIMITATIONS OF AWARDS. Awards granted under the Plan may not be pledged or otherwise encumbered by a participant. Unless otherwise determined by the Committee, no awards are assignable or transferable by a participant except by will or by the laws of descent and distribution, except to the Company or an Affiliate under the terms of the Plan. Each award will be exercisable during the participant's lifetime only by the participant, or if permitted by the Committee, a participant may, in the manner established by the Committee, designate a beneficiary to exercise the participants' rights and receive distributions with respect to an award upon the death of the participant.

ADJUSTMENTS. In the event of any change affecting the shares of Common Stock by reason of any dividend or distribution (whether in cash, Common Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split off, spin off, combination, repurchase or exchange of Common Stock or other securities, or other similar corporate transaction or event, the Committee may make such substitution or adjustment in the aggregate number or kind of shares which may be distributed under the Plan and in the number, kind and exercise, grant or purchase price of shares subject to the outstanding awards granted under the Plan, or make provisions for a cash payment relating to any award, as it deems to be appropriate in order to prevent dilution or enlargement of a participant's rights under the Plan. The Committee is also authorized to make adjustments in the terms and conditions of, and the criteria in, awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate or their financial statements, or changes in applicable laws, regulations or accounting principles.

AMENDMENT TO AND TERMINATION OF THE PLAN
The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of the stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, or if the Board in its discretion determines that obtaining such stockholder approval is advisable. In addition, subject to the terms of the Plan, no amendment or termination of the Plan may materially and adversely affect the rights of a participant under any award granted under the Plan. Unless earlier terminated by the Board, no award may be granted under the Plan after December 31, 2007.

CHANGE OF CONTROL
In the event of a change of control of the Company, all outstanding awards under the Plan, regardless of any limitations or restrictions, become fully exercisable and freed of all restrictions unless otherwise provided by the Committee at the time of grant of the award or unless waived or deferred by a participant. In such event, with certain exceptions, participants may elect to surrender any outstanding award and receive in satisfaction thereof a cash or stock or other payment equal to the value of their outstanding awards based on the "change of control price" (as defined in the Plan) of the shares of the Company subject to the award of the fair market value of any property other than shares of the Company relating to such award, except that with respect to an ISO or an SAR granted in tandem with an ISO the cash payment shall be based on the fair market value of the shares subject to the ISO or SAR on the date on which the Change of Control occurred. For the purposes of the Plan, a Change of Control is deemed to have occurred: (i) upon the acquisition, with certain exceptions, by any person of 20% or more of the Company's outstanding voting securities; (ii) if individuals constituting the Board as of the effective date of the Plan, together with those who first became Directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the Directors then still in office who either were Directors as of the effective date of the Plan or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (iii) with certain exceptions, upon stockholder approval of a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of voting securities, or an acquisition of securities or assets of the Company or consummation of any such transaction if stockholder approval is not required; or (iv) upon stockholder approval of a plan of liquidation or the sale or disposition of substantially all of the Company's assets. Upon the occurrence of a Change of Control, or a Potential Change of Control (as defined by the Plan), the Company is required to fund a trust for the benefit of participants with monies or other property at least equal to the value of all outstanding awards under the Plan.

TAX IMPLICATIONS OF THE PLAN
The Company believes that under present law the following are the federal income tax consequences generally arising with respect to awards granted under the Plan. The grant of an option or SAR (including a stock-based award in the form of a purchase right) will create no income tax consequences for the participant or the Company. A participant will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. Upon exercising an option other than an ISO, a participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable stock acquired on the date of exercise, and upon exercising an SAR, a participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable stock received. Different tax rules may apply with respect to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, when they acquire stock in a transaction deemed to be a nonexempt purchase under that statute. In each case, the Company will be entitled to a deduction for the amount recognized as ordinary income by a participant.
  The treatment to a participant of a disposition of shares acquired upon the exercise of an SAR or option depends on how long the shares have been held, and on whether such shares are acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no income tax consequences to the Company in connection with a disposition of shares acquired under an option except that the Company will be entitled to a deduction (and the employee will recognize ordinary taxable income) if shares acquired under an ISO are disposed of before the applicable ISO holding periods have been satisfied.
  With respect to other awards granted under the Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, a participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. The Company will generally be entitled to a deduction at the same time in the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, a participant must generally recognize ordinary income equal to the fair market value of shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company will generally be entitled to a deduction for the same amount. A participant may elect to be taxed at the time of grant of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture. Such election must be made and filed with the Internal Revenue Service within thirty (30) days of the grant of shares or other property, and also must be filed with the Company.
  Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the
Plan) by a public company to a "covered employee" (the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. [The Company currently intends to structure stock options granted and other awards made under the Plan to comply with an exception to nondeductibility under Section 162(m) of the Code.
  The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Plan. The summary does not address the effects of foreign, state and local tax laws.

VOTE NEEDED FOR APPROVAL OF THE PROPOSAL
Approval of this proposal requires an affirmative vote by the holders of the majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in the tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

BOARD RECOMMENDATION
The Board recommends that stockholders vote FOR Proposal 3, and the accompanying proxy will be so voted unless a contrary specification is made.

PROPOSAL 4
STOCKHOLDER'S PROPOSAL CONCERNING OPTIONS

Robert W. Moulton, 9460 Doral Drive, Pittsburgh, Pennsylvania, who owns 128 shares of the Company's Common Stock, has submitted the resolution set forth below for inclusion in this Proxy Statement for the Company's 1997 Annual Meeting of Shareholders.

THE STOCKHOLDER'S PROPOSAL
OPTIONS RESOLUTION
"RESOLVED: The Company Directors consider the discontinuance of all options, rights, etc. after termination of existing agreements with management and Directors. This does not include other employees of the company."

THE STOCKHOLDER'S SUPPORTING STATEMENT
The cost of above is substantial and this is undervaluing our (all shareholders) holdings with each issuance.

MANAGEMENT'S COMMENTS
This proposal calls for the Company to discontinue the practice of granting stock options to management and Directors. Management strongly believes that discontinuing this practice would not be in the interests of the stockholders. The Company grants stock options to key employees to encourage and facilitate the employees' personal ownership of the Company's Common Stock. When granted, each stock option has an exercise price equal to the market price of the stock. For an option to be of value to the employee, the market price of the Common Stock must increase. This directly aligns the financial interests of key employees with those of the stockholders, which helps to focus employee attention on the strategies and actions needed to create and enhance value for stockholders over the long term. In the Board's view, discontinuing stock option grants would weaken this alignment and not be in the Stockholders' interests.
  At the Company's 1991 Annual Meeting, the stockholders were asked to vote on the 1991 Stock Incentive Plan. One of the components of this Plan is a program of granting stock options to key employees. Over 76% of the votes cast were in favor of the Plan. The Board believes that this vote demonstrates that shareholders strongly support and endorse the making of such grants.

VOTE NEEDED FOR APPROVAL OF THE PROPOSAL
Approval of this proposal requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

BOARD RECOMMENDATION
The Board recommends that stockholders vote AGAINST Proposal 4, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 5
STOCKHOLDER'S PROPOSAL CONCERNING BONUSES

Fred Wilson and Mazie M. Wilson, 3011 N. Miles Drive, Edmond, Oklahoma, who own 200 shares of the Company's Common Stock have submitted the resolution set forth below for inclusion in this Proxy Statement for the Company's 1997 Annual Meeting of Shareholders.

THE STOCKHOLDER'S PROPOSAL
BONUS RESOLUTION
"RESOLVED: That all bonuses in excess of $30,000 for Executive Officers only be approved by the stockholders at the Annual Stockholders Meeting."

THE STOCKHOLDER'S SUPPORTING STATEMENT
It is my opinion that the executives are not justified in receiving the unusually large incentives and bonuses which are apparently awarded by the Board of Directors. It seems that the fine salaries that they already receive should be sufficient justification and incentive for doing a good job. If the executives cannot get along on the fantastic salaries that they are being paid then let them move on to "greener" pastures.

MANAGEMENT'S COMMENTS
This proposal calls for all bonuses in excess of $30,000 for Executive
Officers only be approved by the stockholders at the Annual Stockholders Meeting. Management strongly believes that this practice would not be in the interests of the stockholders.
  The objective of the Company's compensation programs is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders. The opportunity for an Executive Officer to earn a bonus is based on the nature of the position, its potential for contribution, the level of responsibility and the competitive environment.
  A bonus opportunity is established only if the Company attains a certain level of performance. Payments are only made upon the successful achievement of Board Compensation and Benefit Committee approved goals. The achievement of established goals directly aligns the financial interests of Executive Officers and others with those of the shareholders. In management's view, limiting bonuses to below market levels would weaken this alignment and not be in the shareholders' interests.


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

VOTE NEEDED FOR APPROVAL OF THE PROPOSAL
Approval of this proposal requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

BOARD RECOMMENDATION
The Board recommends that stockholders vote AGAINST Proposal 5, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 6
STOCKHOLDER'S PROPOSAL CONCERNING RIGHTS PLAN

Amalgamated Bank of New York, LongView Collective Investment Fund, 11-15 Union Square West, New York, New York, which owns 23,300 shares of the Company's Common Stock, has submitted the resolution set forth below for inclusion in this Proxy Statement for the Company's 1997 Annual Meeting of Shareholders.

THE STOCKHOLDER'S PROPOSAL
SHAREHOLDER RIGHTS PLAN RESOLUTION
"RESOLVED: That the shareholders of Consolidated Natural Gas Company ("CNG" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable."

THE STOCKHOLDER'S SUPPORTING STATEMENT
In 1995, the CNG Board of Directors issued, without shareholder approval, certain shareholder rights (the "rights") pursuant to a shareholder rights plan. We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures shareholders by reducing management accountability and adversely affecting shareholder value.
  The shareholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the Shareholders do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill. Rather, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.
  The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target shareholders. It states that "empirical tests, taken together, show that poison pills are harmful to target shareholders, on net." A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A.
Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.
  We believe that such an important corporate governance practice that can have a significant adverse impact on shareholder value should be eliminated or, at the very least, be voted on by shareholders.
  Last year, 50.8% of the shares that were voted for or against this proposal were cast in favor of the resolution. We therefore submit this shareholder proposal based on our belief that the unilateral and undeniable undemocratic adoption of the rights plan by the Company is unjustified, that the continued existence of such a rights plan by the Company is unjustified and not in the best interests of the shareholders.
  We urge you to vote FOR this resolution!

MANAGEMENT'S COMMENTS
The Board of Directors adopted the shareholder protection rights plan (the "Rights Plan") in 1995 because the Board believed the Rights Plan would better enable the Board to represent the interests of all shareholders in the event of a hostile effort to acquire Consolidated Natural Gas Company and take advantage of its shareholders.
  The Board has considered the arguments of the proponents of this proposal and discussed other companies' experience with similar plans. The Board continues to believe that the Rights Plan serves the interest of the shareholders. If there were an offer to purchase the Company on terms that were unfair to some or all shareholders, the Board believes the Rights Plan would encourage the bidder to negotiate with the Board. The Board also believes that shareholder rights plans have not historically prevented fair bids, but have been a factor in increasing the value paid to shareholders in hostile acquisitions.
  In March and October 1988, Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that companies adopting rights plans do not lessen the value of their stock, and, more importantly, that companies with rights plans received higher takeover premiums than those companies without rights plans. The March 1988 Georgeson study concluded that companies with rights plans received takeover premiums averaging 69% higher than those received by companies not protected by such plans. Similarly, a March 1993 study by Robert Comment and G. William Schwert of the Bradley Policy Research Center, University of Rochester, determined that rights plans do not deter takeovers, Additionally, Comment and Schwert found that rights plans are associated with higher takeover premiums for selling stockholders.
  The Board specifically examined its fiduciary responsibilities under Delaware law when it adopted the Rights Plan in November 1995. It is important to note that the Company's Board is an independent board, consisting of nine outside directors and one inside director. The Board has been comprised primarily of outside directors since 1983, providing further assurance that the Rights Plan will not be used for entrenchment purposes. The Board adopted the Rights Plan with the aim of protecting the interests of all of the shareholders and maximizing the value of their investments in the Company.
  Based on the Board's collective business experience and knowledge of the Company, it believes that the adoption of the Rights Plan was a valid exercise of its fiduciary obligations to all stockholders, and is in accord with the Board's responsibility under Delaware law to manage and direct the management of the Company's business and affairs. The Board does not believe that the Rights Plan will deter an acquisition offer that adequately reflects the underlying value of the Company and that is fair to all stockholders, nor will it deter the initiation of a proxy contest.

VOTE NEEDED FOR APPROVAL OF THE PROPOSAL
Approval of this proposal requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

BOARD RECOMMENDATION
The Board recommends that stockholders vote AGAINST Proposal 6, and the accompanying proxy will be so voted, unless a contrary specification is made.

OTHER MATTERS

PROCEDURE FOR SUBMISSION OF 1998 STOCKHOLDER PROPOSALS
The 1998 Annual Meeting of Stockholders will be held on Tuesday, April 14, 1998. Proposals by stockholders for inclusion in the 1998 Annual Meeting Proxy Statement must be received by the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, prior to November 4, 1997. All such proposals are subject to the applicable rules and requirements of the Securities and Exchange Commission.

OTHER BUSINESS
The Board of Directors does not intend to bring any business before the Meeting other than that listed in the foregoing Notice and is not aware of any business intended to be presented to the Meeting by any other person. Should other matters properly come before the Meeting, the persons named in the accompanying proxy will vote said proxy in such manner as they may, in their discretion, determine.

                                                 /s/ Laura J. McKeown
                                                 Laura J. McKeown
                                                 Secretary

March 21, 1997


NOTE: YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN YOUR PROXY CARD,
     OR ATTEND THE MEETING AND VOTE IN PERSON.

EXHIBIT A
CONSOLIDATED NATURAL GAS COMPANY
1997 STOCK INCENTIVE PLAN

APPENDIX I
CONSOLIDATED NATURAL GAS COMPANY
1996 FINANCIAL STATEMENTS AND NOTES
(ENCLOSED)

                                                                      EXHIBIT A

CONSOLIDATED NATURAL GAS COMPANY
1997 STOCK INCENTIVE PLAN

SECTION  1. Purposes.
            1.01. The purposes of the CNG 1997 Stock Incentive Plan (the "Plan") are to enable Consolidated Natural Gas Company (together with any successor thereto, the "Company"), and its Affiliates to attract and retain key employees and Directors and the best available personnel for positions of substantial responsibility, to reward such employees and Directors for superior performance, and to strengthen the mutuality of interests between such employees and Directors and the Company's shareholders. The Plan is designed to meet this intent by providing such employees and Directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company in order to provide them with additional motivation to continue in the Company's employ and service and to further its profitable growth.

SECTION  2. Definitions; Construction.
            2.01 Definitions. In addition to the terms defined elsewhere in the Plan, the following terms as used in the Plan shall have the following meanings when used with initial capital letters:
            2.01.1. "Affiliate" means any entity other than the Company in which the Company owns, directly or indirectly, at least 20 percent of the combined voting power of all classes of stock of such entity or at least 20 percent of the ownership interests in such entity.
            2.01.2. "Award" means any Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, Performance Award, Dividend Equivalent, or Other Stock-Based Award, or any other right or interest relating to Shares or cash granted under the Plan.
            2.01.3. "Award Agreement" means any written agreement, contract or other instrument or document evidencing an Award.
            2.01.4. "Board" means the Company's Board of Directors.
            2.01.5. "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder.
            2.01.6. "Committee" means the Compensation and Benefits Committee or such other Committee of the Board as may be designated by the Board to administer the Plan, as referred to in Section 3.01 hereof; provided, however, that the Committee shall qualify to administer the Plan as contemplated by Rule 16b-3 of the Exchange Act or any successor and it shall be comprised solely of two or more members of the Board who each qualify as "Outside Directors" for purposes of Section 162(m) of the Code.
            2.01.7. "Common Stock" means the Common Stock, $2.75 par value, and such other securities of the Company as may be substituted for Shares pursuant to Section 8.01 hereof.
            2.01.8. "Deferred Stock" means Shares, granted under Section 6.05 hereof, receipt of which is deferred for a specified deferral period.
            2.01.9. "Disability" means disability as determined under procedures established by the Committee for purposes of the Plan.
            2.01.10. "Dividend Equivalent" means a right, granted under
            Section 6.07 hereof, to receive interest or dividends, or interest or dividend equivalents.
            2.01.11. "Exchange Act" means the Securities Exchange Act of 1934, as amended.
            2.01.12. "Fair Market Value" means, as of any date, with respect to Shares at any time that Shares are listed on the New York Stock Exchange, the closing sale price as of that date or nearest preceding date on which a sale was reported; provided, however, if in a given case the Fair Market Value of Shares is not an even multiple of one dollar, such Fair Market Value may be rounded up or down to a whole number if specified by the Committee; and, with respect to Shares at any time that Shares are not listed on the New York Stock Exchange, or property other than Shares, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee.
            2.01.13. "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto and is expressly designated as an Incentive Stock Option.
            2.01.14. "Option" means a right, granted under Section 6.02 hereof, to purchase Shares or other Awards at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a non-qualified stock option, which is an Option not intended to be an Incentive Stock Option.
            2.01.15. "Other Stock-Based Awards" means a right, granted under
            Section 6.08 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares, Awards valued by reference to the value of securities of or the performance of specified Affiliates, Awards based upon the operation of the cash bonus program including the deferral program and Awards related to such other Company sponsored programs such as but not limited to the System Supplemental Retirement Plan for Certain Management Employees of Consolidated Natural Gas Company and Its Participating Subsidiaries, the Consolidated Natural Gas Company Supplemental Retirement Benefit Plan and the Unfunded Supplemental Benefit Plan for Employees of Consolidated Natural Gas Company and Its Participating Subsidiaries Who Are Not Represented by a Recognized Union.
            2.01.16. "Participant" means a key employee of the Company or any Affiliate and any member of the Board who is granted an Award under the Plan.
            2.01.17. "Performance Award" means a right, granted under Section
            6.06 hereof, to receive Awards based upon performance criteria specified by the Committee.
            2.01.18. "Person" shall have the meaning assigned in the Exchange
            Act.
            2.01.19. "Restricted Stock" means Shares, granted under Section
            6.04 hereof, that are subject to certain restrictions.
            2.01.20. "Rule 16b-3" means Rule 16b-3, as amended from time to time, or any successor to such Rule promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
            2.01.21. "Shares" means the Common Stock of the Company, $2.75 par value, and such other securities of the Company as may be substituted for Shares pursuant to Section 8.01 hereof.
            2.01.22. "Stock Appreciation Right" means a right, granted under
            Section 6.03 hereof, to be paid an amount measured by the appreciation in the Fair Market Value of Shares from the date of grant to the date of exercise.
            Definitions of the terms "Change of Control," "Change of Control Price," "Potential Change of Control," "Related Party" and "Voting Securities" are set forth in Section 9.03 hereof.
            2.02. Construction. For purposes of the Plan, the following rules of construction shall apply:
            2.02.1. The word "or" is disjunctive but not necessarily exclusive.
            2.02.2. Words in the singular include the plural; words in the plural include the singular; and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other and neuter genders.

SECTION  3. Administration.
            3.01. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
                (i)to designate Participants;
                (ii)to determine the type or types of Awards to be granted to each Participant;
                (iii)to determine the number of Awards to be granted, the number of Shares or amount of cash or other property to which an Award will relate, the terms and conditions of any Award (including, but not limited to, any exercise price, grant price or purchase price, any limitation or restriction, any schedule for lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;
                (iv)to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited, exchanged or surrendered;
                (v)to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Committee or at the election of the Participant;
                (vi)to interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
                (vii)to prescribe the form of each Award Agreement, which need not be identical for each Participant;
                (viii)to adopt, amend, suspend, waive and rescind such rules and regulations as the Committee may deem necessary or advisable to administer the Plan;
                (ix)to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, any Award Agreement or other instrument entered into or Award made under the Plan; and
                (x)to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
              Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, Affiliates, Participants, any Person claiming any rights under the Plan from or through any Participant, employees and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to Officers or managers of the Company or of any Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan and, with respect to Participants who are not subject to Section 16 of the Exchange Act, to take such actions and perform such functions under the Plan as the Committee may specify. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any Officer, manager or other employee of the Company or any Affiliate, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Except as may be required under
            Section 7.02, any and all
            powers, authorizations and discretions granted by the Plan to the Committee shall likewise be exercisable at any time by the Board.

SECTION  4. Shares Subject to the Plan.
            4.01. The maximum number of shares of Common Stock in respect for which Awards may be granted under the Plan, subject to adjustment as provided in Section 8.01 of the Plan, in each calendar year during any part of which the Plan is effective shall be one and one-tenth percent (1.1%) of the total issued and outstanding shares of the Common Stock as of the first day of each such year the Plan is in effect, plus any shares which are reserved but not then subject to grants under the Company's 1991 Stock Incentive
            Plan (the "1991 Plan"), the Company's 1995 Employee Stock
            Incentive Plan (the "1995 Plan"), and the Company's Non-Employee Directors' Restricted Stock Plan (the "Directors' Plan") as of the date this Plan is approved by the shareholders of the Company. Any unused portion of the number of shares available for grant hereunder for any calendar year, together with any additional shares that have become available under the 1991 Plan, the 1995 Plan, or the Directors' Plan shall be carried forward and be made available for Awards in succeeding calendar years. Notwithstanding the foregoing, in no event shall more than four million
            (4,000,000) shares of Common Stock be cumulatively available for Awards of Incentive Stock Options under the Plan. The maximum number of shares of Restricted Stock which may cumulatively be issued under the Plan shall be three percent (3%) of the number of shares of Common Stock issued and outstanding; provided, however, that the limitation set forth in this sentence shall not apply with respect to Restricted Stock which vests only after attainment of performance criteria established by the Committee and such performance-based Restricted Stock shall not count toward such maximum.
              For purposes of this Section 4.01, the number of Shares to which an Award relates shall be counted against the number of Shares reserved and available under the Plan at the time of grant of the Award, unless such number of Shares cannot be determined at that time, in which case the number of Shares actually distributed pursuant to the Award shall be counted against the number of Shares reserved and available under the Plan at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the number of Shares reserved and available under the Plan in accordance with procedures adopted by the Committee so as to ensure appropriate counting but avoid double counting; and provided, further, that the number of Shares deemed to be issued under the Plan upon exercise of an Option or an Other Stock-Based Award in the nature of a stock purchase right shall be reduced by the number of Shares surrendered by the Participant in payment of the exercise or purchase price of the Award.
              If any Shares to which an Award relates are forfeited, or
            payment is made to the Participant in the form of cash, cash equivalents or other property other than Shares, or the Award otherwise terminates without payment being made to the Participant in the form of Shares, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, alternative payment or termination, again be available for Awards under the Plan.
              Subject to adjustment as provided in Section 8.01 hereof, the maximum number of Shares with respect to which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant under this Plan shall be 900,000 Shares.
              Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

SECTION  5. Eligibility.
            5.01. Awards may be granted only to individuals who are (i) key employees (including employees who also are Directors or Officers) of the Company or any Affiliate or (ii) members of the Board (whether or not they are also employees of the Company or any Affiliate). In determining the eligibility of an employee to receive an Award, the Committee shall consider the position and responsibilities of the employee being considered, the nature and value to the Company or a Subsidiary of his services and accomplishments, his present and potential contribution to the success of the Company or its Subsidiaries and such other factors as the Committee may deem relevant.

SECTION  6. Specific Terms of Awards.
            6.01. General. Subject to the terms of the Plan and any applicable Award Agreement, Awards may be issued as set forth in this Section
            6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to the terms of Section 10.01), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service on the Board by the Participant. Except as provided in Section 7.01, or as required by applicable law, Awards shall be granted for no consideration other than prior and future services.
            6.02. Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:
                (i)Exercise Price. The exercise price per Share of an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7.01, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option and in no event shall be less than the par value of a Share.
                (ii)Option Term. The term of each Option shall be determined by the Committee.
                (iii)Methods of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, and the form of such payment, including, without limitation, cash, Shares, other outstanding Awards or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, to the extent permitted by law) or any combination thereof, having a Fair Market Value equal to the exercise price.
                (iv)Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all material respects with the provisions of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may only be issued to employees of the Company or a "subsidiary corporation" (within the meaning of Section 424(f) of the Code) of the Company.
            6.03. Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
                (i)Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of a Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before or after the date of exercise, over
                (ii) the grant price of the Stock Appreciation Right as determined by the Committee as of the date of grant of the Stock Appreciation Right, which, except as provided in Section 7.01, shall not be less than the Fair Market Value of a Share on the date of grant.

                (ii)Other Terms. The term, methods of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee.
            6.04. Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:
                (i)Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine at the time of grant or thereafter.
                (ii)Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment or service on the Board (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions on Restricted Stock.
                (iii)Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, issuance of certificates representing Shares. Certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.
            6.05. Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants on the following terms and conditions:
                (i)Issuance and Limitations. Delivery of Shares shall occur upon expiration of the deferral period specified for the Award of Deferred Stock by the Committee. In addition, an Award of Deferred Stock shall be subject to such limitations as the Committee may impose, which limitations may lapse at the expiration of the deferral period or at other specified times, separately or in combination, in installments or otherwise, as the Committee shall determine at the time of grant or thereafter. A Participant awarded Deferred Stock shall have no voting rights and shall have no rights to receive dividends in respect of Deferred Stock, unless and only to the extent that the Committee shall award Dividend Equivalents in respect of such Deferred Stock.
                (ii)Forfeiture. Except as otherwise determined by the Committee upon termination of employment or service on the Board (as determined under criteria established by the Committee) during the applicable deferral period, Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that forfeiture of Deferred Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.
            6.06. Performance Awards. The Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

                (i)Right to Payment. A Performance Award shall confer upon the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Award is granted, in whole or in part, as the Committee shall establish. The performance criteria and all other terms and conditions of the Performance Award shall be determined by the Committee upon the grant of each Performance Award or thereafter.
                (ii)Other Terms. A Performance Award may be denominated or payable in cash, deferred cash, Shares, other Awards or other property, and other terms and conditions of Performance Awards shall be, as determined by the Committee.
            6.07. Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants. Dividend Equivalents shall confer upon the Participant rights to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to a number of Shares, or otherwise, as determined by the Committee. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested.
            6.08. Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, exchangeable securities or other rights convertible or exchangeable into Shares, as the Committee in its discretion may determine. The Committee shall determine the terms and conditions of such Awards. Except as provided in Section 7.01, Shares or securities delivered pursuant to a purchase right granted under this Section 6.08 shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, Shares, outstanding Awards or other property or any combination thereof, as the Committee shall determine, provided that the value of such consideration shall not be less than the Fair Market Value of such Shares on the date of grant of such purchase right and in no event shall be less than the par value of a Share.
            6.09. Exchange Provisions. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Shares, another Award or other property, based on such terms and conditions as the Committee shall determine and communicate to the Participant at the time that such offer is made.

SECTION  7. General Terms of Awards.
            7.01. Stand-Alone, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for, any other Award granted under the Plan or any award granted under the Long-Term Incentive Plan, or any other plan of the Company or any Affiliate (subject to the terms of Section 10.01) including a business entity to be acquired by the Company. If an Award is granted in substitution for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards. The exercise price of any Option, the grant price of any Stock Appreciation Right or the purchase price of any other Award conferring a right to purchase Share retroactively granted in tandem with an outstanding Award or award shall be either not less than the Fair Market Value of Shares at the date of grant of the later Award or equal to the Fair Market Value of Shares at the date of grant of the earlier Award or award. Notwithstanding the foregoing, the exercise price of any Option, grant price of any Stock Appreciation Right or purchase price of any other Award conferring a right to purchase Shares which is granted in exchange or substitution for an option, stock appreciation right or other award granted by the Company (other than in connection with a transaction described in Section 8.01 hereof) shall not be less than the exercise price, grant price or purchase price of the exchanged or substituted option, stock appreciation right or other award, and outstanding Awards shall not be amended (other than in connection with a transaction described in section 8.01 hereof) to reduce the exercise price, grant price or purchase price of any such Award.
            7.02. Decisions Required to be Made by the Committee. Other provisions of the Plan and any Award Agreement notwithstanding, if any decision regarding an Award or the exercise of any right by a Participant, at any time such Participant is subject to Section 16 of the Exchange Act or is a "covered employee" under Section 162(m) of the Code, is required to be made or approved by the Committee in order that a grant to or transaction by such Participant will be exempt under Rule 16b-3 or qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code and the Treasury Regulations issued thereunder, then the Committee shall retain full and exclusive power and authority to make such decision or to approve or disapprove any such decision by the Participant.
            7.03. Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Incentive Stock Option, or a Stock Appreciation Right granted in tandem therewith, exceed a period of ten years from the date of its grant.
            7.04. Form of Payment of Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments or substitutions to be made by the Company or an Affiliate upon the grant or exercise of an Award may be made in such forms as the Committee shall determine at the time of grant or thereafter (subject to the terms of Section 10.01), including, without limitation, cash, Shares, other Awards or other property or any combination thereof, and may be made in a single payment or substitution, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.
            7.05. Limits on Transfer of Awards; Beneficiaries. No right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any Person other than the Company or an Affiliate, or shall be subject to any lien, obligation or liability of such Participant to any Person other than the Company or an Affiliate. Unless otherwise determined by the Committee, no Award and no rights or interests therein shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution except to the Company or any Affiliate under the terms of the Plan; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution with respect to any Award, upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Award Agreement applicable to such Participant as well as any additional restrictions or limitations deemed necessary or appropriate by the Committee.
            7.06. Registration and Listing Compliance. No Award shall be paid and no Shares shall be distributed with respect to any Award in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law or subject to a listing requirement under any listing agreement between the Company and any national securities exchange, and no Award shall confer upon any Participant rights to such delivery or distribution, until such laws and contractual obligations of the Company have been complied with in all material respects.
            7.07. Stock Certificates. All certificates for Shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares. In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the terms of the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the Committee or a Participant, the Committee may require any Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such other Person as the Committee may designate.

SECTION  8. Adjustment Provisions.
            8.01. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, repurchase, exchange of Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of Participants' rights under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards; (ii) the number of Shares with respect to which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant; (iii) the number and kind of Shares issued or issuable in respect of outstanding Awards; and
            (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that, with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the plan to violate Section 422(b)(1) of the Code or any successor provision thereto. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, or in response to changes in applicable laws, regulations or accounting principles.
            8.02. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such qualified performance-based compensation.

SECTION  9. Change of Control Provisions.
            9.01. Acceleration of Exercisability and Lapse of Restrictions; Cash-Out of Awards. In the event of a Change of Control, the following acceleration and cash-out provisions shall apply unless otherwise provided by the Committee at the time of the Award grant.

                (i)All outstanding Awards pursuant to which the Participant may have rights the exercise of which is restricted or limited, shall become fully exercisable; unless the right to lapse of restrictions or limitations is waived or deferred by a Participant prior to such lapse, all restrictions or limitations (including risks of forfeiture and deferrals) on outstanding Awards subject to restrictions or limitations under the Plan shall lapse; and all performance criteria and other conditions to payment of Awards under which payments of cash, Shares or other property are subject to conditions shall be deemed to be achieved or fulfilled and shall be waived by the Company.
                (ii)For a period of up to 60 days following a Change of Control, the Participant may elect to surrender any outstanding Award and to receive, in full satisfaction therefor, a cash payment equal to the value of such Award calculated on the basis of the Change of Control Price of any Shares or the Fair Market Value of any property other than Shares relating to such Award; provided, however, that in the case of an Incentive Stock Option, or a Stock Appreciation Right granted in tandem therewith, the payment shall be based upon the Fair Market Value of Shares on the date on which the Change of Control occurred; provided further, however, that in the case of a Change of Control described in Section 9.03.1(iii) or (iv) hereof, the payment described in this sentence shall not necessarily be made in cash but instead shall be made in the same form (i.e., cash, Shares, other securities or a combination thereof) as holders of Shares receive in exchange for their Shares in the transaction that results in the Change of Control. In the event that an Award is granted in tandem with another Award such that the Participant's right to payment for such Award is an alternative to payment of another Award, the Participant electing to surrender any such tandem Award shall surrender all alternative Awards related thereto and receive payment for the Award which produces the highest payment to the Participant.
            9.02. Creation and Funding of Trust. Upon the earlier of the occurrence of a Potential Change of Control or a Change of Control, the Company shall deposit with the trustee of a trust for the benefit of Participants monies or other property having a Fair Market Value at least equal to the value of cash, Shares and other property to be paid or distributed in connection with Awards outstanding at that date. The trust shall be a grantor trust which shall preserve the "unfunded" status of Awards under the Plan. Subsequent to a Potential Change of Control which is no longer continuing and prior to any Change of Control, upon the request of the Company, the trustee shall deliver the monies or other property held in the trust to the Company.
            9.03. Definition of Certain Terms. For purposes of this Section 9, the following definitions, in addition to those set forth in
            Section 2.01, shall apply:
            9.03.1. "Change of Control" means and shall be deemed to have occurred if
                (i)any Person, other than the Company or a Related Party, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 20 percent or more of the total voting power of all the then-outstanding Voting Securities, except that there shall be excluded from the number of Voting Securities deemed to be beneficially owned by a Person a number of Voting Securities representing not more than 10 percent of the then-outstanding voting power if such Person is
                (a) eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act with respect to Voting Securities or (b) an underwriter who becomes the beneficial owner of more than 20 percent of the then-outstanding Voting Securities pursuant to a firm commitment underwriting agreement with the Company; or
                (ii)the individuals who, as of the effective date of the Plan, constitute the Board of Directors of the Company together with those who first become Directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the Directors then still in office who either were Directors as of the effective date of the Plan or whose recommendation, election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board; or
                (iii)the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company, or consummation of any such transaction if stockholder approval is not obtained, other than (a) any such transaction which would result in at least 75 percent of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 75 percent of the holders of outstanding Voting Securities immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (b) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving entity outstanding immediately after such transaction; or
                (iv)the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.
            9.03.2. "Change of Control Price" means, with respect to a Share, the higher of (i) the highest reported sales price of Shares on the New York Stock Exchange during the 30 calendar days preceding a Change of Control or (ii) the highest price paid or offered in a transaction which either (a) results in a Change of Control or (b) would be consummated but for another transaction which results in a Change of Control and, if it were consummated, would result in a Change of Control. With respect to clause (ii) in the preceding sentence, the "price paid or offered" will be equal to the sum of
            (i) the face amount of any portion of the consideration consisting of cash or cash equivalents and (ii) the Fair Market Value of any portion of the consideration consisting of real or personal property other than cash or cash equivalents, as established by an independent appraiser selected by the Committee.
            9.03.3. "Potential Change of Control" means and shall be deemed to have arisen if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; or (iii) any Person, other than a Related Party, files with the Securities and Exchange Commission a Schedule 13D pursuant to Rule 13d-1 under the Exchange Act with respect to more than 7.5 percent of any outstanding class of Voting Securities; or (iv) the Committee adopts a resolution to the effect that, for purposes of the Plan, a Potential Change of Control has arisen. A Potential Change of Control will be deemed to continue (i) with respect to an agreement within the purview of clause (i) of the preceding sentence, until the agreement is canceled or terminated; or (ii) with respect to an announcement within the purview of clause (ii) of the preceding sentence, until the Person making the announcement publicly abandons the stated intention or fails to act on such intention for a period of 12 calendar months; or (iii) with respect to the filing of a Schedule 13D within the purview of clause (iii) of the preceding sentence, until the Person involved publicly announces that its ownership of the Voting Securities is for investment purposes only and not for the purpose of seeking a Change of Control or such Person disposes of the Voting Securities; or (iv) with respect to any Potential Change of Control, until a Change of Control has occurred or the majority of the Continuing Directors and the Committee, acting jointly, on reasonable belief after due investigation, adopt a resolution that the Potential Change of Control has ceased to exist.
            9.03.4. "Related Party" means (i) a majority-owned subsidiary of the Company; or (ii) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; or (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (iv) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.
            9.03.5. "Voting Securities or Security" means any securities of the Company which carry the right to vote generally in the election of directors.

SECTION 10. Amendments to and Termination of the Plan.
            10.01. The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of stockholders or Participants, except that, without the approval of the stockholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made if stockholder approval is required by any federal or state law or regulation, or if the Board in its discretion determines that obtaining such stockholder approval is for any reason advisable; provided, however, that, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.

SECTION 11. General Provisions.
            11.01. No Rights to Awards; No Stockholder Rights. Nothing in this Plan shall give any Participant or employee any right or claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such Participant in connection with such Award.
            11.02. Withholding. The Company or any Affiliate is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of Shares, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and tax liabilities in excess thereof. This authority shall include authority to withhold or receive Shares, Awards or other property and to make cash payments in respect thereof in satisfaction of such tax obligations.
            11.03. No Right to Employment. Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employ of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate his employment at any time or increase or decrease his compensation from the rate in existence at the time of granting of an Award, except as may be expressly provided in any Award Agreement or other compensation arrangement.

            11.04. Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that, in addition to the requirements of Section 9.02, the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines.
            11.05. No Limit on Other Compensatory Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements (which may include, without limitation, employment agreements with executives and arrangements which relate to Awards under the
            Plan), and such arrangements may be either generally applicable or applicable only in specific cases.
            11.06. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
            11.07. Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the State of Delaware (without regard to provisions governing conflicts of laws) and applicable federal law.
            11.08. Severability. If any provision of the Plan or any Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be deleted and the remainder of the Plan shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

SECTION 12. Effective Date and Termination.
            12.01. The Plan shall become effective as of January 1, 1997, subject to the approval of the Plan by the affirmative vote of holders of a majority of Shares present in person or represented by proxy at the Company's 1997 Annual Meeting of Stockholders, or any adjournment thereof. Any Awards granted under the Plan prior to such approval of stockholders shall be effective when made (unless otherwise specified by the Committee at the time of grant) but shall be conditioned upon and subject to such approval of the Plan by stockholders. No award may be granted under the Plan after December 31, 2007.

CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199

GAS DISTRIBUTION
The East Ohio Gas Company
Cleveland, Ohio

The Peoples Natural Gas Company
Pittsburgh, Pennsylvania

Virginia Natural Gas, Inc.
Norfolk, Virginia

Hope Gas, Inc.
Clarksburg, West Virginia

GAS TRANSMISSION
CNG Transmission Corporation
Clarksburg, West Virginia

EXPLORATION AND PRODUCTION
CNG Producing Company
New Orleans, Louisiana

ENERGY MARKETING SERVICES
CNG Energy Services Corporation
Pittsburgh, Pennsylvania

CNG Power Company
Pittsburgh, Pennsylvania

OTHER
CNG International Corporation
Reston, Virginia
Sydney, Australia

[LOGO OF CNG]

                                                                      Exhibit 99

CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED      1996 Financial
    NATURAL GAS            Report
    COMPANY

CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS
    COMPANY


CNG CONSOLIDATED
    NATURAL GAS      Appendix I
    COMPANY

                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................     1
Selected Financial Data...................................................    16
Report of Independent Accountants.........................................    17
Consolidated Statement of Income for the Years 1994 through 1996..........    19
Consolidated Balance Sheet at December 31, 1995 and 1996..................    20
Consolidated Statement of Cash Flows for the Years 1994 through 1996......    22
Notes to Consolidated Financial Statements................................    23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

NET INCOME
Net income in 1996 was $298.3 million, or $3.16 a share, compared with net income of $21.3 million, or $.23 a share, in 1995. Net income in 1994 was $183.2 million, or $1.97 a share.

Earnings for both 1995 and 1996 reflect the impact of special charges in those years. Excluding the impact of charges related to workforce reduction programs totaling $9.9 million after taxes, or $.10 a share, 1996 net income would have been $308.2 million, or $3.26 a share. Earnings for 1995 included the effects of three special charges. During the first quarter, the Company recorded a non-cash charge to write down the cost of gas and oil producing properties, amounting to $145.0 million after taxes, or $1.56 a share. In the second quarter, the Company recognized a non-cash charge of $20.3 million after taxes, or $.22 a share, in connection with a write-down of coal properties. In addition, during 1995 the Company recorded charges totaling $25.6 million after taxes, or $.27 a share, for workforce reductions. Excluding these special items, net income for 1995 would have been $212.3 million, or $2.28 a share. Reference is made to Notes 3 and 4 to the consolidated financial statements, pages 27 and 28, for details of the special charges recognized in 1995 and 1996.

Higher wellhead prices for natural gas and oil, increased gas and oil production, colder weather, cost controls and the full year impact of new rates in place for most of the Company's gas distribution customers contributed to the improved results for 1996. Weather in the Company's retail service areas was 5.6 percent colder than normal and 5.5 percent colder than 1995. Normal weather represents a measure of temperature experienced over an historical time frame, the length of which may differ depending on the regulatory jurisdiction.

During 1995, the favorable effects of new rates in place for most of the Company's gas distribution and transmission customers, colder weather and lower aggregate wage and benefit costs in the latter part of the year resulting from the workforce reduction programs more than offset the impact of continued low wellhead prices for natural gas and lower gas and oil production. Weather in the Company's retail service territories was .5 percent colder than normal and 2.2 percent colder than in 1994.

Warmer than normal weather, higher operating costs, lower average wellhead gas prices, reduced gas production and higher interest expense affected results for 1994.

OPERATING REVENUES
Operating revenues include revenues from gas and oil sales, transportation and storage of gas, brokering activities, by-product operations and, beginning in 1995, wholesale electric sales. Total operating revenues in 1996 were $3,794.3 million, an increase of $487.0 million compared to 1995 operating revenues of $3,307.3 million.

Regulated gas sales revenues of $1,752.2 million in 1996 were up $154.8 million compared to 1995, with sales volumes increasing 4.1 billion cubic feet
(Bcf) to 294.0 Bcf. Revenues and volumes from the Company's residential customers increased in 1996 reflecting colder weather compared to 1995, while revenues and volumes declined for the industrial customer class. While gas sales volumes for the Company's commercial customer group declined in 1996, revenues increased compared to 1995 reflecting higher average sales rates.

Nonregulated gas sales revenues increased $94.8 million in 1996, while sales volumes decreased 160.5 Bcf compared to 1995. The effect of higher gas sales prices, coupled with the impact of higher production, more than offset the effect of reduced transaction volumes of the energy marketing services component.

Gas transportation and storage revenues increased $8.7 million in 1996 compared to the prior year, to $465.1 million. The increase was due to higher gas transportation revenues, which increased $13.4 million due to higher volumes and rates. Lower storage service revenues partly offset this increase. Other operating revenues increased $228.7 million in 1996 to $484.5 million. The increase over 1995 was due chiefly to an increase of $108.8 million in revenues from oil and condensate production and brokering from the exploration and production operations and an additional $87.7 million of wholesale electric sales by the energy marketing services component.

Total operating revenues in 1995 increased $271.3 million from $3,036.0 million in 1994. Regulated gas sales revenues in 1995 decreased $81.9 million from 1994, to $1,597.4 million, with sales volumes increasing 4.9 Bcf to 289.9 Bcf. Colder weather compared with 1994 led to the increase in sales volumes while lower unit purchased gas costs reflected in revenues was responsible for the decline in sales revenue. Nonregulated gas sales revenues increased $274.1 million in 1995, with sales volumes increasing 223.8 Bcf over the 1994 period to 556.6 Bcf. These increases were attributable to the growth of the Company's energy marketing services component. The increased volumes sold more than offset the effects of lower wellhead prices and production at the exploration and production operations. Gas transportation and storage revenues were $456.4 million in 1995, up $46.8 million over 1994. The increase was due principally to higher transportation revenues, which increased $39.5 million due to both increased volumes and rates. Other operating revenues increased $32.3 million in 1995, to $255.8 million, reflecting wholesale sales of electricity of $21.8 million by the energy marketing services component.

OPERATING EXPENSES
Operating expenses, including taxes, increased 8 percent in 1996, to $3,402.1 million. Operating expenses in 1995 were $3,160.8 million, up 14 percent from $2,775.1 million in 1994. Excluding the impact of the workforce reduction charges in 1996 and 1995 and the impairment of gas and oil producing properties in 1995, operating expenses for 1996 and 1995 would have been $3,392.2 million and $2,990.2 million, respectively.

Purchased gas consistently represents the largest operating expense item for the Company. Purchased gas costs were $1,615.0 million in 1996, $1,590.1 million in 1995 and $1,424.0 million in 1994. This expense is influenced primarily by changes in gas sales requirements, the price and mix of gas supplies, and the timing of recoveries of deferred purchased gas costs. During 1996, the effect of higher average purchase prices more than offset the impact of decreased volume requirements in connection with nonregulated gas sales and the deferral of purchased gas costs by the regulated subsidiaries. Total purchased gas expense was higher in 1995 due primarily to increased volume requirements associated with nonregulated gas sales. This factor more than offset lower unit purchased gas costs, which reflected the nationwide decline in gas prices during 1995.

Transport capacity and other purchased products expense includes the cost of pipeline capacity not associated with gas purchased and the cost of liquids, by-products and, beginning in 1995, electricity purchased for resale. This expense increased $193.1 million in 1996 due chiefly to electricity purchased for resale by the energy marketing services component and oil purchased for resale by CNG Producing Company (CNG Producing). This expense increased $46.5 million in 1995 primarily due to increased transport capacity purchased from other pipeline companies and electricity purchased for resale totaling $19.6 million.

Excluding the effect of the 1996 and 1995 workforce reduction charges of $15.2 million and $42.6 million, respectively, combined operation and maintenance expense increased $77.2 million in 1996 due in large part to increased royalty expense in 1996 resulting from higher gas and oil wellhead prices and production. The increase in 1996 was partially offset by lower payroll costs and reductions in certain administrative expenses. Maintenance expense increased $4.2 million in 1996 to $90.1 million.

Excluding the effect of the workforce reduction charges, combined operation and maintenance expense increased $7.5 million in 1995. Higher customer-related expenses, slightly higher overhead costs and the regulator-mandated adjustment for certain previously deferred costs in connection with the settlement of CNG Transmission Corporation's (CNG Transmission) rate case were factors contributing to the $10.8 million increase in operation expense. Lower royalties paid as a result of both lower gas wellhead prices and production and the benefits of the workforce reduction programs in the latter part of 1995 helped to minimize the increase. Maintenance expense declined $3.3 million, to $85.9 million, in 1995.

Total depreciation and amortization expense increased $47.6 million in 1996 due largely to higher gas and oil production volumes. Depreciation and amortization charges were down $22.7 million in 1995 due to lower amortization charges for the Company's exploration and production operations. Amortization of gas and oil producing properties declined in 1995 primarily as the result of the lower investment following the impairment of these properties in the first quarter. Reserve additions and lower production also contributed to the lower charges in 1995. Depreciation expense for the regulated subsidiaries was higher in both 1996 and 1995 due principally to the increased level of plant investment.

Taxes, other than income taxes, decreased $.7 million in 1996 due in large part to lower excise and payroll taxes and decreased $.9 million in 1995 due chiefly to lower revenue-based taxes.

Income taxes increased $152.8 million in 1996 compared to 1995 due to higher pretax earnings. Income taxes decreased $79.4 million in 1995 compared to the prior year due mainly to lower pretax earnings.

OTHER INCOME
Total other income was $9.3 million in 1996, compared to total other deductions of $20.5 million in 1995 and total other income of $9.7 million in 1994. Excluding the write-down of coal properties of $31.3 million, 1995 total other income would have been $10.8 million. Interest revenues declined $6.8 million in 1996 compared to the prior year due largely to the lower level of temporary cash investments in 1996. Interest revenues increased $4.1 million in 1995 due primarily to the higher level of temporary cash investments during that year. Interest revenues were up $1.7 million in 1994, reflecting CNG Transmission's billing of Federal Energy Regulatory Commission (FERC) Order 636 transition costs in late 1993 and August 1994. The increase in "Other-net" of $5.4 million in 1996 compared to 1995 reflects increased earnings from the Company's equity investments and losses related to minor property dispositions at certain regulated subsidiaries in 1995 that did not recur in 1996, partially offset by a charge of $5.0 million recognized in connection with an early extinguishment of debt in December 1996. The decline in "Other-net" in 1995 compared to 1994 was due largely to the property dispositions in that year.

INTEREST CHARGES
Interest on long-term debt increased $6.0 million in 1996 due primarily to debenture sales of $150 million each in April 1995, October 1996 and December 1996. Interest on long-term debt was up $7.0 million in 1995 due chiefly to interest expense related to the April 1995 debenture issuance. Other interest expense declined $7.5 million in 1996 compared to the prior year due largely to lower interest expense related to customer refunds. Other interest expense increased in 1995 as a result of higher interest rates on commercial paper borrowings. The amounts of interest expense capitalized in 1996 and 1995 were lower than in 1994 due to the lower investment in unproved properties held by the exploration and production operations.

FOURTH QUARTER RESULTS
The Company's net income for the fourth quarter of 1996 was $88.0 million compared with $87.4 million earned in the 1995 fourth quarter, an increase of $.6 million. On a per share basis, the 1996 quarter was $.93 compared with $.94 in 1995. The 1996 quarter, however, reflects special charges for workforce reductions totaling $7.8 million after taxes, or $.08 per share. The Company's average gas wellhead price was $2.62 per thousand cubic feet (Mcf), up $.51 per Mcf compared with the 1995 quarter, while gas production increased 40 percent over 1995. These positive factors were partially offset by the effect of weather which was 7.8 percent warmer than in the 1995 fourth quarter and the charge recognized in connection with an early extinguishment of debt (see "Capital Resources and Liquidity," page 13).

--------------------------------------------------------------------------------

Quarters Ended December 31,                                    1996      1995
--------------------------------------------------------------------------------
                                                               (In Millions)
Operating revenues.......................................... $ 1,229.2  $ 935.5
Operating expenses..........................................  (1,066.4)  (775.0)
                                                             ---------  -------
Operating income before income taxes........................     162.8    160.5
Income taxes................................................     (46.1)   (44.6)
Other income/expenses-net...................................     (28.7)   (28.5)
                                                             ---------  -------
Net income.................................................. $    88.0  $  87.4
                                                             =========  =======
Per common share (in dollars)...............................      $.93     $.94
Average shares outstanding (thousands)......................    94,882   93,442
--------------------------------------------------------------------------------

NEW ACCOUNTING STANDARDS
Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of SFAS No. 121 did not have a material effect on the Company's financial position, results of operations or cash flows. Reference is made to
Note 1 to the consolidated financial statements, page 23, regarding SFAS No.
121.

In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." Although the Company has not changed its accounting method for stock-based compensation as permitted by this standard, it has included the disclosures pursuant to SFAS No. 123 in
Note 10 to the consolidated financial statements, page 34.

COMPONENTS OF THE BUSINESS
Due to the regulated nature of the distribution and transmission components of the Company's business, operating results can be affected by regulatory delays when price increases are sought through general rate filings to recover certain higher costs of operations. Weather is also an important factor since a major portion of the gas sold or transported by the distribution and transmission operations is ultimately used for space heating.

The following presents the operating results for each of the Company's business components. Reference is made to Note 18 to the consolidated financial statements, page 43, for additional disaggregated information pertaining to the Company's operations.

OPERATING INCOME BEFORE INCOME TAXES
Operating income before income taxes for the Company's business components for the last three years is shown in the table below.

-------------------------------------------------------------------------------------------------
Operating Income Before Income Taxes                                      1996*   1995**   1994
-------------------------------------------------------------------------------------------------
                                                                             (In Millions)
Distribution............................................................. $258.4  $207.5  $159.0
Transmission.............................................................  178.8   150.4   146.3
Exploration and production...............................................  133.2  (200.5)   34.0
Energy marketing services................................................   (9.1)   (5.7)     --
Other***.................................................................   (3.2)    2.9     7.6
Corporate and eliminations...............................................  (10.1)   (5.1)   (3.5)
                                                                          ------  ------  ------
 Total................................................................... $548.0  $149.5  $343.4
                                                                          ======  ======  ======

  * Amounts for the distribution, transmission, exploration and production, energy marketing services and corporate components include the effect of workforce reduction charges totaling $8.2 million, $5.1 million, $.6 million, $.3 million and $1.0 million, respectively.
 ** Amount for the exploration and production operations includes the impact of the write-down of gas and oil producing properties amounting to $226.2 million. Amounts for the distribution, transmission, exploration and production, energy marketing services and corporate components include the effect of workforce reduction charges totaling $22.3 million, $6.0 million, $7.7 million, $.5 million and $4.6 million, respectively.
*** Includes Consolidated LNG, CNG Research and CNG Coal. Amounts for 1996
    include CNG International and CNG Products and Services. CNG Energy Services, CNG Power and CNG Power Services are included in the 1994 amounts.
-------------------------------------------------------------------------------

DISTRIBUTION
"Distribution" represents the results of the five retail gas distribution subsidiaries, including their minor gas and oil production activities. Effective January 1, 1997, West Ohio Gas Company (West Ohio Gas) was merged with The East Ohio Gas Company (East Ohio Gas)(see "State Regulatory Issues," page 12).

Sales growth in the Company's residential service areas in Ohio, Pennsylvania and West Virginia has generally been limited since such areas have experienced minimal population growth, and the vast majority of households in these areas already use natural gas for space heating. Opportunity for growth in the retail sales market is expected to continue at Virginia Natural Gas, Inc. (Virginia Natural Gas), due to customer conversions from other energy sources and the past and potential future expansion of its service territory. Since the Company's acquisition of this subsidiary in 1990, it has experienced an annual customer growth rate of about 4 percent, well above the 1 percent rate for the other distribution subsidiaries.

Similar to the unbundling in recent years of the services provided by gas pipeline companies, gas distribution companies are now preparing for the expected deregulation and unbundling of the retail energy market. To this end, on September 25, 1996, East Ohio Gas filed a proposal with the Public Utilities Commission of Ohio (PUCO) to permit open access for all of its Ohio customers. If approved, open access service to customers who do not already have such an option--small business and residential customers--would be phased in. Under open access programs, natural gas suppliers other than the local gas utility can use the utility's existing lines to deliver gas to customers. Under this proposal, Ohio customers would also have the option of continuing to purchase natural gas from East Ohio Gas. In addition, The Peoples Natural Gas Company (Peoples Natural Gas) plans to open its system to customer choice in Pennsylvania during the spring of 1997. Peoples Natural Gas has begun a customer information campaign to educate customers about their new options for unbundled service.

In addition to the initiatives at East Ohio Gas and Peoples Natural Gas, in early 1997 the Company formed a new nonregulated unit, CNG Retail Services Corporation. This subsidiary was created to market natural gas, electricity, and related products and services to residential, commercial and small industrial customers, including those within the Company's traditional service territories. This new subsidiary is expected to enable the Company to take full advantage of emerging deregulated energy markets for both gas and electricity.

  OPERATING INCOME BEFORE INCOME TAXES
Excluding workforce reduction charges amounting to $8.2 million in 1996 and $22.3 million in 1995, operating income before income taxes for the gas distribution operations for 1996 and 1995 would have been $266.6 million and $229.8 million, respectively. Improved results for 1996 reflect colder weather, cost control efforts and the full year impact of general rate increases that went into effect in the latter part of 1995 at Peoples Natural Gas, Hope Gas, Inc. (Hope Gas) and East Ohio Gas. Overall, weather in the Company's retail service areas was 5.5 percent colder than 1995 and 5.6 percent colder than normal.

Excluding workforce reduction charges, operating income before income taxes for the gas distribution operations in 1995 was up $70.8 million from 1994. In addition to the general rate increases placed into effect in late 1994 and in 1995 at four distribution subsidiaries, colder weather, the addition of new customers, higher transport volumes and lower wage and benefit costs in the latter part of the year due to the workforce reduction programs contributed favorably to 1995 results. Overall, weather in the Company's retail service territories was 2.2 percent colder than 1994 and .5 percent colder than normal.

Operating income before income taxes for the gas distribution operations declined $7.9 million in 1994 due principally to warmer weather and higher costs of operations. Overall, weather in the Company's retail service area was 3 percent warmer than 1993 and 4 percent warmer than normal. Two subsidiaries were granted rate increases and another began collecting higher rates, subject to refund. However, the increases were placed into effect in the latter part of the year and did not have a significant impact on 1994 results.

  OPERATING REVENUES
Operating revenues of the gas distribution operations increased $160.3 million in 1996 compared to 1995, to $1,905.5 million. Gas sales revenues were up $152.3 million reflecting both higher average sales prices and higher sales volumes. Average sales prices increased due to the impact of both higher unit purchased gas costs passed through to customers and higher rates in place for most of the Company's distribution customers. Colder weather was a major factor in the increased sales volumes. Gas transportation and storage revenues increased $10.1 million resulting from both higher volumes and rates.

Revenues of the gas distribution operations in 1995 declined $60.4 million from the prior year. Gas sales revenues declined $81.0 million as lower average sales prices more than offset the impact of higher sales volumes. The lower average sales prices were the result of lower unit purchased gas costs reflected in the rates charged to customers. Rate increases in late 1994 and in 1995, however, helped hold down the decline in sales revenues. Gas transportation and storage revenues increased $20.4 million in 1995 due to both increased volumes and rates.

  DISTRIBUTION THROUGHPUT
Since distribution sales largely represent retail sales for space heating, changes in sales volumes from one period to another are primarily a function of the weather. In addition to sales service, the distribution operations provide gas transportation services to a wide range of customers, primarily commercial and industrial end users. Therefore, the volume of gas transported can be affected by changes in both economic and market conditions.
--------------------------------------------------------------------------------

Distribution Throughput                                        1996  1995  1994
--------------------------------------------------------------------------------
                                                               (In Billion Cubic
                                                                     Feet)
Sales......................................................... 294.2 289.9 285.0
Transportation................................................ 174.2 164.8 151.1
                                                               ----- ----- -----
  Throughput.................................................. 468.4 454.7 436.1
                                                               ===== ===== =====
--------------------------------------------------------------------------------

Colder weather and the net addition of approximately 17,000 residential and commercial customers during 1996 contributed to the 1 percent increase in gas sales volumes compared to the prior year. Residential gas sales volumes increased 6.2 Bcf, to 218.7 Bcf, in 1996. Commercial sales decreased 3.0 Bcf while volumes transported to these customers were up 7.2 Bcf. Deliveries to industrial customers were higher in 1996, increasing .6 Bcf to 138.8 Bcf. Sales to industrial customers declined .4 Bcf to 6.9 Bcf, while transportation volumes increased
1.0 Bcf to 131.9 Bcf. Transportation to off-system customers increased 1.2 Bcf in 1996.

Gas sales volumes were up 2 percent in 1995, reflecting colder weather and the net addition of about 24,800 residential and commercial customers. Residential and commercial gas sales increased 6.6 Bcf and .4 Bcf, respectively, compared to 1994. While industrial sales volumes declined 2.1 Bcf, transportation volumes to those customers increased 9.8 Bcf. Gas transported for commercial customers was 29.8 Bcf in 1995, up 5.4 Bcf compared to 1994. Transportation to off-system customers declined 1.5 Bcf in 1995.

TRANSMISSION
"Transmission" includes the results of the gas transmission, storage, by-product and certain other activities of CNG Transmission and, prior to April 1, 1995, the activities of CNG Storage Service Company (CNG Storage). CNG Storage was formed primarily to engage in the sale, lease or brokerage of gas storage capacity obtained from third parties including the sale or lease of base gas. The results of CNG Storage were not significant to the transmission operations. Gas and oil production activities of CNG Transmission are included in exploration and production operations.

Changing regulatory policies intended to increase competition in the natural gas industry have been the principal factor affecting transmission operations over the past several years. With the implementation of Order 636 effective October 1, 1993, CNG Transmission abandoned its traditional sales service which consisted of various elements of gas sales, transportation and storage that were offered and priced as a single bundled service. Customers now have even greater access to the Company's pipeline and storage capacity, together with a range of options available with respect to gas transportation and storage services.

  OPERATING INCOME BEFORE INCOME TAXES
Excluding workforce reduction charges of $5.1 million in 1996 and $6.0 million in 1995, operating income before income taxes for the gas transmission operations for 1996 and 1995 would have been $183.9 million and $156.4 million, respectively. Cost control efforts and increased gas transportation and by-products revenues contributed to improved results in 1996.

Excluding workforce reduction charges, operating income before income taxes of the gas transmission operations increased $10.1 million in 1995 compared to 1994. Higher rates resulting from CNG Transmission's general rate filing which became effective July 1, 1994, and cost controls were the major factors for the improved results in 1995.

Operating income before income taxes increased $2.9 million in 1994 and reflected the first full year of applying the straight fixed variable rate design under which operating income is less influenced by changes in throughput than in the past. Significant factors affecting 1994 operating results included increased transportation and storage service revenues, competition from other pipelines, and higher operating costs not yet reflected in rates.

  OPERATING REVENUES
Total operating revenues of the gas transmission operations were $32.4 million higher in 1996 compared to 1995. Gas transportation and storage revenues increased $9.7 million due to higher gas transportation revenues, which increased $14.9 million due to higher volumes and rates. This increase was partly offset by decreased storage service revenues. Revenues from the sale of by-products increased $9.7 million due chiefly to higher sales rates.

Total operating revenues of the gas transmission operations increased $11.7 million in 1995 to $471.0 million. Gas transportation and storage revenues increased $27.4 million in 1995 due primarily to higher transportation revenues, which increased $24.3 million as higher rates more than offset slightly lower transport volumes. Revenues from the sale of by-products declined $10.2 million, due to the overall decline in volumes of products sold.

  TRANSMISSION THROUGHPUT
The changing regulatory environment has created a number of opportunities for pipeline companies to expand and serve new markets. The Company has taken advantage of selected market expansion opportunities, concentrating its efforts primarily in the Northeast and along the East Coast. This expansion takes advantage of the Company's network of underground storage facilities and the location and nature of its gridlike pipeline system as a link between the country's major longline gas pipelines and the increasing energy demands of East Coast markets. The Company's pipelines are part of an interconnected gas transmission system which will enable retail end users to take advantage of the accessibility of supplies nationwide in the evolving deregulation of the gas industry at the retail level (see "Distribution," page 5, and "Gas and Electric Industry Developments," page 11). In addition, such a network allows the Company to manage its gas supply requirements in an efficient and flexible manner.

Variations in weather conditions can also have a significant impact on the throughput of the transmission operations, since a substantial portion of the gas deliveries of these operations is ultimately used by space-heating customers. Also, transmission operations provide transportation services to a wide range of customers, including commercial and industrial end users, electric power generators, and local utility companies. Therefore, the volume of gas transported can also be affected by changes in economic and market conditions. However, operating income for the transmission operations is not significantly influenced by changes in throughput due to the straight fixed variable rate design.

Total throughput for the gas transmission operations, consisting entirely of transportation volumes and including intercompany activity, was 758.4 Bcf,
744.0 Bcf, and 748.4 Bcf for the years 1996, 1995 and 1994, respectively. Throughput during the first quarter of 1996 was up 12 percent compared to the prior year quarter due in part to colder weather while throughput for the remainder of the year was lower than in 1995. First quarter 1995 throughput was lower than the prior year period due to warmer weather, while throughput was up for the balance of 1995 compared to 1994.

EXPLORATION AND PRODUCTION
"Exploration and production" includes the results of CNG Producing and the gas and oil production activities of CNG Transmission.

  OPERATING INCOME BEFORE INCOME TAXES
Operating income before income taxes for the exploration and production operations in 1996 was $133.2 million, compared with an operating loss before income taxes of $200.5 million in 1995. However, the 1996 results include workforce reduction charges of $.6 million while the 1995 results reflect a non-cash charge of $226.2 million for the impairment of gas and oil producing properties and workforce reduction charges totaling $7.7 million. Excluding these special items, operating income before income taxes would have been $133.8 million and $33.4 million for 1996 and 1995, respectively. The effects of higher gas and oil wellhead prices and higher gas and oil production contributed to the significantly improved operating results in 1996. Higher prices and production also resulted in increased royalty expense and higher production-related costs compared to the prior year. The Company added 272 Bcf of gas equivalent from additions, revisions, and purchases of gas and oil reserves in 1996.

Excluding special items, operating results for 1995 would have been slightly lower than operating income before income taxes of $34.0 million in 1994. The impact of continued low gas wellhead prices and lower gas and oil production slightly offset the favorable impact of higher oil wellhead prices, a $7.5 million reduction in production-related expenses, and reductions in overhead costs in 1995. In addition, depreciation and amortization expense was $32.1 million lower in 1995 resulting from the impairment of gas and oil producing properties, the effect of gas and oil reserve additions, and lower production. Reserves equivalent to 210 Bcf of gas were added in 1995.

Exploration and production operating income before income taxes in 1994 decreased $13.3 million. The effect of the decline in total operating revenues due to lower prices and production was partially offset by decreases in royalty expense and depreciation and amortization of $9.4 million and $21.2 million, respectively. The lower level of royalty expense is attributable primarily to reduced gas and oil production during 1994. Lower production, together with the recognition of additional proved gas and oil reserves in the Gulf of Mexico, resulted in lower depreciation and amortization expense for 1994. Reserves equivalent to 190 Bcf of gas at Viosca Knoll 826, a deep-water project in the Gulf of Mexico in which the Company holds a 50 percent interest, were added in 1994 and represent the largest single addition of reserves in the Company's history.

  GAS AND OIL PRODUCTION AND PRICES
The following table sets forth the Company's gas and oil production and average wellhead prices for the exploration and production operations for the last three years:

--------------------------------------------------------------------------------
Production                                                1996    1995    1994
--------------------------------------------------------------------------------
GAS (BCF)
Nonregulated............................................   144.5   102.6   113.7
Regulated*..............................................     3.0     4.6     5.8
                                                         ------- ------- -------
  Total.................................................   147.5   107.2   119.5
                                                         ======= ======= =======
OIL (000 BBLS)
Nonregulated............................................ 4,765.9 3,131.7 3,333.0
Regulated*..............................................      --    17.2    23.8
                                                         ------- ------- -------
  Total................................................. 4,765.9 3,148.9 3,356.8
                                                         ======= ======= =======
AVERAGE WELLHEAD PRICES
(NONREGULATED ONLY)
Gas (per Mcf)...........................................  $ 2.46  $ 1.89  $ 2.16
Oil (per Bbl)...........................................  $17.60  $16.04  $14.45

*Cost-of-service. East Ohio Gas sold all of its remaining gas and oil reserves during 1995. Hope Gas sold all of its remaining gas reserves to CNG Producing during 1996. At December 31, 1996, the Company's remaining cost-of-service gas reserves were held by Peoples Natural Gas.
--------------------------------------------------------------------------------
The Company's average gas wellhead price in 1996 was $2.46 per Mcf, up $.57 from $1.89 in 1995. Gas production in 1996 was 147.5 Bcf, up 38 percent from 1995. The increase in gas production during 1996 was due partially to the impact of two significant Gulf of Mexico projects which commenced production in the 1996 first quarter, Popeye and Main Pass 225. Production also benefited from the effect of production enhancement efforts at existing Company-operated fields. Average oil wellhead prices were $17.60 per barrel in 1996, up $1.56 from 1995, while oil production increased 51 percent from the prior year. The increase in oil production in 1996 was due in large part to production from the Popeye project.

Consistent with prices nationwide, the Company's gas wellhead prices in 1995 were below prior year levels for most of the period as the average gas price of $1.89 per Mcf was $.27 less than the 1994 price. As a result of continued weak gas prices, the Company voluntarily shut in a portion of its production at various times during 1995 which, in addition to normal declines at certain properties, resulted in a decline in production compared to 1994. While average oil wellhead prices rose $1.59 per barrel in 1995, oil production was lower than 1994 due primarily to normal production declines at older properties.

  OPERATING REVENUES
Total operating revenues for the exploration and production operations increased 75 percent in 1996, to $632.3 million. Of the $159.3 million increase in gas sales revenues in 1996, $90.8 million was due to higher average gas prices and $68.5 million reflected increased volumes. Revenues from oil and condensate production and brokering increased $108.9 million in 1996, with $77.7 million of the increase attributable to increased volumes and the remaining increase due to higher rates. Revenues from oil brokering increased $74.6 million while revenues from the sale of oil and condensate production increased $34.3 million.

Total operating revenues decreased $127.9 million in 1995, to $361.5 million. Gas sales revenues declined $134.0 million, reflecting the continued low level of gas wellhead prices and lower production compared to 1994. Revenues from oil and condensate production and brokering increased $10.5 million in 1995. Revenues from oil brokering were up $8.8 million due to both higher volumes sold and higher rates, while revenues from oil and condensate production were up $1.7 million as higher rates more than offset the effect of lower volumes.

ENERGY MARKETING SERVICES
"Energy marketing services" represents the results of CNG Energy Services Corporation (CNG Energy Services) and CNG Power Services Corporation (CNG Power Services). These subsidiaries, which are under a single management team, were reported as one business component beginning in 1995. The results for these subsidiaries were included in the "Other" component in 1994.

CNG Energy Services markets Company-owned gas production and arranges gas supplies, transportation, storage and related services for customers. CNG Energy Services also holds the Company's ownership interests in seven independent power plants. CNG Power Services purchases and resells electricity at market-based rates.

The energy marketing services component reported an operating loss before income taxes of $9.1 million in 1996 compared to an operating loss before income taxes of $5.7 million in 1995. The 1996 and 1995 results include workforce reduction charges totaling $.3 million and $.5 million, respectively. In addition to higher overhead costs, the 1996 loss occurred in part because this component contracted for quantities of natural gas to supply power plants during the summer air-conditioning season; these quantities proved to be too high when third quarter 1996 weather turned cooler than expected. Reduced transaction volumes during 1996 also adversely impacted 1996 operating results. Total throughput for this component was 427.1 Bcf in 1996 as compared to 570.8 Bcf in 1995. Power marketing, which includes the sale of wholesale electricity, increased to 4,958,000 megawatt-hours in 1996 compared to 1,948,000 megawatt-hours in 1995.

In addition to depressed gas margins throughout the year, 1995 operating results also reflected a $5.3 million pretax charge recognized by CNG Energy Services in December 1995 in connection with a mark-to-market valuation of exchange-traded futures contracts used to manage price risk exposure related to its stored gas inventories.

Income recognized in connection with CNG Energy Service's investments in 1996 and 1995 totaled $5.8 million and $3.9 million, respectively. These amounts are not included in operating income or loss before income taxes but are reflected in "Other income" for the component.

LIMITATION ON CAPITALIZED COSTS
As indicated in Note 1 to the consolidated financial statements, CNG Producing and CNG Transmission follow the full cost method of accounting for their gas and oil producing activities prescribed by the Securities and Exchange Commission (SEC). Reference is made to Note 3 to the consolidated financial statements, page 27, regarding the Company's recognition under the SEC full cost rules of an impairment of its gas and oil producing properties at March 31, 1995. No additional impairment of these properties was required during the remainder of 1995 or during 1996.

There are a number of factors, including prices, that determine whether or not an impairment is required. Gas wellhead prices were strong during the fourth quarter of 1996, and continued to be firm in the early part of 1997. However, since gas wellhead prices are subject to sudden fluctuations, the impairment of these gas and oil properties is a possibility at any quarterly measurement date, unless other factors such as lower production costs or proved reserve additions mitigate the impact of the price decline.

INTERNATIONAL ACTIVITIES
In January 1996, the Company formed a new subsidiary, CNG International Corporation (CNG International). The purpose of CNG International is to engage in energy-related activities outside the United States.

In December 1996, CNG International and El Paso Energy Corporation (El Paso) entered into a joint venture to own and operate the Australian pipeline assets formerly held by Tenneco Energy. CNG International and El Paso each own 30 percent of Epic Energy Pty Ltd. (Epic Energy), an Australian entity formed to hold the investment's operating assets. The remaining 40 percent ownership interest in Epic Energy is held equally among four Australian investors-- Allgas Energy, AMP Investments, Axion Funds Management and Hastings Funds Management. The primary operating assets of the venture include two major long-distance natural gas pipelines from Australia's Cooper Basin. One of the pipelines carries gas from the city of Moomba south to Adelaide, while the other was recently built and will carry gas from the city of Ballera east to Wallumbilla, Queensland. CNG International's net investment in Epic Energy totaled $38.7 million at December 31, 1996 and will be accounted for under the equity method.

A marketing alliance formed in late 1994 among CNG Energy Services and two Canadian firms, Hydro-Quebec and Noverco, was terminated in December 1996. The informal alliance created by the three companies did not evolve into a formal partnership due principally to regulatory impediments.

FEDERAL AND STATE REGULATORY MATTERS

  GAS AND ELECTRIC INDUSTRY DEVELOPMENTS
In the post-Order 636 gas industry environment, competition at the retail level is receiving increased attention by state regulators. Several states have commenced proceedings to evaluate restructuring of the natural gas industry at the retail level. These proceedings have generally focused on unbundling, incentive ratemaking, market-based rates and customer choice (see "Distribution," page 5).

In addition to the further deregulation of the gas industry, the emerging unbundling of services provided by electric utilities may ultimately result in the convergence of both industries to create one overall, highly competitive marketplace for a customer's total energy needs. During 1995 and 1996, regulators at the federal and state levels finalized initiatives to promote increased competition in the electric industry. These initiatives included issuance in April 1996 of FERC Order Nos. 888 and 889 (Orders 888 and 889). By requiring open access to the national electric transmission grid, Order 888 fosters increased competition in both the generation of electricity and the supply of bulk power to major wholesale customers. A companion order, Order 889, addresses the timing, information access and other administrative details associated with the FERC deregulation initiative. Other signs of an increasingly deregulated electric utility environment include retail competition plans adopted in several states, pilot retail wheeling programs and pro-competition legislation proposed at both the federal and state levels.

Reflecting the evolution to a more competitive energy environment, the pace and size of business combinations among natural gas and electric utilities increased significantly during 1996. These business combinations have generally been initiated to provide benefits from economies of scale, to reduce costs by the elimination of duplicate facilities and processes, and to improve the strategic and competitive position of the surviving entity. Recent and pending regulatory actions may serve to further facilitate more business combinations in the energy industry. The FERC has streamlined its regulatory review process regarding pending mergers. In addition, the SEC has recommended legislation to conditionally repeal the Public Utility Holding Company Act of 1935 (PUHCA), to which the Company is subject, in conjunction with legislation which would grant the various state regulatory commissions greater oversight authority of companies currently subject to the PUHCA. If legislation to repeal or significantly modify the provisions of the PUHCA becomes law, certain restrictions related to diversification activities, including business combinations, for gas and electric companies subject to the PUHCA may be eased.

Through its actions in recent years, the Company believes it is well-positioned to compete in an evolving and increasingly deregulated energy marketplace. The creation in 1997 of CNG Retail Services Corporation and the ongoing development of the energy marketing services component, in conjunction with streamlining and restructuring of its existing distribution, transmission and exploration and production operations, reflects the Company's proactive approach to meeting the demands of a more competitive and dynamic business environment.

  FERC ORDER 636
With FERC approval, CNG Transmission implemented Order 636 effective October 1, 1993, in accordance with the terms of a comprehensive stipulation and agreement (Settlement) reached with customers and others. Accordingly, from late 1993 through 1996 CNG Transmission direct billed transition costs to customers and affiliates totaling $178.6 million, net of refunds. Amounts remaining to be collected at December 31, 1996 in connection with these direct billings are not significant.

The Settlement also allows CNG Transmission to file with the FERC for rate increases to recover both stranded and new facilities costs related to the implementation of Order 636. The recovery of $5.0 million of stranded costs was included in the settlement agreement approved by the FERC November 29, 1995 regarding its December 1993 general rate filing. Certain additional stranded costs have been deferred in accordance with the Settlement pending CNG Transmission's general rate filing in 1997. Through 1996, CNG Transmission has incurred $8.0 million of new facilities costs related to Order 636, and expects to incur up to $22.0 million in additional costs for such facilities.

Based on management's current estimates, the operating environment under Order 636 and any uncertainties pertaining to the recovery of remaining transition costs should not have a material adverse effect on the Company's financial position, results of operations or cash flows. Reference is made to Note 2 to the consolidated financial statements for additional information regarding Order 636 transition costs.

  STATE REGULATORY ISSUES
On September 25, 1996, Virginia Natural Gas filed an expedited rate application with the Virginia State Corporation Commission requesting an annual revenue increase of $13.9 million. The requested rate increase reflects the recovery of higher operating costs and additional investment in facilities required to serve customers on Virginia Natural Gas' system. The new rates went into effect, subject to refund, on October 25, 1996.

On December 19, 1996, the PUCO approved the Company's merger of West Ohio Gas into East Ohio Gas effective January 1, 1997. The merger is part of an overall objective to improve the cost-effectiveness of the distribution operations and to better position the Company for competing in the future energy environment.

ENVIRONMENTAL MATTERS
The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations govern both current and future operations and potentially extend to plant sites formerly owned or operated by the subsidiaries, or their predecessors.

Reference is made to Note 16 to the consolidated financial statements, page 41, for a detailed description of environmental matters.

Estimates of liability in the environmental area are based on current environmental laws and regulations and existing technology. The exact nature of environmental issues which the Company may encounter in the future cannot be predicted. Additional environmental liabilities may result in the future as more stringent environmental laws and regulations are implemented and as the Company obtains more specific information about its existing sites and production facilities. At present, no estimate of any such additional liability, or range of liability amounts, can be made. However, the amount of any such liabilities could be material.

EFFECTS OF INFLATION
Although inflation rates have been moderate in recent years, any change in price levels has an effect on operating results due to the capital intensive and regulated nature of the Company's major business components. The Company attempts to minimize the effects of inflation through cost control, productivity improvements and regulatory actions where appropriate.

FINANCIAL CONDITION

DIVIDEND AND COMMON STOCK MATTERS
In December 1996, the Board of Directors continued the quarterly dividend on the common stock at 48.5 cents a share. Total dividends paid to common shareholders in 1996 were $183.0 million compared with $180.8 million in 1995 and $180.4 million in 1994.

During 1996, a total of 1,372,716 original issue shares were issued through various Company-sponsored plans, including 768,531 shares acquired by employees through the exercise of outstanding stock options.

Under the Company's stock repurchase plan, up to 4 million shares of the outstanding common stock can be repurchased. The shares may be purchased in the open market from time-to-time, depending on market conditions. The Company may also acquire shares of its common stock through certain provisions of the various stock incentive plans. The shares repurchased or acquired are held as treasury stock and are available for reissuance for general corporate purposes or in connection with various employee benefit plans. No treasury shares were held by the Company at December 31, 1995. During 1996, no open market purchases were made by the Company. The Company acquired 146,667 shares in 1996 through the provisions of its employee incentive plans at a cost of $8,144,000, or an average price of $55.53 a share. All of these shares were sold before year-end to the Company's benefit plans.

CAPITAL SPENDING
The current capital spending program for 1997 is estimated at $525.9 million, a 6.1 percent decrease compared with total capital spending in 1996. The estimated 1997 budget has been allocated as follows: distribution, $150.3 million; transmission, $82.7 million; exploration and production, $231.4 million; energy marketing services, $5.6 million; and corporate and other, $55.9 million. The decreased level of capital expenditures anticipated for 1997 assumes slightly lower spending for exploration and production operations, reflecting reduced spending on deep-water projects and increased conventional drilling, both onshore and offshore. Transmission and distribution operations expenditures will primarily be limited to spending for enhancements and improvements in the pipeline system and related facilities. The "corporate and other" category includes expenditures to upgrade information systems technology, primarily to centralize and consolidate services and financial systems, and to invest in selected international projects.

Funds required for the capital spending program, as well as for other general corporate purposes, are expected to be obtained principally from internal cash generation. Although the Company does not expect to require long-term financing in 1997 to support capital spending, it may turn to the market to take advantage of other opportunities and to increase its financial flexibility.

CAPITAL RESOURCES AND LIQUIDITY
Because of the seasonal nature of the regulated subsidiaries' heating business, a substantial portion of the Company's cash receipts are realized in the first half of the year. However, cash requirements for capital expenditures, dividends, debt retirements and other working capital needs do not track this pattern of cash receipts. Consequently, additional cash needs are satisfied through the sale of short-term commercial paper notes or by the issuance of long-term debt. As shown in the Consolidated Statement of Cash Flows, net cash provided by operating activities was $407.2 million, $552.7 million and $631.3 million for the years 1996, 1995 and 1994, respectively. The decline in net cash provided by operating activities in 1996 was due in part to the deferral of purchased gas costs in excess of costs currently recovered in rates and the payment of customer refunds during the period. Lower gas wellhead prices and rate-related refunds made to customers were the principal reasons for the lower cash flows from operations in 1995.

During October 1996, the Company sold $150 million of 6 7/8% Debentures Due October 15, 2026. The Debentures are noncallable but will be redeemed at par at the option of the holder on October 15, 2006. In December 1996, the Company sold $150 million of 6 5/8% Debentures Due December 1, 2008. The net proceeds from these sales were, and will be, used to finance, in part, 1996 and 1997 capital expenditures and to reduce short- and/or long-term debt.

During December 1996, the Company called for redemption $53.125 million principal amount of the 8 5/8% Debentures Due December 1, 2011. In connection with the call, the Company placed funds into an irrevocable trust in December 1996 for the sole purpose of paying the principal amount and related call premium and accrued interest. As such, the debt was removed from the Consolidated Balance Sheet at December 31, 1996. Payment was made from the trust on February 1, 1997. This transaction resulted in a charge amounting to $5.0 million in 1996.

The Company has shelf registrations with the SEC for the sale of up to $50 million of debt securities. In addition, the Company anticipates filing a new shelf registration during 1997 which would allow it to sell up to an additional $950 million of debt and/or equity securities. The amount and timing of any future sale of these securities will depend on capital requirements, including financing necessary to enable the Company to pursue asset acquisition opportunities, and financial market conditions.

The Company's embedded long-term debt cost, excluding current maturities, at year-end 1996 was 7.27 percent, compared with 7.69 percent for 1995 and 7.74 percent for 1994. The long-term debt to capitalization ratio was 39.3 percent at the end of 1996, and 38.7 percent and 34.5 percent at year-end 1995 and 1994, respectively. Under the provisions of one of the indentures covering the Company's outstanding senior debenture issues, the ratio cannot exceed 60 percent. The Company's senior debentures are rated A1 by Moody's Investors Service, AA- by Standard & Poor's, AA- by Duff and Phelps, and AA by Fitch Investors Service.

At December 31, 1996, the Company had two short-term credit agreements with a group of banks, for $475 million and $300 million. The Company made no borrowings under these agreements during 1996 and there were no amounts outstanding under any credit agreements at December 31, 1996 or 1995.

The Company utilizes short-term borrowings to finance gas inventories and other working capital requirements. Funds from the sale of commercial paper notes were used for these purposes in 1996, of which $374 million was outstanding at year-end. The Company may utilize unused portions of its credit agreements to provide support for commercial paper notes.

In the normal course of business, certain of the nonregulated subsidiaries utilize derivatives to manage exposure to price risk in connection with the production, purchase and sale of natural gas and oil, purchase and sale of electricity, and for stored gas inventories. The use of derivatives exposes the Company to market risk and credit risk. Market risk represents the potential loss that can be caused by a change in the market value of a particular commitment. Although the use of derivatives generally reduces market risk exposure due to unfavorable price fluctuations, risk management activities, while not significant, can result in the assumption of a limited degree of price risk in certain isolated transactions. Credit risk relates to the risk of loss that the Company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The Company does not have a significant exposure to any individual counterparty to its energy price risk management activities. Management has operating procedures in place to evaluate market and credit risks and believes that the Company's exposure to risks associated with derivatives is not material in relation to the Company's financial position, results of operations or cash flows. Reference is made to Notes 1 and 15 to the consolidated financial statements, pages 23 and 39, regarding energy price risk management activities.

FORWARD-LOOKING INFORMATION
Certain matters discussed in this document, including Management's Discussion and Analysis of Financial Condition and Results of Operations, are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such statements may address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, liquidity and capital resources, and financial accounting matters. Actual results in each instance could differ materially from those currently anticipated in such statements, due to factors such as: natural gas and electric industry restructuring, including ongoing state and federal activities; the weather; demographics; general economic conditions and specific economic conditions in the Company's distribution service areas; developments in the legislative, regulatory and competitive markets in which the Company operates; and other circumstances affecting anticipated revenues and costs.

SUMMARY OF FINANCIAL DATA
The Company's Summary of Financial Data is on page 16.

SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------------------------------
Summary of Financial Data (Thousand $)         1996*        1995*          1994       1993       1992
--------------------------------------------------------------------------------------------------------
EARNINGS
Gas sales................................... $2,844,709   $2,595,103    $2,402,861 $2,615,036 $1,951,545
Gas transportation, storage and other.......    949,600      712,222       633,167    569,049    569,305
  Total operating revenues..................  3,794,309    3,307,325     3,036,028  3,184,085  2,520,850
Purchased gas...............................  1,614,983    1,590,137     1,424,020  1,594,373    990,604
Transport capacity and other purchased
 products...................................    346,747      153,577       107,094     79,001     73,001
Operation and maintenance...................    789,356**    739,612***    689,575    677,666    657,825
Depreciation and amortization...............    304,171      256,636       279,317    294,648    287,840
Impairment of gas and oil producing
 properties.................................         --      226,209            --         --         --
Taxes, other than income taxes..............    191,078      191,698       192,617    181,053    169,315
  Operating income before income taxes......    547,974      149,456       343,405    357,344    342,265
Income taxes................................    155,830        2,943        82,427     99,906     68,623
Other income-net............................      9,304       10,760         9,694     10,531      4,749
Write-down of coal properties...............         --       31,266            --         --         --
Interest charges............................    103,175      104,663        87,501     79,475     83,433
Income before change in accounting
 principle..................................    298,273       21,344       183,171    188,494    194,958
Cumulative effect of applying SFAS No. 109..         --           --            --     17,422         --
  Net income................................    298,273       21,344       183,171    205,916    194,958
Per share of common stock
  Income before change in accounting
    principle...............................      $3.16         $.23         $1.97      $2.03      $2.19
  Cumulative effect of applying SFAS
    No. 109.................................         --           --            --        .19         --
  Net income................................      $3.16         $.23         $1.97      $2.22      $2.19
Average common shares outstanding........... 94,434,336   93,246,114    92,999,693 92,808,156 89,127,805
Return on average stockholders' equity......      14.0%         1.0%          8.4%       9.6%       9.7%
Times fixed charges earned..................       4.76         1.21          3.53       3.95       3.41
--------------------------------------------------------------------------------------------------------
DIVIDENDS--CASH
Paid per common share.......................      $1.94        $1.94         $1.94      $1.92      $1.90
  Payout ratio..............................      61.4%       843.5%         98.5%      86.5%      86.8%
Declared per common share...................      $1.94        $1.94         $1.94     $1.925     $1.905
--------------------------------------------------------------------------------------------------------
ASSETS
Total assets................................ $6,000,605   $5,418,293    $5,518,673 $5,437,188 $5,158,871
Property, plant and equipment
  Total investment..........................  8,304,205    7,929,350     7,676,956  7,346,028  7,087,102
  Accumulated depreciation..................  4,226,905    4,016,945     3,650,310  3,429,760  3,212,202
Capital expenditures and acquisitions.......    560,293      439,393       437,785    342,569    441,518
--------------------------------------------------------------------------------------------------------
CAPITAL STRUCTURE
Total common stockholders' equity........... $2,205,152   $2,045,818    $2,184,334 $2,176,432 $2,132,838
Long-term debt..............................  1,426,315    1,291,811     1,151,973  1,158,648  1,111,956
                                             ----------   ----------    ---------- ---------- ----------
  Total capitalization...................... $3,631,467   $3,337,629    $3,336,307 $3,335,080 $3,244,794
                                             ==========   ==========    ========== ========== ==========
Long-term debt ratio........................      39.3%        38.7%         34.5%      34.7%      34.3%
Shares of common stock outstanding at year-
 end........................................ 94,933,631   93,591,623    93,027,847 92,933,828 92,557,017
Common stockholders' equity per share.......     $23.23       $21.86        $23.48     $23.42     $23.04
--------------------------------------------------------------------------------------------------------

  *Certain amounts and ratios are not comparable with prior years due to special charges.
 **Includes special charges for workforce reduction costs of $15,195,000. ***Includes special charges for workforce reduction costs of $42,555,000.
--------------------------------------------------------------------------------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Consolidated Natural Gas Company

In our opinion, the consolidated financial statements appearing on pages 19 through 50 of this Appendix I to the proxy statement for the 1997 annual meeting of stockholders present fairly, in all material respects, the financial position of Consolidated Natural Gas Company and subsidiaries (the Company) at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

600 Grant Street
Pittsburgh, Pennsylvania 15219-9954
February 18, 1997

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------

For the Years Ended December 31,                                 1996        1995        1994
-------------------------------------------------------------------------------------------------
                                                                   (Thousands of Dollars)
OPERATING REVENUES
Regulated gas sales.........................................  $1,752,223  $1,597,379  $1,679,235
Nonregulated gas sales......................................   1,092,486     997,724     723,626
                                                              ----------  ----------  ----------
  Total gas sales...........................................   2,844,709   2,595,103   2,402,861
Gas transportation and storage..............................     465,110     456,370     409,632
Other.......................................................     484,490     255,852     223,535
                                                              ----------  ----------  ----------
  Total operating revenues (Note 2).........................   3,794,309   3,307,325   3,036,028
                                                              ----------  ----------  ----------
OPERATING EXPENSES
Purchased gas...............................................   1,614,983   1,590,137   1,424,020
Transport capacity and other purchased products.............     346,747     153,577     107,094
Operation expense (Note 4)..................................     699,289     653,731     600,421
Maintenance.................................................      90,067      85,881      89,154
Depreciation and amortization (Note 3)......................     304,171     256,636     279,317
Impairment of gas and oil producing properties (Note 3).....          --     226,209          --
Taxes, other than income taxes..............................     191,078     191,698     192,617
                                                              ----------  ----------  ----------
  Subtotal..................................................   3,246,335   3,157,869   2,692,623
                                                              ----------  ----------  ----------
  Operating income before income taxes......................     547,974     149,456     343,405
Income taxes (Note 7).......................................     155,830       2,943      82,427
                                                              ----------  ----------  ----------
  Operating income..........................................     392,144     146,513     260,978
                                                              ----------  ----------  ----------
OTHER INCOME (DEDUCTIONS)
Interest revenues...........................................       2,281       9,095       5,006
Write-down of coal properties (Note 3)......................          --     (31,266)         --
Other-net...................................................       7,023       1,665       4,688
                                                              ----------  ----------  ----------
  Total other income (deductions)...........................       9,304     (20,506)      9,694
                                                              ----------  ----------  ----------
  Income before interest charges............................     401,448     126,007     270,672
                                                              ----------  ----------  ----------
INTEREST CHARGES
Interest on long-term debt..................................     101,814      95,823      88,788
Other interest expense......................................       7,224      14,732       7,992
Allowance for funds used during construction................      (5,863)     (5,892)     (9,279)
                                                              ----------  ----------  ----------
  Total interest charges....................................     103,175     104,663      87,501
                                                              ----------  ----------  ----------
NET INCOME..................................................  $  298,273  $   21,344  $  183,171
                                                              ==========  ==========  ==========
  Earnings per share of common stock........................       $3.16        $.23       $1.97
  Average common shares outstanding (thousands).............      94,434      93,246      93,000
-------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
------------------------------------------------------------------------------

At December 31,                                             1996         1995
------------------------------------------------------------------------------
                                                      (Thousands of Dollars)
ASSETS
PROPERTY, PLANT AND EQUIPMENT (Note 3)
Gas utility and other plant.......................... $ 4,848,392  $ 4,710,086
Accumulated depreciation and amortization............  (1,840,129)  (1,785,965)
                                                      -----------  -----------
   Net gas utility and other plant...................   3,008,263    2,924,121
                                                      -----------  -----------
Exploration and production properties................   3,455,813    3,219,264
Accumulated depreciation and amortization............  (2,386,776)  (2,230,980)
                                                      -----------  -----------
   Net exploration and production properties.........   1,069,037      988,284
                                                      -----------  -----------
   Net property, plant and equipment.................   4,077,300    3,912,405
                                                      -----------  -----------
CURRENT ASSETS
Cash and temporary cash investments..................      44,524       36,277
Accounts receivable
 Customers...........................................     647,207      522,391
 Unbilled revenues and other.........................     161,525      144,253
 Allowance for doubtful accounts.....................     (15,167)     (10,306)
Inventories, at cost
 Gas stored--current portion (Note 8)................     170,513      112,429
 Materials and supplies (average cost method)........      33,070       35,815
Unrecovered gas costs (Note 2).......................     108,016       25,123
Deferred income taxes--current (net).................          --       20,993
Prepayments and other current assets.................     243,333      181,686
                                                      -----------  -----------
   Total current assets..............................   1,393,021    1,068,661
                                                      -----------  -----------
REGULATORY AND OTHER ASSETS
Unamortized abandoned facilities (Note 9)............      15,791       28,672
Other investments....................................     149,858       60,939
Deferred charges and other assets (Notes 2, 4, 6, 7,
 15 and 16)..........................................     364,635      347,616
                                                      -----------  -----------
   Total regulatory and other assets.................     530,284      437,227
                                                      -----------  -----------
   Total assets...................................... $ 6,000,605  $ 5,418,293
                                                      ===========  ===========
------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

------------------------------------------------------------------------------

At December 31,                                             1996         1995
------------------------------------------------------------------------------
                                                      (Thousands of Dollars)
STOCKHOLDERS' EQUITY AND LIABILITIES
CAPITALIZATION
Common stockholders' equity (Note 10)
 Common stock, par value $2.75 per share
   Authorized, 1996--400,000,000 shares, 1995--
   200,000,000 shares
   Issued, 1996--94,933,631 shares, 1995--93,591,623
   shares............................................ $   261,068  $   257,377
 Capital in excess of par value......................     537,002      478,535
 Retained earnings (Note 12).........................   1,424,624    1,309,906
 Unearned compensation...............................     (17,542)          --
                                                      -----------  -----------
   Total common stockholders' equity.................   2,205,152    2,045,818
Long-term debt (Note 13).............................   1,426,315    1,291,811
                                                      -----------  -----------
   Total capitalization..............................   3,631,467    3,337,629
                                                      -----------  -----------
CURRENT LIABILITIES
Current maturities on long-term debt.................     104,000       10,250
Commercial paper (Note 14)...........................     374,000      336,000
Accounts payable.....................................     535,296      410,296
Estimated rate contingencies and refunds (Note 2)....      21,602       59,363
Amounts payable to customers.........................          --       40,315
Taxes accrued........................................      97,336      114,335
Deferred income taxes--current (net) (Note 7)........      36,096           --
Dividends declared...................................      46,043       45,392
Other current liabilities............................     150,047       95,339
                                                      -----------  -----------
   Total current liabilities.........................   1,364,420    1,111,290
                                                      -----------  -----------
DEFERRED CREDITS
Deferred income taxes (Note 7).......................     681,334      672,266
Accumulated deferred investment tax credits..........      28,838       31,031
Deferred credits and other liabilities (Notes 7 and
 15).................................................     294,546      266,077
                                                      -----------  -----------
   Total deferred credits............................   1,004,718      969,374
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES (Note 17)
                                                      -----------  -----------

   Total stockholders' equity and liabilities........ $ 6,000,605  $ 5,418,293
                                                      ===========  ===========
------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                   1996       1995       1994
-------------------------------------------------------------------------------------------------
                                                                    (Thousands of Dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...................................................... $ 298,273  $  21,344  $ 183,171
Adjustments to reconcile net income to net cash
 provided by operating activities
  Depreciation and amortization.................................   304,171    256,636    279,317
  Impairment of gas and oil producing properties................        --    226,209         --
  Write-down of coal properties.................................        --     31,266         --
  Deferred income taxes-net.....................................    63,230    (48,767)   (60,744)
  Investment tax credit.........................................    (2,201)    (2,198)    (2,567)
  Changes in current assets and current liabilities
   Accounts receivable-net......................................  (139,179)  (116,529)    81,896
   Inventories..................................................   (55,339)    77,024    (48,566)
   Unrecovered gas costs........................................   (82,893)   (11,988)     5,467
   Accounts payable.............................................    94,131     69,761     11,198
   Estimated rate contingencies and refunds.....................   (37,761)   (24,041)    25,948
   Amounts payable to customers.................................   (40,315)   (55,825)    68,538
   Taxes accrued................................................   (16,999)    19,922    (17,685)
   Other-net....................................................    (6,006)    13,643     (2,901)
  Changes in other assets and other liabilities.................    28,305     92,553    108,219
  Other-net.....................................................      (252)     3,714         37
                                                                 ---------  ---------  ---------
   Net cash provided by operating activities....................   407,165    552,724    631,328
                                                                 ---------  ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
Plant construction and other property additions.................  (439,489)  (434,739)  (416,051)
Proceeds from dispositions of property, plant and
 equipment-net..................................................     9,079     14,066        164
Cost of other investments-net...................................   (87,735)    (7,464)   (14,902)
                                                                 ---------  ---------  ---------
   Net cash used in investing activities........................  (518,145)  (428,137)  (430,789)
                                                                 ---------  ---------  ---------
CASH FLOWS PROVIDED BY (OR USED IN) FINANCING ACTIVITIES
Issuance of common stock........................................    37,726     19,058        279
Issuance of debentures..........................................   299,567    148,899         --
Repayments of long-term debt....................................   (68,750)        --         --
Unsecured loan repayment........................................    (4,000)    (4,000)        --
Commercial paper borrowings (or repayments)-net.................    37,853   (103,399)   (15,601)
Dividends paid..................................................  (183,020)  (180,782)  (180,415)
Other-net.......................................................      (149)        (9)        (1)
                                                                 ---------  ---------  ---------
   Net cash provided by (or used in) financing activities.......   119,227   (120,233)  (195,738)
                                                                 ---------  ---------  ---------
   Net increase in cash and temporary cash investments..........     8,247      4,354      4,801
CASH AND TEMPORARY CASH INVESTMENTS AT JANUARY 1................    36,277     31,923     27,122
                                                                 ---------  ---------  ---------
CASH AND TEMPORARY CASH INVESTMENTS AT DECEMBER 31.............. $  44,524  $  36,277  $  31,923
                                                                 =========  =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
  Interest (net of amounts capitalized)......................... $ 109,602  $ 102,663  $  91,011
  Income taxes (net of refunds)................................. $ 108,742  $  58,949  $ 154,860
Non-cash financing activities
  Conversion of 7 1/4% Convertible Subordinated Debentures...... $      --  $      --  $   3,795
  Issuance of common stock under benefit plans.................. $  25,570  $   1,121  $     666
-------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Methods of allocating costs to accounting periods by the subsidiary companies subject to federal or state accounting and rate regulation may differ from methods generally applied by nonregulated companies. However, when the accounting allocations prescribed by regulatory authorities are used for ratemaking, the economic effects thereof determine the application of generally accepted accounting principles. Significant accounting policies of Consolidated Natural Gas Company (the Parent Company) and subsidiaries (the Company) within this framework are summarized in this Note.

USE OF ESTIMATES
The consolidated financial statements reflect certain estimates and assumptions made by management that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented.

PRINCIPLES OF CONSOLIDATION
The Parent Company owns all of the capital stock of its subsidiaries. The consolidated financial statements represent the accounts of the Company after the elimination of intercompany transactions.

The Company follows the equity method of accounting for investments in partnerships and corporate joint ventures when the Company is able to influence the financial and operating policies of the investee. For all other investments, the cost method is applied.

REVENUE RECOGNITION
Revenues from gas sales and transportation services are recognized in the same period in which the related gas volumes are delivered to customers. The Company bills and recognizes sales revenues from residential and certain commercial and industrial customers on the basis of scheduled meter readings. In addition, revenues are recorded for estimated deliveries of gas to these customers from the meter reading date to the end of the accounting period. For wholesale and other commercial and industrial customers, revenues are based upon actual deliveries of gas to the end of the period.

UNRECOVERED GAS COSTS
Where permitted by regulatory authorities, the Company defers the difference between the cost of gas (including certain related costs) and the amount of such costs included in current rates. The differences are accounted for as either unrecovered gas costs or amounts payable to customers. Unrecovered amounts are recognized as purchased gas costs in future periods when the costs are recovered through adjusted rates.

ENERGY PRICE RISK MANAGEMENT ACTIVITIES
In the normal course of business, certain of the nonregulated subsidiaries utilize commodity futures and option contracts and derivative financial instruments to manage exposure to price risk in connection with the production, purchase and sale of natural gas and oil, purchase and sale of electricity, and for stored gas inventories. Derivative financial instruments may also be used from time to time to manage foreign currency risk in connection with certain contractual commitments. Exchange-traded instruments which permit settlement by physical delivery of the commodity under contract are not considered derivative financial instruments under SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." The derivative financial instruments utilized by the subsidiaries include over-the-counter (OTC) commodity price swap agreements, OTC foreign currency swap agreements and OTC options which require settlement in cash. Under the price swap agreements, the subsidiaries make payments to, or receive payments from, counterparties generally based on the difference between fixed

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and variable gas and oil prices or on prices at different receipt points as specified in the contracts. Under foreign currency swap agreements, payments are made to, or received from, counterparties generally based on the difference in the current foreign exchange rate. Settlement takes place under the swap agreements on a monthly basis, and amounts received or paid are recognized as an adjustment to gas and oil sales revenues, purchased gas expense or transport capacity costs in that month to correspond with the recognition of the related physical transaction.

For derivative financial instruments or exchange-traded contracts that qualify (based on correlation to price movements of gas and oil) and are designated as hedges, related gains or losses are deferred and subsequently recognized in income, as revenues or expense, in the same period the hedged transaction occurs. The value of derivatives that do not qualify for hedge accounting treatment are marked-to-market each period, with gains and losses recognized in the operating income of that period.

Margin accounts for open futures contracts are recorded in the Consolidated Balance Sheet under "Prepayments and other current assets." Deferred losses or gains are reflected in the Consolidated Balance Sheet under "Deferred charges and other assets" and "Deferred credits and other liabilities," respectively. Cash flows from price risk management activities are reported in the Consolidated Statement of Cash Flows as an operating activity--consistent with the category of the cash flows from the underlying physical transaction.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

  GAS UTILITY AND OTHER PLANT
The property, plant and equipment accounts are stated at the cost incurred or, where required by regulatory authorities, "original cost." Additions and betterments are charged to the property accounts at cost. Upon normal retirement of a plant asset, its cost is charged to accumulated depreciation together with costs of removal less salvage. The costs of maintenance, repairs and replacing minor items are charged principally to expense as incurred.

  EXPLORATION AND PRODUCTION PROPERTIES
CNG Producing and CNG Transmission follow the full cost method of accounting for gas and oil producing activities prescribed by the SEC. Under the full cost method, all costs directly associated with property acquisition, exploration, and development activities are capitalized, with the principal limitation that such amounts not exceed the present value of estimated future net revenues to be derived from the production of proved gas and oil reserves. If net capitalized costs exceed the estimated value at the end of any quarterly period, then a permanent write-down of the assets must be recognized in that period.

The gas producing activities of Peoples Natural Gas are subject to cost-of-service rate regulation and are exempt from the accounting methods prescribed by the SEC.

  DEPRECIATION AND AMORTIZATION
Depreciation and amortization are recorded over the estimated service lives of plant assets by application of the straight-line method or, in the case of gas and oil producing properties, the unit-of-production method.

Under the full cost method of accounting, amortization is also accrued on estimated future costs to be incurred in developing proved gas and oil reserves, and on estimated dismantlement and abandonment costs net of projected salvage values. However, the costs of investments in unproved properties and major development projects are excluded from amortization until it is determined whether or not proved reserves are attributable to such properties.

  ACCOUNTING FOR IMPAIRMENTS
Effective January 1, 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard requires

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the aggregate estimated future cash flows to be derived from an asset are less than its carrying amount, an impairment must be recognized. The Company's gas and oil producing activities that are subject to the SEC's full cost accounting method will continue to be evaluated for impairment under SEC Regulation S-X. SFAS No. 121 also requires the write-off of a regulatory asset if and when it is no longer probable that future revenues will provide for the recovery of the carrying value of the asset. The adoption of SFAS No. 121 did not have a material effect on the Company's financial position, results of operations or cash flows.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION
The subsidiaries subject to cost-of-service rate regulation capitalize the estimated costs of funds used during the construction of major projects. Under regulatory practices, those companies are permitted to include the costs capitalized in rate base for rate-making purposes when the completed facilities are placed in service. The remaining subsidiaries capitalize interest costs as part of the cost of acquiring certain assets. Generally, interest is capitalized on unproved properties and major construction and development projects on which amortization is not yet being recognized.
  In determining the allowance for funds used during construction, the following ranges of rates reflect the pretax cost of borrowed funds used to finance construction expenditures: 1994--3 3/8% to 8 1/4%; 1995--5 3/4% to 8 3/8% and 1996--5 1/2% to 8 1/8%. Equity funds capitalized in those years were not significant.

INCOME TAXES
The current provision for income taxes represents amounts paid or currently payable. Investment tax credits which were required to be deferred by regulatory authorities are being amortized as credits to income over the estimated service lives of the related properties.

PENSION AND OTHER BENEFIT PROGRAMS

  PENSION PROGRAM
The Company has qualified noncontributory defined benefit pension plans covering substantially all employees. Benefits payable under the plans are based primarily on each employee's years of service, age and base salary during the five years prior to retirement. Net pension costs are determined by an independent actuary, and the plans are funded on an annual basis to the extent such funding is deductible under federal income tax regulations. Plan assets consist primarily of equity securities, fixed income securities and insurance contracts. The pension program also includes the payment of supplemental pension benefits to certain retirees depending on retirement dates, and the payment of benefits to certain retired executives under company-sponsored nonqualified employee benefit plans. Certain of these nonqualified benefit plans have been partially funded through contributions to a grantor trust.

  OTHER POSTRETIREMENT BENEFITS
In addition to pension plans, the Company sponsors defined benefit postretirement plans covering both salaried and hourly employees and certain dependents. The plans provide medical benefits as well as life insurance coverage. These benefits are provided through insurance companies and other providers with the annual cash outlays based on the claim experience of the related plans.

Employees who retire on or after attaining age 55 and having rendered at least 15 years of service, or employees retiring on or after attaining age 65, are eligible to receive benefits under the plans. The plans are both contributory and noncontributory, depending on age, retirement date, the plan elected by the employee, and whether the employee is covered under a collective bargaining agreement. Most of the medical plans contain cost-sharing features such as deductibles and coinsurance. For certain of the contributory medical plans, retiree contributions are adjusted annually.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ENVIRONMENTAL EXPENDITURES
Environmental-related expenditures associated with current operations are generally expensed as incurred. Expenditures for the assessment and/or remediation of environmental conditions related to past operations are charged to expense or are deferred pending probable recovery in future rate-making proceedings. In this connection, a liability is recognized when the assessment or remediation effort is probable and the future costs are estimable. Estimated future costs for the abandonment and restoration of gas and oil properties are accrued currently through charges to depreciation.

Claims for recovery of environmental-related costs from insurance carriers and other third parties or through regulatory procedures are recognized separately as assets when future recovery is deemed probable.

EARNINGS PER SHARE
Earnings per share of common stock is computed based on the weighted average number of common shares outstanding during the period. Under the methods prescribed by generally accepted accounting principles, the assumed exercise of outstanding stock options and conversion of the Company's outstanding convertible subordinated debentures are not considered to have a dilutive effect on earnings per share.

TEMPORARY CASH INVESTMENTS
Temporary cash investments consist of short-term, highly liquid investments that are readily convertible to cash and present no significant interest rate risk. For purposes of the Consolidated Statement of Cash Flows, temporary cash investments are considered to be cash equivalents.

2. RATE MATTERS

The Company accounts for its regulated operations in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." When the accounting allocations prescribed by regulatory authorities are used for ratemaking, the allocation of costs among accounting periods by the Company's regulated subsidiaries resulted in the recognition of regulatory assets and liabilities at December 31, 1995 and 1996 as follows:
-------------------------------------------------------------------------------

December 31,                                                    1996     1995
-------------------------------------------------------------------------------
                                                               (In Thousands)
Regulatory assets:
 Unrecovered gas costs (Note 1).............................. $108,016 $ 25,123
 Order 636 transition costs (Note 2).........................   27,727   37,021
 Workforce reduction costs (Note 4)..........................   11,139   16,379
 Other postretirement benefits (Note 6)......................   58,966   68,026
 Deferred income taxes (Note 7)..............................  101,825  105,159
 Abandoned facilities (Note 9)...............................   15,791   28,672
 Environmental-related expenditures (Note 16)................   11,047   13,932
 Other.......................................................   21,357   26,571
                                                              -------- --------
  Total regulatory assets.................................... $355,868 $320,883
                                                              ======== ========
Regulatory liabilities:
 Amounts payable to customers (Note 1)....................... $     -- $ 40,315
 Estimated rate contingencies and refunds (Note 2)...........   21,602   59,363
 Income taxes refundable to customers-net (Note 7)...........   57,867   61,678
                                                              -------- --------
  Total regulatory liabilities............................... $ 79,469 $161,356
                                                              ======== ========
-------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company assesses on an ongoing basis the recoverability of costs recognized as regulatory assets and its ability to continue to apply SFAS No. 71 to its regulated operations. In the event that all or a portion of the Company's regulated operations ceased to meet the requirements of SFAS No. 71, the Company would be required to assess the carrying value of certain assets and liabilities previously subject to regulation.

ESTIMATED RATE CONTINGENCIES AND REFUNDS
Certain increases in prices by the Company and other rate-making issues are subject to final modification in regulatory proceedings. The related accumulated provisions pertaining to these matters were $24,239,000 and $6,851,000 at December 31, 1995 and 1996, including interest. These amounts are reported in the Consolidated Balance Sheet under "Estimated rate contingencies and refunds" together with $35,124,000 and $14,751,000, respectively, which are primarily refunds received from suppliers and refundable to customers under regulatory procedures.

ORDER 636 TRANSITION COSTS
As approved by the FERC, CNG Transmission has billed its customers, including certain affiliates, a total of $178.6 million, representing unrecovered purchased gas costs and unrecovered sales-related transportation costs, resulting from its transition to restructured services under Order 636. Of the total amount billed by CNG Transmission to the distribution subsidiaries, the portion remaining to be recovered from their customers at December 31, 1996 is not material to the Company's financial position, results of operations or cash flows.

The distribution subsidiaries have incurred or are expected to incur additional obligations to upstream pipeline companies for transition costs under Order 636. The total estimated liability for such costs was $37,021,000 and $27,727,000 at December 31, 1995 and 1996, respectively. Additional amounts are likely to be accrued in the future once the pipeline companies receive final FERC approval to recover these costs. Based on management's current estimates, the distribution subsidiaries' portion of such costs is not expected to be material.

Based on regulatory actions in two jurisdictions and the past rate-making treatment of similar costs in the other jurisdictions, management believes that the distribution subsidiaries should generally be able to pass through all Order 636 transition costs to their customers.

3. PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

IMPAIRMENT OF GAS AND OIL PRODUCING PROPERTIES
As described in Note 1, certain of the subsidiaries follow the full cost method of accounting for gas and oil producing activities as prescribed by the SEC. Under these rules, the Company recognized an impairment of its gas and oil producing properties at March 31, 1995, due primarily to the decline in gas wellhead prices. The non-cash charge amounted to $226,209,000 and reduced 1995 net income by $145,000,000, or $1.56 per share.

DEPRECIATION AND AMORTIZATION
Amortization of capitalized costs under the full cost method of accounting for the Company's exploration and production operations amounted to $1.15 per Mcf equivalent of gas and oil produced in 1994, $.98 in 1995, and $.93 in 1996. The 1995 amount includes the effect of the write-down of the gas and oil producing properties noted above.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Costs of unproved properties capitalized under the full cost method of accounting that are excluded from amortization at December 31, 1996, and the years in which such excluded costs were incurred, follow:
--------------------------------------------------------------------------------

                                           Incurred in Years Ended December 31,
                              DECEMBER 31, -------------------------------------
                                  1996        1996      1995      1994    Prior
--------------------------------------------------------------------------------
                                                (In Thousands)
Property acquisition costs...   $23,867      $13,762   $ 3,938   $3,153   $3,014
Exploration costs............    21,420       11,967     6,090    1,642    1,721
Capitalized interest.........     4,134          946     1,245      992      951
                                -------    --------- --------- -------- --------
  Total......................   $49,421      $26,675   $11,273   $5,787   $5,686
                                =======    ========= ========= ======== ========
--------------------------------------------------------------------------------

There are no significant properties, as defined by the SEC, excluded from amortization at December 31, 1996. As gas and oil reserves are proved through drilling or as properties are judged to be impaired, excluded costs and any related reserves are transferred on an ongoing, well-by-well basis into the amortization calculation.

WRITE-DOWN AND SUBSEQUENT SALE OF COAL PROPERTIES
In early 1995, the Company initiated an evaluation of the possible disposition of the coal reserves and related properties owned by CNG Coal Company (CNG
Coal). These reserves had been acquired in the late 1960s and 1970s to meet expected long-term gas supply needs through coal gasification. However, due to gas industry deregulation, excess gas supplies nationwide, and both low demand and prices for coal, the Company concluded that it was not economically feasible to develop such reserves, nor were these assets aligned with the Company's longer-term strategy.

A property appraisal was completed during the second quarter of 1995 by an independent geological firm, which indicated that a write-down was warranted. Accordingly, at June 30, 1995, the cost of these properties was written down resulting in a pretax charge amounting to $31,266,000. This charge reduced 1995 net income by $20,323,000, or 22 cents per share, but had no effect on the Company's cash flow. In July 1996, CNG Coal completed the sale of its coal properties to a subsidiary of Cyprus Amax Minerals Company. Sale proceeds consist of an initial cash payment, cash to be received in the form of equal annual installments, and payments to be received from the future production of the coal reserves. The proceeds from the sale approximated the book value of these properties.

4. WORKFORCE REDUCTION COSTS

Workforce reduction programs approved during 1995 by the Board of Directors consisted of a voluntary early retirement program and an involuntary separation program. The early retirement incentives included five additional years of age and service for determining pension benefits. The early retirement program was offered at six subsidiaries from April 1 through May 31, 1995, and at a seventh subsidiary from July 1 through August 31, 1995. Eligible employees at each subsidiary were required to retire before December 31, 1995. The involuntary separation program involved severance benefit payments to affected employees.

In January 1996, unions at two subsidiaries approved the adoption of a workforce reduction program that consisted of a voluntary early retirement program and a voluntary separation program. The early retirement incentives were similar to those offered at other subsidiaries during 1995. The early retirement program was offered from February 1 through March 31, 1996, with eligible employees retiring effective April 1, 1996. The voluntary separation program involved severance benefit payments to affected employees. In September 1996, the Board of Directors approved a separate voluntary early retirement program for West Ohio Gas. The program included early retirement incentives similar to those

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

offered previously at other subsidiaries and was offered from October 1 through November 29, 1996, with eligible employees retiring effective December 1, 1996.

During 1995 and 1996, a total of 571 and 119 eligible employees, respectively, elected to accept the early retirement offer and an additional 217 and 57, respectively, were separated from the Company in conjunction with these programs. In addition, during the fourth quarter of 1996 the Company recorded a provision for severance and related benefits to be paid to affected employees in connection with the Company's efforts to combine and streamline certain business functions. As a result of these workforce reduction programs, the Company recorded charges to "Operation expense" in the 1995 and 1996 Consolidated Statements of Income amounting to $42,555,000 and $15,195,000, respectively. These charges reduced 1995 and 1996 net income by $25,618,000, or 27 cents per share, and $9,855,000, or 10 cents per share, respectively. The portion of the 1996 charges recognized in the fourth quarter amounted to $11,816,000 and reduced net income for the quarter by $7,786,000, or 8 cents per share. In addition, certain of the regulated subsidiaries have deferred, as a regulatory asset, a portion of their workforce reduction costs pending recovery in future rates. The balance of these deferrals was $11,139,000 at December 31, 1996. The total workforce reduction costs include the impact of curtailment accounting for the pension and postretirement benefit plans. Details of the costs are shown in the following table.
-------------------------------------------------------------------------

                                    1996                        1995
                          --------------------------  ---------------------------
                          Amounts   Amounts   Total   Amounts   Amounts    Total
                          Expensed  Deferred  Costs   Expensed  Deferred   Costs
---------------------------------------------------------------------------------
                                            (In Thousands)
Pension and nonqualified
benefit plans:
  Special termination
  benefits..............  $ 4,436     $--    $ 4,436  $30,284   $ 6,893   $37,177
  Curtailment gain-net..     (792)     --       (792)  (5,891)     (277)   (6,168)
Postretirement benefit
plans:
  Special termination
  benefits..............       --      --         --    1,086        62     1,148
  Curtailment loss-net..    1,292      --      1,292    6,008     9,656    15,664
Severance and other.....   10,259      91     10,350   11,068        45    11,113
                          -------     ---    -------  -------   -------   -------
  Total.................  $15,195     $91    $15,286  $42,555   $16,379   $58,934
                          =======     ===    =======  =======   =======   =======
---------------------------------------------------------------------------------

5. PENSION COSTS

Net pension cost, as determined by an independent actuary, included the following components:
------------------------------------------------------------------------------

Years Ended December 31,                          1996       1995       1994
------------------------------------------------------------------------------
                                                       (In Thousands)
Service cost--benefits earned during the
period......................................... $  23,741  $  23,741  $ 28,509
Interest cost on projected benefit obligation..    67,426     62,125    59,006
Return on plan assets..........................  (205,481)  (265,460)  (33,363)
Net amortization and deferral..................    86,522    162,002   (60,228)
Curtailment and special termination benefits...     3,644     24,393        --
Special voluntary retirement programs..........       800        800       800
                                                ---------  ---------  --------
  Net pension cost (or credit)................. $ (23,348) $   7,601  $ (5,276)
                                                =========  =========  ========
------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In 1989, Peoples Natural Gas offered special retirement incentives to certain salaried and hourly employees. The additional pension payments resulting from these incentives are being paid from the assets of the applicable pension plans. The estimated cost of these additional benefits, amounting to approximately $8,000,000, was deferred and is being amortized to expense over a 10-year period which began October 1, 1990, in accordance with the rate-making treatment approved by the Pennsylvania Public Utility Commission.

The following table sets forth the funded status of the plans, as determined by an independent actuary, at December 31, 1995 and 1996:
-------------------------------------------------------------------------------

                                                              Plans Where
                               Plans Where Assets        Accumulated Benefits
                           Exceed Accumulated Benefits       Exceed Assets
                           ----------------------------  ----------------------
December 31,                      1996           1995         1996        1995
-------------------------------------------------------------------------------
                                            (In Thousands)
Actuarial present value
of:
  Vested benefit
   obligation............  $     708,224  $     711,644  $   22,111  $   25,203
                           =============  =============  ==========  ==========
  Accumulated benefit
   obligation............  $     737,868  $     740,890  $   26,627  $   28,858
                           =============  =============  ==========  ==========
  Projected benefit
   obligation............  $     927,531  $     952,260  $   32,420  $   36,044
Plan assets at fair
 value...................      1,539,039      1,395,778          --          --
                           -------------  -------------  ----------  ----------
  Plan assets in excess
   of (or less than)
   projected benefit
   obligation............        611,508        443,518     (32,420)    (36,044)
Unrecognized net loss (or
 gain)...................       (501,869)      (354,370)     (2,076)      1,358
Unrecognized net
 obligation (or asset)...        (67,980)       (77,300)     19,864      21,396
Unrecognized prior
 service cost............          5,227          5,634       1,617       2,341
Recognition of minimum
 liability...............             --             --     (13,612)    (17,909)
                           -------------  -------------  ----------  ----------
  Prepaid pension cost
  (or pension liability).  $      46,886  $      17,482  $  (26,627) $  (28,858)
                           =============  =============  ==========  ==========
-------------------------------------------------------------------------------

The projected benefit obligation at December 31, 1995 and 1996, was determined using an annual discount rate of 7.0% and 7.5%, respectively, and an average assumed annual rate of salary increase of 5.5%. The expected long-term rate of return on plan assets was 8.0% per annum at December 31, 1995 and 9.0% at December 31, 1996.

The Company applied the provisions of SFAS No. 87 to certain nonqualified employee benefit plans effective July 1, 1995. The minimum liability recognized relating to both the Company's nonqualified employee benefit and supplemental pension plans was $17,909,000 and $13,612,000 at December 31, 1995 and 1996. The related intangible asset recognized as of those dates amounted to $15,605,000 and $11,486,000, respectively. These amounts are included in the Consolidated Balance Sheet under "Deferred credits and other liabilities" and "Deferred charges and other assets." Adjustments of the minimum liability and intangible asset due to changes in assumptions or the financial status of the plans resulted in a charge to retained earnings of $262,000 at December 31, 1995, and a credit to retained earnings of $116,000 at December 31, 1996.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. OTHER POSTRETIREMENT BENEFITS

Net periodic postretirement benefit cost, as determined by an independent actuary, included the following components:

-------------------------------------------------------------------------------
Years Ended December 31,                              1996     1995     1994
-------------------------------------------------------------------------------
                                                         (In Thousands)
Service cost--benefits attributed to service during
the period.......................................... $11,940  $11,549  $12,708
Interest cost on accumulated postretirement benefit
obligation..........................................  26,450   28,017   24,380
Return on plan assets...............................    (645)    (145)     (28)
Amortization of transition obligation...............  11,801   14,420   14,420
Curtailment and special termination benefits........   1,292    7,094       --
Net amortization and deferral.......................   2,283      380        4
                                                     -------  -------  -------
  Net periodic postretirement benefit cost.......... $53,121  $61,315  $51,484
                                                     =======  =======  =======
-------------------------------------------------------------------------------

The following table reconciles the plans' combined funded status, as determined by an independent actuary, with amounts included in the Consolidated Balance Sheet at December 31, 1995 and 1996:

-------------------------------------------------------------------------------
December 31,                                                1996       1995
-------------------------------------------------------------------------------
                                                            (In Thousands)
Accumulated postretirement benefit obligation:
  Retirees............................................... $ 280,593  $ 271,209
  Fully eligible active plan participants................    16,882     25,475
  Other active plan participants.........................    80,960     88,235
                                                          ---------  ---------
    Total accumulated postretirement benefit obligation..   378,435    384,919
Plan assets at fair value................................    53,153     12,127
                                                          ---------  ---------
  Accumulated postretirement benefit obligation in excess
  of plan assets.........................................  (325,282)  (372,792)
Unrecognized prior service cost..........................    (6,591)   (20,887)
Unrecognized net loss....................................    54,088     64,166
Unrecognized transition obligation.......................   188,248    230,853
                                                          ---------  ---------
  Accrued postretirement benefit liability............... $ (89,537) $ (98,660)
                                                          =========  =========
-------------------------------------------------------------------------------

As permitted, the Company elected to amortize the accumulated postretirement benefit obligation existing at January 1, 1993 (transition obligation) over a 20-year period. The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1995 and 1996, was 7.0% and 7.5%, respectively. The average assumed annual rate of salary increase for the applicable life insurance plans was 5.0% for 1995 and 5.5% for 1996.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for the medical plans is 8.0% for 1997, declining gradually to 5.0% in 2003 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. If the health care cost trend rate were increased by 1% in each year, the accumulated postretirement benefit obligation as of December 31, 1996, would be increased by $36.4 million. A 1% change would also increase the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $5.4 million.

The majority of the estimated postretirement benefit costs and the transition obligation is attributable to the rate-regulated subsidiaries. Pending the expected recovery of SFAS No. 106 costs and related deferrals in regulatory proceedings, these subsidiaries have deferred the differences between SFAS No. 106 costs and amounts included in rates. In general, the rate-regulated subsidiaries have obtained

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) approval for recovery in rates from their respective regulatory commissions for the increased level of expense resulting from SFAS No. 106. The amount of SFAS No. 106 costs deferred at December 31, 1995 and 1996, was $68,026,000 and $58,966,000, respectively, which is included in the Consolidated Balance Sheet under "Deferred charges and other assets."

The FERC and certain state regulatory authorities have indicated that when SFAS No. 106 costs are recovered in rates, amounts collected must be deposited in irrevocable trust funds dedicated for the sole purpose of paying postretirement benefits. Accordingly, four subsidiaries fund postretirement benefit costs via voluntary employees' beneficiary associations (VEBAs). The remaining subsidiaries do not prefund postretirement benefit costs, but rather pay claims as presented. Assets held by the VEBAs consist primarily of short-term fixed income securities.

7. INCOME TAXES

"Income taxes" in the Consolidated Statement of Income include the following:

--------------------------------------------------------------------------------
Years Ended December 31,                             1996      1995      1994
--------------------------------------------------------------------------------
                                                         (In Thousands)
Current provision
  Federal......................................... $ 80,962  $ 44,705  $126,362
  State...........................................   13,839     9,203    19,376
Deferred income taxes-net
  Federal.........................................   60,758   (47,146)  (50,443)
  State...........................................    2,472    (1,621)  (10,301)
Investment tax credit.............................   (2,201)   (2,198)   (2,567)
                                                   --------  --------  --------
  Total........................................... $155,830  $  2,943  $ 82,427
                                                   ========  ========  ========
--------------------------------------------------------------------------------

Income taxes differed from the amounts shown in the next table that were computed by applying the statutory federal income tax rate of 35% to reported income before taxes. The reasons for the differences follow:

-------------------------------------------------------------------------------
Years Ended December 31,                             1996     1995      1994
-------------------------------------------------------------------------------
                                                        (In Thousands)
Income before taxes............................... $454,103  $24,287  $265,598
                                                   ========  =======  ========
Computed "expected" tax expense................... $158,936  $ 8,500  $ 92,959
Increases (or reductions) in tax resulting from:
  Production tax credit...........................   (9,344)  (8,472)   (7,987)
  Investment tax credit...........................   (2,201)  (2,198)   (2,567)
  State income taxes..............................   10,602    4,928     5,899
  Miscellaneous...................................   (2,163)     185    (5,877)
                                                   --------  -------  --------
    Total income taxes............................ $155,830  $ 2,943  $ 82,427
                                                   ========  =======  ========
  Effective tax rate..............................    34.3%    12.1%     31.0%
-------------------------------------------------------------------------------

The current and noncurrent deferred income taxes reported in the Consolidated Balance Sheet at December 31, 1996, represent the net expected future tax consequences attributable to temporary differences between the carrying amounts of nontax assets and liabilities and their tax bases. These temporary differences and the related tax effect were as follows:

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

-------------------------------------------------------------------------------
                                                               1996
                                                   ----------------------------
                                                     Deferred   Deferred income
December 31,                                       income taxes taxes--current
-------------------------------------------------------------------------------
                                                          (In Thousands)
Deferred tax liabilities:
  Excess of tax over book depreciation............   $516,241       $    --
  Exploration and intangible well drilling costs..    215,415            --
  Unrecovered gas costs...........................         --        38,863
  Other...........................................     76,906            --
                                                     --------       -------
    Total liabilities.............................    808,562        38,863
                                                     --------       -------
Deferred tax assets:
  Tax basis step-up in connection with acquisition
  of subsidiary...................................     19,170            --
  Deferred investment tax credits.................     17,114            --
  Overheads capitalized for tax purposes..........     13,747            --
  Supplier and other refunds......................         --           277
  Other...........................................     77,197         2,490
  Valuation allowance.............................         --            --
                                                     --------       -------
    Total assets..................................    127,228         2,767
                                                     --------       -------
    Total deferred income taxes...................   $681,334       $36,096
                                                     ========       =======
-------------------------------------------------------------------------------

A regulatory liability amounting to $57,867,000 has been recorded representing the reduction to previously recorded deferred income taxes associated with rate-regulated activities that are expected to be refundable to customers, net of certain taxes collectible from customers. Also, a regulatory asset corresponding to the recognition of additional deferred income taxes not previously recorded because of past rate-making practices amounting to $101,825,000 has been recorded at December 31, 1996. These amounts are included in the Consolidated Balance Sheet under "Deferred credits and other liabilities" and "Deferred charges and other assets," respectively.

8. GAS STORED

The distribution subsidiaries, except Virginia Natural Gas, value their stored gas inventory under the LIFO method. Based upon the average price of gas purchased during 1996, the current cost of replacing the inventory of "Gas stored--current portion" exceeded the amount stated on a LIFO basis by approximately $196,474,000 at December 31, 1996. Virginia Natural Gas and CNG Energy Services value their stored gas inventory under the weighted average cost method.

A portion of gas in underground storage used as a pressure base and for operational balancing is included in "Property, Plant and Equipment" in the amounts of $126,393,000 and $126,366,000 at December 31, 1995 and 1996,
respectively.

9. UNAMORTIZED ABANDONED FACILITIES

In 1988, Consolidated LNG received FERC approval for the abandonment of its interest in liquefied natural gas facilities at Cove Point, Maryland. In connection with the abandonment, Consolidated LNG recorded a deferred asset in accordance with the provisions of SFAS No. 90, "Accounting for Abandonments and Disallowances of Plant Costs." This deferred asset, which represents the present value of allowable costs expected to be recovered, is being amortized over the 10-year recovery period which began March 1, 1988, as prescribed in the FERC order.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. COMMON STOCKHOLDERS' EQUITY

A summary of the changes in stockholders' equity follows:
--------------------------------------------------------------------------------

                             Common Stock        Capital in Excess
                                Issued             of Par Value                                    Treasury Stock
                          ------------------ --------------------------                           -----------------
                           Number    Value                                Retained     Unearned    Number
                          of Shares  at Par  Paid-In    Other   Total     Earnings   Compensation of Shares  Cost
-------------------------------------------------------------------------------------------------------------------
                                                              (In Thousands)
Balance at December 31,
 1993...................   92,934   $255,568 $413,801  $40,280 $454,081  $1,466,783   $      --       --    $    --
Net income..............       --         --       --       --       --     183,171          --       --         --
Cash dividends declared
 Common stock ($1.94 per
 share).................       --         --       --       --       --    (180,461)         --       --         --
Common stock issued
 Conversion of
  debentures............       70        193    3,669       --    3,669          --          --       --         --
 Stock awards-net.......       16         45      621       --      621          --          --       --         --
 Stock options..........        8         21      258       --      258          --          --       --         --
Purchase of treasury
 stock..................       --         --       --       --       --          --          --       (6)      (257)
Sale of treasury stock..       --         --       (1)      --       (1)         --          --        6        257
Pension liability
 adjustment.............       --         --       --       --       --         386          --       --         --
                           ------   -------- --------  ------- --------  ----------   ---------     ----    -------
Balance at December 31,
 1994...................   93,028    255,827  418,348   40,280  458,628   1,469,879          --       --         --
Net income..............       --         --       --       --       --      21,344          --       --         --
Cash dividends declared
 Common stock ($1.94 per
  share)................       --         --       --       --       --    (181,055)         --       --         --
Common stock issued
 Stock options..........      217        596    7,453       --    7,453          --          --       --         --
 System Thrift Plans....      213        586    7,586       --    7,586          --          --       --         --
 DRP*...................      104        287    3,837       --    3,837          --          --       --         --
 Stock awards-net.......       30         81    1,040       --    1,040          --          --       --         --
Purchase of treasury
 stock..................       --         --       --       --       --          --          --      (17)      (634)
Sale of treasury stock..       --         --       (9)      --       (9)         --          --       17        634
Pension liability
 adjustment
 (Note 5)...............       --         --       --       --       --        (262)         --       --         --
                           ------   -------- --------  ------- --------  ----------   ---------     ----    -------
Balance at December 31,
 1995...................   93,592    257,377  438,255   40,280  478,535   1,309,906          --       --         --
Net income..............       --         --       --       --       --     298,273          --       --         --
Cash dividends declared
 Common stock ($1.94 per
  share)................       --         --       --       --       --    (183,671)         --       --         --
Common stock issued
 Stock options..........      769      2,113   29,662       --   29,662          --          --       --         --
 Performance shares-net.      378      1,040   16,336       --   16,336          --     (17,376)      --         --
 Stock awards-net.......       98        270    4,404       --    4,404          --      (4,560)      --         --
 DRP*...................       97        268    4,688       --    4,688          --          --       --         --
 Amortization and
  adjustment............       --         --    3,520       --    3,520          --       4,394       --         --
Purchase of treasury
 stock..................       --         --       --       --       --          --          --     (147)    (8,144)
Sale of treasury stock
 and other..............       --         --     (143)      --     (143)         --          --      147      8,144
Pension liability
 adjustment
 (Note 5)...............       --         --       --       --       --         116          --       --         --
                           ------   -------- --------  ------- --------  ----------   ---------     ----    -------
Balance at December 31,
 1996...................   94,934   $261,068 $496,722  $40,280 $537,002  $1,424,624   $(17,542)       --    $    --
                           ======   ======== ========  ======= ========  ==========   =========     ====    =======
-------------------------------------------------------------------------------------------------------------------

*Dividend Reinvestment Plan.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SHAREHOLDER RIGHTS PLAN
During 1995, the Board of Directors adopted a shareholder rights plan and on January 23, 1996, declared a dividend of one right (Right) for each share of common stock outstanding at the close of business on February 28, 1996. Each Right would entitle the holder to purchase from the Company one-half of one share of common stock at a price of $175 per share ($87.50 per half-share), subject to adjustment (Purchase Price), if certain conditions are met in connection with a possible acquisition of the common stock of the Company by a third party. If the Rights become exercisable, each holder may exercise a Right and receive common stock (or, in certain cases, cash, property or other securities) of the Company or common stock of the acquiring company having a value equal to twice the Right's then current Purchase Price.

Also, under certain conditions, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of common stock (and/or other securities, cash or other assets having the same value as a share of common stock) per Right, subject to adjustment, or may redeem the Rights in whole at a price of $0.01 per Right. Until a Right is exercised or exchanged for common stock, the holder, as such, is not a stockholder of the Company. Unless earlier exercised or redeemed, the Rights will expire on February 28, 2006.

UNISSUED SHARES
At December 31, 1996, 305,066,369 shares of common stock were unissued. Of these, a total of 14,738,762 shares have been registered with the SEC for possible issuance under various benefit plans. Shares acquired by these plans can consist of original issue shares, treasury shares or shares purchased in the open market. In addition, 2,001,512 shares have been registered with the SEC for possible issuance to shareholders under the Dividend Reinvestment Plan and 4,559,353 shares are registered for issuance upon conversion of the Company's convertible subordinated debentures.

TREASURY STOCK
Under a stock repurchase plan approved by the Board of Directors, the Company can purchase in the open market up to 4,000,000 shares of its common stock. The Company may also acquire shares of its common stock through certain provisions of the Company's various stock incentive plans. Shares repurchased or acquired are held as treasury stock and are available for reissuance for general corporate purposes or in connection with various employee benefit plans. When treasury shares are reissued, the difference between the market value at reissuance and the cost of shares is reflected in "Capital in excess of par value." The cost of any shares held as treasury stock is shown as a reduction in common stockholders' equity in the Consolidated Balance Sheet. No treasury shares were held at December 31, 1995 or 1996.

1991 STOCK INCENTIVE PLAN
The 1991 Stock Incentive Plan (1991 Plan) provides for the granting of stock awards, stock options and other stock-based awards to employees of the Company. The maximum number of shares available for issuance in each calendar year is determined in accordance with a formula contained in the plan. During 1996, 4,036,272 shares were available for issuance under the plan.

Stock awards granted under the plan may be in the form of restricted stock or deferred stock. Shares issued as restricted stock awards are held by the Company until the attached restrictions lapse. Deferred stock awards generally consist of a right to receive shares at the end of specified deferral periods. The market value of the stock award on the date granted is recorded as compensation expense over the applicable restriction or deferral period.

Stock options granted under the plan allow the purchase of common shares at a price not less than fair market value at the date of grant and not less than par value. The options generally are exercisable in

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

four equal annual installments commencing with the second anniversary of the grant and expire after 10 years from the date of grant.

Stock appreciation rights may also be granted, either alone or in tandem with stock options. These rights permit the recipient to receive, upon exercise, the excess of the fair market value of a share on the date of exercise over the grant price. The grant price is generally the fair market value of the stock on the date of grant. As of December 31, 1996, no stock appreciation rights have been granted under the plan.

The 1991 Plan also provides for the granting of performance awards, dividend equivalents, or other awards which may be based on, or related to, shares of the Company's common stock. The granting of stock awards constitutes a non-cash financing activity of the Company.

1995 EMPLOYEE STOCK INCENTIVE PLAN
The 1995 Employee Stock Incentive Plan (1995 Plan) was established in conjunction with the Long-Term Strategic Incentive Program described below. This plan provides for the granting of stock-based awards to certain key employees similar to those granted under the 1991 Plan. During 1996, 4,000,000 shares were available for issuance under the plan.

  LONG-TERM STRATEGIC INCENTIVE PROGRAM
In December 1995, the Board of Directors approved the Long-Term Strategic Incentive Program. Grants under this program, consisting of performance restricted stock awards (performance shares) and stock options, are expected to be made every three years. Performance shares will vest contingent upon attainment of certain strategic business results over a three-year period. Stock options granted under this program vest after three years and will be exercisable for one day. The exercise period can be extended from the vesting date up to 10 years from the grant date for all or a portion of the options if certain strategic business results are attained over the vesting period. Awards under this program utilize shares available under both the 1991 Plan and the 1995 Plan.

1997 STOCK INCENTIVE PLAN
The 1997 Stock Incentive Plan (1997 Plan) will be submitted for approval by the Company's shareholders at the May 1997 Annual Meeting. The provisions of the 1997 Plan will be similar to those of the 1991 Plan. During 1997, the total number of shares expected to be available for grant under the 1997 Plan will be 5,248,469 shares.

LONG-TERM INCENTIVE PLAN
The Long-Term Incentive Plan, which provided for the issuance of common shares to key employees as either restricted stock awards or stock options, terminated by its terms on November 9, 1991. However, the provisions of the plan continue with respect to any restricted stock awards and stock options granted prior to the termination date. The terms and conditions of the options granted under this plan are similar to those under the 1991 Plan.

ACCOUNTING FOR STOCK AWARDS AND STOCK OPTIONS
In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by the standard, the Company has elected to continue to follow existing accounting guidance, Accounting Principles Board Opinion No. 25 and related interpretations (APB No. 25), for stock-based compensation. However, SFAS No. 123 requires companies electing to follow existing accounting rules to disclose in a note the pro forma effects as if the fair value based method of accounting had been applied. The Company recorded compensation expense of $2,154,000, $751,000 and $8,650,000 for the years ended December 31, 1994, 1995 and 1996, respectively, in connection with its performance shares, restricted stock and other stock compensation awards. In accordance with APB No. 25, no compensation expense has been recognized for the Company's stock options.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of the Company's stock option activity under the plans described above for the years ended December 31, 1994 through 1996, follows:
--------------------------------------------------------------------------------

                                                                Weighted Average
                                                     Number       Option Price
                                                   of Shares       Per Share
--------------------------------------------------------------------------------
                                                 (In Thousands)
Shares under option:
  At January 1, 1994............................     1,962           $41.90
  Granted.......................................       651           $43.98
  Exercised.....................................        (8)          $36.51
  Cancelled.....................................       (48)          $42.89
                                                     -----
  At December 31, 1994..........................     2,557           $42.43

  Granted.......................................     1,078           $37.32
  Exercised.....................................      (217)          $35.88
  Cancelled.....................................      (470)          $41.14
                                                     -----
  At December 31, 1995..........................     2,948           $41.25

  Granted*......................................     3,534           $45.53
  Exercised.....................................      (769)          $41.37
  Cancelled*....................................      (196)          $43.13
                                                     -----
  At December 31, 1996..........................     5,517           $43.90
                                                     =====

*Includes 3,006,000 options granted and 65,000 options cancelled in connection with the Long-Term Strategic Incentive Program.

Options were exercisable for the purchase of 691,421 shares, 1,048,064 shares, and 673,305 shares at December 31, 1994, 1995 and 1996, respectively.
Effective January 2, 1997, additional options for the purchase of 515,000 shares were granted to eligible employees.
--------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1996.
--------------------------------------------------------------------------------

                                       Options Outstanding                    Options Exercisable
                          ---------------------------------------------- -----------------------------
                                         Weighted Average    Weighted                      Weighted
                              Number        Remaining        Average         Number        Average
Range of Exercise Prices   Outstanding   Contractual Life Exercise Price  Exercisable   Exercise Price
------------------------------------------------------------------------------------------------------
                          (In Thousands)                                 (In Thousands)
$32.50 --$40                  1,080         7.39 YRS.         $36.86          177           $36.27
$40.125--$50                  4,040         8.43 YRS.         $44.83          370           $44.72
$50.125--$56.875                397         7.43 YRS.         $52.70          126           $50.66
------------------------------------------------------------------------------------------------------

The weighted average fair value of stock options granted during each of the years 1995 and 1996 was $5.50 and $5.84, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1995 and 1996, respectively: dividend yield of 5.0 percent and 4.3 percent, expected volatility of 19.2 percent and 17.5 percent, risk-free interest rates of 6.9 percent and 5.4 percent, and expected lives of 4.9 years for both years. If compensation expense for the Company's stock options granted in 1995 and 1996 had been determined based on the fair value at the grant dates for such awards in accordance with SFAS No. 123, the effect on the Company's net income and earnings per share for each of the years ended December 31, 1995 and 1996 would have been immaterial.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company granted stock awards totaling 17,000 shares in 1994, 34,000 shares in 1995, and 103,000 shares in 1996 with weighted average market prices per share on award dates of $41.35, $39.15, and $47.43, respectively. In addition, 404,000 performance shares were issued during 1996 at a weighted average market price of $45.87 per share.

11. PREFERRED STOCK

During 1996, amendments to the Company's Certificate of Incorporation were approved to eliminate the existing authorized shares of cumulative preferred stock and to authorize a new class of preferred stock. Accordingly, the existing 2,500,000 authorized shares of preferred stock of $100 par value were eliminated and replaced with 5,000,000 authorized shares of a new class of preferred stock of $100 par value. There were no shares of preferred stock issued or outstanding at December 31, 1995 or 1996.

12. DIVIDEND RESTRICTIONS

One of the Company's indentures relating to senior debenture issues contains restrictions on dividend payments by the Company and acquisitions of its capital stock. Under the indenture provisions, $613,562,000 of consolidated retained earnings was free from such restrictions at December 31, 1996. The indenture also imposes dividend limitations on the subsidiaries, but at December 31, 1996, these limitations did not restrict their ability to pay dividends to the Company.

13. LONG-TERM DEBT

Long-term debt, excluding current maturities, follows:
-------------------------------------------------------------------------------

December 31,                                                1996        1995
-------------------------------------------------------------------------------
                                                            (In Thousands)
Debentures
  6 5/8%, Due December 1, 2008.......................... $  150,000  $       --
  6 7/8%, Due October 15, 2026..........................    150,000          --
  7 3/8%, Due April 1, 2005.............................    150,000     150,000
  6 5/8%, Due December 1, 2013..........................    150,000     150,000
  5 3/4%, Due August 1, 2003............................    150,000     150,000
  5 7/8%, Due October 1, 1998...........................    150,000     150,000
  8 3/4%, Due October 1, 2019...........................    150,000     150,000
  8 3/4%, Due June 1, 1999..............................    100,000     100,000
  9 3/8%, Due February 1, 1997..........................         --     100,000
  8 5/8%, Due December 1, 2011..........................     31,250      93,750
  Unamortized debt discount, less premium...............     (7,429)     (8,304)
Convertible Subordinated Debentures
  7 1/4%, Due December 15, 2015.........................    246,205     246,205
  Unamortized debt discount.............................     (1,711)     (1,840)
9.94% Unsecured loan due January 1, 1999................      8,000      12,000
                                                         ----------  ----------
  Total................................................. $1,426,315  $1,291,811
                                                         ==========  ==========
-------------------------------------------------------------------------------

The aggregate principal amounts of the Company's debentures maturing in the years 1997 through 2001 are: $100,000,000; $150,000,000; $107,125,000;
$15,830,000 and $19,625,000.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Discounts and premiums and the expenses incurred in connection with the issuance of debentures are being amortized on a basis which will equitably distribute the amount to "Interest on long-term debt" over the life of each debenture issue.

During the 1996 fourth quarter, the Company called for redemption $53,125,000 principal amount of the 8 5/8% Debentures Due December 1, 2011. In connection with the call, the Company placed funds into an irrevocable trust in December 1996 for the sole purpose of paying the principal amount and related call premium and accrued interest. As such, the debt has been removed from the Consolidated Balance Sheet at December 31, 1996. Payment was made from the trust on February 1, 1997. This transaction resulted in a 1996 charge of $5,012,000.

The Company's 7 1/4% Convertible Subordinated Debentures, which mature on December 15, 2015, are convertible into shares of the Company's common stock at any time prior to maturity at an initial conversion price of $54 per share. Under additional terms of the issue, on December 15, 2000, the Company is obligated to purchase, at the option of the holder, any debenture then outstanding for 100% of the principal amount plus accrued interest.

The 9.94% unsecured loan due January 1, 1999, is an obligation of Virginia Natural Gas. This $20,000,000 loan, which is being repaid in five annual installments of $4,000,000 each beginning January 1, 1995, has been guaranteed by the Company.

14. SHORT-TERM BORROWINGS

The weighted average interest rate on the Company's commercial paper notes outstanding at December 31, 1995 and 1996, was 5.79% and 5.70%, respectively.

The Company has a $475,000,000 credit agreement and a $300,000,000 credit agreement with a group of banks. Borrowings under these agreements are in the form of revolving credits and may, at the option of the Company, be structured either as syndicated loans by a group of participating banks or money market loans by individual banks. The loans may be borrowed, paid or repaid and reborrowed on a few days notice. Varying interest rate options are available for syndicated loans, while the interest rate on money market loans is determined from quotes rendered by the participating banks. These agreements may be used for general corporate purposes, including the support of commercial paper notes. The agreements are currently scheduled to expire on June 27, 1997; however, the Company expects that the agreements will be renewed or replaced by comparable agreements. A facility fee is charged under the agreements but is not considered significant. There were no borrowings under these agreements at December 31, 1996.

15. FINANCIAL INSTRUMENTS

FAIR VALUES
The estimated fair value of the Company's long-term debt, including current maturities, was as follows at December 31, 1995 and 1996:
--------------------------------------------------------------------------------

                                             1996                  1995
                                     --------------------- ---------------------
                                      Carrying              Carrying
December 31,                           Amount   Fair Value   Amount   Fair Value
--------------------------------------------------------------------------------
                                                   (In Thousands)
Long-term debt...................... $1,539,455 $1,563,440 $1,312,205 $1,368,002
--------------------------------------------------------------------------------

The fair values were estimated based upon closing transactions and/or quotations for the Company's debentures as of those dates. Temporary cash investments and commercial paper notes are stated at amounts which approximate fair value due to the short maturities of those financial instruments.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DERIVATIVE FINANCIAL INSTRUMENTS AND ENERGY PRICE RISK MANAGEMENT ACTIVITIES

  FUTURES AND OPTIONS CONTRACTS
The Company's energy price risk management activities include exchange-traded futures and options contracts which can be settled through the purchase or delivery of commodities. CNG Producing uses futures and options to manage commodity price risk in connection with the production and sale of crude oil, while CNG Energy Services uses such instruments to manage similar risk regarding gas and electricity purchase and sale commitments and stored gas inventories.

At December 31, 1996, CNG Producing's price risk management activities included crude oil futures contracts under hedging activities maturing through December 1997 covering 444,000 barrels of oil. Also at December 31, 1996, CNG Energy Services had natural gas futures contracts related to gas purchase and sale commitments and gas storage inventory covering 2.5 Bcf of gas on a net basis maturing through December 1998.

For contracts used by the Company that qualify and have been designated as hedges, any gains or losses resulting from market price changes are expected to be generally offset by the related physical transaction. The Company's net unrealized gain related to futures contracts was approximately $2,300,000 at December 31, 1996. The net unrealized loss at December 31, 1996, related to options contracts was not material to the Company's financial position, results of operations or cash flows.

  SWAP AGREEMENTS
In addition to exchange-traded futures and options contracts, the nonregulated subsidiaries enter into OTC price swap agreements to manage their exposure to commodity price risk under existing sales commitments. At December 31, 1996, CNG Energy Services had swap agreements of varying duration outstanding with several counterparties to exchange monthly payments on net notional quantities of 33.5 Bcf of gas over the ensuing 2 years. In addition, CNG Producing Company had one swap outstanding at December 31, 1996, to exchange payments on net notional quantities of approximately 1 million barrels of oil through December 1997. Net notional quantities or amounts do not represent the quantities or amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of monthly notional quantities and other terms of the agreements. The Company's net unrealized loss related to these swap agreements was approximately $1,100,000 at December 31, 1996. Profits expected on anticipated sales related to the hedged transactions should generally offset the estimated unrealized losses on the swap agreements.

CNG Energy Services also has a 10-year foreign currency swap agreement to manage foreign exchange rate risk in connection with the payment of demand charges for pipeline capacity in Canada. The aggregate notional amount underlying this swap agreement was approximately $64,500,000 at December 31, 1996. The unrealized gain related to the foreign currency swap agreement was approximately $7,300,000 at December 31, 1996.

  MARKET AND CREDIT RISK
The use of derivatives exposes the Company to market risk and credit risk. Market risk represents the potential loss that can be caused by a change in the market value of a particular commitment. Although the use of derivatives generally reduces market risk exposure due to unfavorable price fluctuations, such risk management activities, while not significant, can also result in the assumption of a limited degree of price risk in certain isolated transactions. Credit risk relates to the risk of loss that the Company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The Company does not have a significant exposure to any individual counterparty to its energy price risk management activities. Management has operating procedures in place to evaluate market and credit risks and believes that the Company's exposure to risks associated with derivatives is not material in relation to the Company's financial position, results of operations or cash flows.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. ENVIRONMENTAL MATTERS

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations govern both current and future operations and potentially extend to plant sites formerly owned or operated by the subsidiaries, or their predecessors.

The Company has taken a proactive position with respect to environmental concerns. As part of normal business operations, subsidiaries periodically monitor their properties and facilities to identify and resolve potential environmental matters, and the Company conducts general environmental surveys on a continuing basis at its operating facilities to monitor compliance with environmental laws and regulations. As part of this process, voluntary surveys at subsidiary sites have been conducted to determine the extent of any possible soil contamination due to hazardous substances, such as mercury, and when contamination has been discovered remediation efforts are undertaken. Further, on August 16, 1990, CNG Transmission entered into a Consent Order and Agreement with the Commonwealth of Pennsylvania Department of Environmental Resources (DER) in which CNG Transmission has agreed with the DER's determination of certain violations of the Pennsylvania Solid Waste Management Act, the Pennsylvania Clean Streams Law and the rules and regulations promulgated thereunder. No civil penalties have been assessed as of this date. Pursuant to the Order and Agreement, CNG Transmission is performing sampling, testing and analysis, and conducting a program of remediation at some of its Pennsylvania facilities. Total remediation costs in connection with these sites and the Order and Agreement are not expected to be material with respect to the Company's financial position, results of operations or cash flows. Based on current information, the Company has recognized a gross estimated liability amounting to $15,220,000 at December 31, 1996, for future costs expected to be incurred to remediate or mitigate hazardous substances at these sites and at facilities covered by the Order and Agreement.

Inasmuch as certain environmental-related expenditures are expected to be recoverable in future regulatory proceedings, a regulatory asset amounting to $11,047,000 at December 31, 1996, is included in the Consolidated Balance Sheet under the caption "Deferred charges and other assets." Also, uncontested claims amounting to $2,375,000 at December 31, 1996, were recognized for environmental-related costs probable for recovery through joint-interest operating agreements.

The total amounts included in operating expenses for remediation and other environmental-related costs, and the components of such costs, are as follows:
--------------------------------------------------------------------------------

Years Ended December 31,                                    1996    1995   1994
--------------------------------------------------------------------------------
                                                              (In Thousands)
Recurring costs for ongoing operations.................... $4,174  $3,094 $3,479
Mandated remediation and other compliance costs...........   (419)  2,307    214
Voluntary remediation costs...............................  2,705   1,630    507
Other.....................................................      3      79     28
                                                           ------  ------ ------
  Total................................................... $6,463  $7,110 $4,228
                                                           ======  ====== ======
--------------------------------------------------------------------------------

CNG Transmission and certain of the distribution subsidiaries are subject to the Federal Clean Air Act (Clean Air Act) and the Federal Clean Air Act Amendments of 1990 (1990 amendments) which added significantly to the existing Clean Air Act requirements. As a result of the 1990 amendments, these subsidiaries were required to install Reasonably Available Control Technology at some compressor stations by May 31, 1995, to reduce nitrogen oxide emissions. Compliance required capital expenditures to similarly retrofit some of the compressor engines along the Company's pipeline system. The Company has completed the installation of emission control equipment and the installation and testing of compressor engines and related equipment required by the 1990 amendments. The 1990 amendments may also require installation of Maximum Available Control Technology (MACT) at certain of the Company's compressor stations to control the emissions of certain hazardous air pollutants. The Company

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

is participating with industry groups and the Environmental Protection Agency in the development of these regulations but is unable to estimate the cost of installing MACT, if required.

The Company expended $23.3 million in 1994, $11.3 million in 1995, and $6.8 million in 1996 to comply with the 1990 amendments. The total capital expenditures required to comply with the 1990 amendments are expected to be recoverable through future regulatory proceedings.

The Company has determined that it is associated with 16 former manufactured gas plant sites, five of which are currently owned by subsidiaries. Studies conducted by other utilities at their former manufactured gas plants have indicated that their sites contain coal tar and other potentially harmful materials. None of the 16 former sites with which the Company is associated is under investigation by any state or federal environmental agency, and no investigation or action is currently anticipated. At this time it is not known if, or to what degree, these sites may contain environmental contamination. Therefore, the Company is not able to estimate the cost, if any, that may be required for the possible remediation of these sites.

The Company discovered in the course of conducting a routine environmental survey at East Ohio Gas that some of its practices for collecting and handling pipeline fluids that may have been contaminated with polychlorinated biphenyls
(PCBs) may not have complied with environmental regulations. The appropriate agencies have been notified as part of the federal self-disclosure process and discussions are continuing with the agencies to gain approval of revised collection and handling procedures. A thorough investigation of all collection and handling practices at East Ohio Gas is continuing and the Company anticipates providing the results of this investigation to the appropriate agencies in 1997. The discrepancies in the procedures were primarily in connection with recordkeeping and did not involve spills, leaks, or other mishandling of PCB contaminated fluids and did not damage the environment. The Company anticipates that penalties, if any, incurred in connection with this matter may be mitigated as a result of the Company's self disclosure. The amount of any liabilities in connection with this matter is not expected to be material with respect to the Company's financial position, results of operations or cash flows.

Estimates of liability in the environmental area are based on current environmental laws and regulations and existing technology. The exact nature of environmental issues which the Company may encounter in the future cannot be predicted. Additional environmental liabilities may result in the future as more stringent environmental laws and regulations are implemented and as the Company obtains more specific information about its existing sites and production facilities. At present, no estimate of any such additional liability, or range of liability amounts, can be made. However, the amount of any such liabilities could be material.

17. COMMITMENTS AND CONTINGENCIES

Lease arrangements of the Company are principally for office space, business machines and transportation equipment. None of these arrangements, individually or in the aggregate, are material capital leases. Rental expense incurred in the years 1994 through 1996 was not material, and future rental payments required under leases in effect at December 31, 1996, are not material.

It is estimated that the Company's 1997 capital spending program will amount to $525,900,000, and that approximately $231,000,000 of that amount will be directed to gas and oil producing activities. In connection with the capital spending program, the Company has entered into certain contractual commitments. Contractual commitments in the ordinary course of business include requirements by CNG Energy Services to purchase capacity on nonaffiliated pipelines to meet both committed and anticipated future long-term customer gas supply needs.

The Company has claims and suits pending against it, but, in the opinion of management and counsel, the ultimate liability will not have a material effect on its financial position, results of operations or cash flows.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. DISAGGREGATED INFORMATION

In addition to operating in all phases of the natural gas business, the Company explores for and produces oil and provides a variety of energy marketing services.

Distribution represents the retail gas distribution subsidiaries. These subsidiaries sell gas and/or provide transportation services to residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia and West Virginia, and are subject to price regulation by their respective state utility commissions.

Transmission operations include the activities of CNG Transmission, an interstate pipeline company regulated by the FERC which provides gas transportation, storage and related services to affiliates and to utilities and end users in the Midwest, the Mid-Atlantic states and the Northeast. Transmission operations also include, prior to April 1, 1995, the activities of CNG Storage. CNG Storage is engaged in providing natural gas storage facilities and a wide range of storage-related services to affiliates and other customers, including the sale or lease of base gas, and the sale, lease or brokerage of gas storage capacity obtained from third parties.

Exploration and production includes the results of CNG Producing and the gas and oil production activities of CNG Transmission. These operations are located throughout the United States and in the Gulf of Mexico. CNG Producing also owns a working interest in a heavy oil program in Alberta, Canada.

Energy marketing services is comprised of CNG Energy Services and subsidiaries (including CNG Storage), and CNG Power Services. CNG Energy Services markets Company-owned gas production and arranges gas supplies, transportation, storage and related services throughout North America. CNG Energy Services also holds the Company's ownership interests in seven independent power plants. CNG Power Services is the power marketing subsidiary that purchases and resells electricity at market-based rates. The results of these subsidiaries were included in the "Other" component in 1994.

The activities of CNG International, CNG Products and Services Company (CNG Products and Services), Consolidated LNG, CNG Research Company and CNG Coal are included in the "Other" category. CNG International was formed in 1996 to engage in energy-related activities outside of the United States. CNG Products and Services began operations in 1996 and provides certain energy-related services to customers of the Company's distribution subsidiaries and others.

Transactions between affiliates are recognized at prices which approximate market value. Significant transactions between the operating components are eliminated to reconcile the disaggregated information to consolidated amounts. Identifiable assets of each component are those assets that are used in its operations.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents disaggregated information pertaining to the Company's operations:

--------------------------------------------------------------------------------

                                                   Exploration    Energy               Corporate
                                                       and      Marketing                 and
                         Distribution Transmission Production    Services    Other    Eliminations   Total
-------------------------------------------------------------------------------------------------------------
                                                          (In Thousands)
1996
Operating revenues
 Nonaffiliated..........  $1,902,551   $  383,108  $  292,964   $1,206,848  $  8,838   $      --   $3,794,309
 Affiliated.............       2,961      120,292     339,323      149,635     9,834    (622,045)          --
                          ----------   ----------  ----------   ----------  --------   ---------   ----------
  Total.................   1,905,512      503,400     632,287    1,356,483    18,672    (622,045)   3,794,309
Other operating
 expenses...............   1,572,959      264,542     333,336    1,363,871    21,780    (614,324)   2,942,164
Depreciation and
 amortization...........      74,132       60,107     165,715        1,681        48       2,488      304,171
                          ----------   ----------  ----------   ----------  --------   ---------   ----------
Operating income before
 income taxes...........  $  258,421   $  178,751  $  133,236   $   (9,069) $ (3,156)  $ (10,209)  $  547,974
                          ==========   ==========  ==========   ==========  ========   =========   ==========
Capital expenditures....  $  143,050   $   85,904  $  247,103   $   35,531  $ 42,570   $   6,135   $  560,293
Identifiable assets.....  $2,902,917   $1,481,612  $1,232,992   $  473,766  $ 94,608   $(185,290)  $6,000,605
-------------------------------------------------------------------------------------------------------------
1995
Operating revenues
 Nonaffiliated..........  $1,738,947   $  365,888  $  174,442   $1,020,789  $  7,259   $      --   $3,307,325
 Affiliated.............       6,280      105,138     187,012       87,611    10,168    (396,209)          --
                          ----------   ----------  ----------   ----------  --------   ---------   ----------
  Total.................   1,745,227      471,026     361,454    1,108,400    17,427    (396,209)   3,307,325
Other operating
 expenses...............   1,466,776      261,091     438,477    1,113,014    14,543    (392,668)   2,901,233
Depreciation and
 amortization...........      70,972       59,552     123,492        1,072        --       1,548      256,636
                          ----------   ----------  ----------   ----------  --------   ---------   ----------
Operating income before
 income taxes...........  $  207,479   $  150,383  $ (200,515)  $   (5,686) $  2,884   $  (5,089)  $  149,456
                          ==========   ==========  ==========   ==========  ========   =========   ==========
Capital expenditures....  $  160,480   $   81,557  $  176,789   $   19,567  $     --   $   1,000   $  439,393
Identifiable assets.....  $2,645,004   $1,483,631  $1,155,092   $  317,490  $ 54,425   $(237,349)  $5,418,293
-------------------------------------------------------------------------------------------------------------
1994
Operating revenues
 Nonaffiliated..........  $1,804,317   $  348,141  $  411,876   $       --  $471,694   $      --   $3,036,028
 Affiliated.............       1,296      111,147      77,564           --    44,966    (234,973)          --
                          ----------   ----------  ----------   ----------  --------   ---------   ----------
  Total.................   1,805,613      459,288     489,440           --   516,660    (234,973)   3,036,028
Other operating
 expenses...............   1,579,259      259,078     299,872           --   508,303    (233,206)   2,413,306
Depreciation and
 amortization...........      67,401       53,944     155,558           --       736       1,678      279,317
                          ----------   ----------  ----------   ----------  --------   ---------   ----------
Operating income before
 income taxes...........  $  158,953   $  146,266  $   34,010   $       --  $  7,621   $  (3,445)  $  343,405
                          ==========   ==========  ==========   ==========  ========   =========   ==========
Capital expenditures....  $  146,882   $  108,647  $  166,022   $       --  $ 15,198   $   1,036   $  437,785
Identifiable assets.....  $2,595,615   $1,543,790  $1,372,747   $       --  $283,799   $(277,278)  $5,518,673
-------------------------------------------------------------------------------------------------------------

19. SUPPLEMENTARY FINANCIAL INFORMATION--UNAUDITED

(A)GAS AND OIL PRODUCING ACTIVITIES (EXCLUDING COST-OF-SERVICE RATE-REGULATED ACTIVITIES)
This information has been prepared in accordance with SFAS No. 69, "Disclosures about Oil and Gas Producing Activities," and related SEC pronouncements. Statement No. 69 is a comprehensive, standard set of required disclosures about the gas and oil producing activities of publicly traded companies. The following disclosures exclude the gas and oil producing activities subject to cost-of-service rate regulation. Certain disclosures about these gas and oil activities, which are exempt from the accounting methods prescribed by the SEC, are included under "Cost-of-Service Properties" in this Note (A).

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  CAPITALIZED COSTS
The aggregate amounts of costs capitalized by subsidiaries for their gas and oil producing activities, and related aggregate amounts of accumulated depreciation and amortization, follow:
--------------------------------------------------------------------------------

December 31,                                                  1996       1995
--------------------------------------------------------------------------------
                                                              (In Thousands)
Capitalized costs of
  Proved properties....................................... $3,057,682 $2,871,560
  Unproved properties.....................................    317,462    270,315
                                                           ---------- ----------
    Subtotal..............................................  3,375,144  3,141,875
                                                           ---------- ----------
Accumulated depreciation of
  Proved properties.......................................  2,224,471  2,090,498
  Unproved properties.....................................    134,481    116,256
                                                           ---------- ----------
    Subtotal..............................................  2,358,952  2,206,754
                                                           ---------- ----------
    Net capitalized costs................................. $1,016,192 $  935,121
                                                           ========== ==========
--------------------------------------------------------------------------------

As described in Note 3, the Company was required to recognize an impairment of its gas and oil producing properties during 1995. The non-cash charge amounted to $226,209,000 and is reflected in the amounts included above.

  TOTAL COSTS INCURRED
The following costs were incurred by subsidiaries in their gas and oil producing activities during the years 1994 through 1996:
--------------------------------------------------------------------------------

Years Ended December 31,                                1996     1995     1994
--------------------------------------------------------------------------------
                                                            (In Thousands)
Property acquisition costs
  Proved properties.................................. $ 42,880 $  5,824 $  4,000
  Unproved properties................................   17,911    9,686   18,998
                                                      -------- -------- --------
    Subtotal.........................................   60,791   15,510   22,998
Exploration costs....................................   49,622   50,974   48,514
Development costs....................................  125,139  102,574   82,020
                                                      -------- -------- --------
    Total............................................ $235,552 $169,058 $153,532
                                                      ======== ======== ========
--------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  RESULTS OF OPERATIONS
The elements of the "results of operations for gas and oil producing activities" that follow are as required and defined by the FASB. The Company cautions that these standardized disclosures do not represent the results of operations based on its historical financial statements. In addition to requiring different determinations of revenues and costs, the disclosures exclude the impact of interest expense and corporate overheads.
-------------------------------------------------------------------------------

Years Ended December 31,                             1996     1995       1994
-------------------------------------------------------------------------------
                                                         (In Thousands)
Revenues (net of royalties) from:
  Sales to nonaffiliated companies................ $ 84,239 $  60,139  $201,820
  Transfers to other operations...................  289,892   150,930    55,007
                                                   -------- ---------  --------
    Total.........................................  374,131   211,069   256,827
                                                   -------- ---------  --------
Less:Production (lifting) costs...................   55,679    40,812    42,723
   Depreciation and amortization..................  157,358   117,163   150,936
   Impairment of producing properties.............       --   226,209        --
   Income tax expense.............................   49,367   (68,615)   15,446
                                                   -------- ---------  --------
Results of operations............................. $111,727 $(104,500) $ 47,722
                                                   ======== =========  ========
-------------------------------------------------------------------------------

  COMPANY-OWNED RESERVES (NON-COST-OF-SERVICE RESERVES)
Estimated net quantities of proved gas and oil (including condensate) reserves in the United States and Canada at December 31, 1994 through 1996, and changes in the reserves during those years, are shown in the two schedules which follow:
--------------------------------------------------------------------------------

Years Ended December 31,                                      1996   1995  1994
--------------------------------------------------------------------------------
                                                                 (In Bcf)
PROVED DEVELOPED AND UNDEVELOPED RESERVES*--GAS
  At January 1...............................................   985   901   885
  Changes in reserves
    Extensions, discoveries and other additions..............   124   167   111
    Revisions of previous estimates..........................     5    17    16
    Production...............................................  (145) (103) (114)
    Purchases of gas in place................................    96     7     8
    Sales of gas in place....................................   (25)   (4)   (5)
                                                              -----  ----  ----
  At December 31............................................. 1,040   985   901
                                                              =====  ====  ====
PROVED DEVELOPED RESERVES*--GAS
  At January 1...............................................   717   730   761
  At December 31.............................................   900   717   730

*Net before royalty.
-------------------------------------------------------------------------------
Included in the caption "Extensions, discoveries and other additions" for 1995 are 110 Bcf of proved undeveloped reserves for which development costs will be incurred in future years. The preceding proved developed and undeveloped gas reserves at December 31, 1994 through 1996, include United States reserves of 900, 984 and 1,039 Bcf which, together with the Canadian reserves and the gas reserves

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reported under "Cost-of-Service Properties," are as contained in reports of Ralph E. Davis Associates, Inc., independent geologists.
-------------------------------------------------------------------------------

Years Ended December 31,                                  1996    1995    1994
-------------------------------------------------------------------------------
                                                          (In Thousand Bbls)
PROVED DEVELOPED AND UNDEVELOPED RESERVES*--OIL
  At January 1.......................................... 45,791  46,255  27,596
  Changes in reserves
    Extensions, discoveries and other additions.........  5,976   1,965  24,709
    Revisions of previous estimates.....................  2,711   1,117  (2,791)
    Production.......................................... (4,766) (3,132) (3,333)
    Purchases of oil in place...........................    804     163      77
    Sales of oil in place...............................    (59)   (577)     (3)
                                                         ------  ------  ------
  At December 31........................................ 50,457  45,791  46,255
                                                         ======  ======  ======
PROVED DEVELOPED RESERVES*--OIL
  At January 1.......................................... 19,838  20,379  21,936
  At December 31........................................ 24,989  19,838  20,379

*Net before royalty.
-------------------------------------------------------------------------------
Included in the caption "Extensions, discoveries and other additions" for 1994 are 22,305 thousand barrels of proved undeveloped reserves for which development costs will be incurred in future years. The foregoing proved developed and undeveloped oil reserves at December 31, 1994 through 1996, include United States reserves of 40,918, 39,964 and 41,818 thousand barrels, respectively. These, together with the Canadian reserves and the oil reserves reported under "Cost-of-Service Properties," are as contained in reports of Ralph E. Davis Associates, Inc.

  STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN The following tabulation has been prepared in accordance with the FASB's rules for disclosure of a standardized measure of discounted future net cash flows relating to Company-owned proved gas and oil reserve quantities.
-------------------------------------------------------------------------------

December 31,                                      1996       1995       1994
-------------------------------------------------------------------------------
                                                        (In Thousands)
Future cash inflows........................... $4,022,381 $2,668,837 $2,303,024
Less:Future development and production costs..    711,067    659,532    626,344
     Future income tax expense................  1,049,234    602,158    490,079
                                               ---------- ---------- ----------
Future net cash flows.........................  2,262,080  1,407,147  1,186,601
Less annual discount (10% a year).............    830,083    565,404    482,109
                                               ---------- ---------- ----------
Standardized measure of discounted future net
cash flows.................................... $1,431,997 $  841,743 $  704,492
                                               ========== ========== ==========
-------------------------------------------------------------------------------

In the foregoing determination of future cash inflows, sales prices for gas were based on contractual arrangements or market prices at each year end. Prices for oil were based on average prices received from sales in the month of December each year. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year end, assuming the continuation of existing economic conditions. Future income taxes were computed by applying the appropriate year-end or future statutory tax rate to future pretax net cash flows, less the tax basis of the properties involved, and giving effect to tax deductions, or permanent differences and tax credits.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the Company's proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, present costs and prices are used in the determinations and no value may be assigned to probable or possible reserves.

The following tabulation is a summary of changes between the total standardized measure of discounted future net cash flows at the beginning and end of each year.
-------------------------------------------------------------------------------

Years Ended December 31,                         1996       1995       1994
-------------------------------------------------------------------------------
                                                      (In Thousands)
Standardized measure of discounted future
   net cash flows at January 1............... $  841,743  $ 704,492  $ 768,263
Changes in the year resulting from
  Sales and transfers of gas and oil produced
   during the year, less production costs....   (318,583)  (170,257)  (214,104)
  Prices and production and development costs
   related to future production..............    632,118    150,634   (153,962)
  Extensions, discoveries and other
   additions,
   less production and development costs.....    295,236    181,664    144,342
  Previously estimated development costs
   incurred during the year..................     62,706     62,958     46,568
  Revisions of previous quantity estimates...    106,800      8,336      4,228
  Accretion of discount......................    119,555     98,736    108,417
  Income taxes...............................   (306,290)   (70,927)    33,029
  Purchases and sales of proved reserves in
   place-net.................................    112,601      1,794      4,122
  Other (principally timing of production)...   (113,889)  (125,687)   (36,411)
                                              ----------  ---------  ---------
Standardized measure of discounted future
   net cash flows at December 31............. $1,431,997  $ 841,743  $ 704,492
                                              ==========  =========  =========
-------------------------------------------------------------------------------

  COST-OF-SERVICE PROPERTIES
As previously stated, activities subject to cost-of-service rate regulation are excluded from the foregoing information. At December 31, 1995 and 1996, net capitalized costs of cost-of-service properties amounted to $14,809,000 and $10,015,000, respectively. Related proved reserves of gas and oil are located in the United States, and amounted to 71, 56 and 43 Bcf of gas at December 31, 1994 through 1996, and 256 thousand barrels of oil at December 31, 1994. There were no cost-of-service oil reserves at December 31, 1995 or 1996. East Ohio Gas sold all of its remaining gas and oil reserves during 1995. Hope Gas sold all of its remaining gas reserves to CNG Producing during 1996. At December 31, 1996, the Company's remaining cost-of-service gas reserves were held by Peoples Natural Gas. Gas production for the years 1994 through 1996 amounted to 6, 4 and 3 Bcf, respectively. Oil production for 1994 and 1995 amounted to 24 and 17 thousand barrels, respectively.

Future revenues associated with production of the foregoing gas and oil reserves would be based upon cost-of-service ratemaking and historical asset costs, with rate of return levels determined by various state regulatory commissions.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(B) QUARTERLY FINANCIAL DATA
A summary of the quarterly results of operations for the years 1995 and 1996 follows. Because a major portion of the gas sold or transported by the Company's distribution and transmission operations is ultimately used for space heating, both revenues and earnings are subject to seasonal fluctuations, and third quarter results are usually the least significant of the year for the Company. Seasonal fluctuations are further influenced by the timing of price relief granted under regulation to compensate for certain past cost increases.

-----------------------------------------------------------------------------

                                                      Quarter
                                     ------------------------------------------------
                                     First (a)   Second (b)  Third (c)  Fourth (d)
-------------------------------------------------------------------------------------
                                                   (In Thousands)
1996
Total operating revenues...........  $1,315,084  $ 654,950   $595,057   $1,229,218
Operating income before income
taxes..............................     302,176     71,949     11,045      162,804
Net income (loss)..................     180,800     34,617     (5,118)      87,974
Earnings (loss) per share of common
stock (e)..........................        1.92        .37       (.05)         .93
1995
Total operating revenues...........  $1,191,637  $ 664,972   $515,142   $  935,574
Operating income before income
taxes..............................     (15,918)     2,999      1,956      160,419
Net income (loss)..................     (21,396)   (33,512)   (11,215)      87,467
Earnings (loss) per share of common
stock..............................        (.23)      (.36)      (.12)         .94

(a) The 1996 first quarter includes charges related to workforce reductions that reduced operating income before income taxes by $3,379,000 and net income by $2,069,000, or $.02 per share (see Note 4 to the consolidated financial statements). The 1995 first quarter includes the effect of an impairment of gas and oil producing properties that reduced operating income before income taxes by $226,209,000 and net income by $145,000,000, or $1.56 per share (see Note 3 to the consolidated financial statements).
(b) The 1995 second quarter includes charges related to workforce reductions that reduced operating income before income taxes by $36,412,000 and net income by $23,668,000, or $.25 per share. Net income was also reduced by the write-down of coal properties amounting to $20,323,000, or $.22 per share (see Notes 3 and 4 to the consolidated financial statements).
(c) The 1995 third quarter includes charges related to workforce reductions that reduced operating income before income taxes by $3,457,000 and net income by $2,343,000, or $.02 per share (see Note 4 to the consolidated financial statements).
(d) The 1996 fourth quarter includes charges related to workforce reductions that reduced operating income before income taxes by $11,816,000 and net income by $7,786,000, or $.08 per share (see Note 4 to the consolidated financial statements).
(e) The sum of the quarterly amounts does not equal the year's amount because the quarterly calculations are based on a changing number of average shares outstanding. In addition, first quarter fully diluted earnings per share was $1.86.
-----------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

(C) COMMON STOCK MARKET PRICES AND RELATED MATTERS
At December 31, 1996, there were 35,816 holders of the Company's common stock. The principal market for the stock is the New York Stock Exchange. Quarterly price ranges and dividends declared on the common stock for the years 1995 and 1996 follow. Restrictions on the payment of dividends are discussed in Note
12.
-------------------------------------------------------------------------------

                                                             Quarter
                                                 -------------------------------
                                                  First  Second   Third  Fourth
--------------------------------------------------------------------------------
Market Price Range
1996--High...................................... $47 1/8 $52 1/4 $57 1/8 $59 5/8
    --Low....................................... $41 1/2 $43 1/2 $49     $51 1/8
1995--High...................................... $38 3/4 $40     $41     $46 1/4
    --Low....................................... $33 5/8 $37 1/8 $35 3/4 $37 3/8
Dividends Declared per Share
1996............................................   $.485   $.485   $.485   $.485
1995............................................   $.485   $.485   $.485   $.485
--------------------------------------------------------------------------------

PROXY

[LOGO OF CONSOLIDATED NATURAL GAS]

                       CONSOLIDATED NATURAL GAS COMPANY
      Proxy Solicited on Behalf of the Board of Directors of the Company
              for the Annual Meeting of Stockholders May 20, 1997

The undersigned hereby appoints G.A. Davidson, Jr., D.M. Westfall and S.E. Williams, and each or any of them, proxies with full power of substitution to vote the stock of the undersigned, as directed hereon, at the Annual Meeting of Stockholders of CONSOLIDATED NATURAL GAS COMPANY to be held at the Hyatt Regency Hotel, 15747 John F. Kennedy Blvd., Houston, Texas 77032 on Tuesday, May 20, 1997, at 10:00 a.m. (Central Time), and at any adjournment thereof, and, in their discretion, on any other matters that may properly come before the Meeting.
                                                  (change of address)

Election of Directors                  -----------------------------------------

Nominees: W.S. Barrack, Jr.,           -----------------------------------------
          R.J. Groves and S.A. Minter
                                       -----------------------------------------

                                       -----------------------------------------
                                       (If you have written in the above space, please mark the Change of Address Box on the reverse side of this card.)

Please specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. When properly executed, this proxy will be voted in accordance with your instructions, or, IF YOU GIVE NO INSTRUCTIONS, this proxy will be voted FOR Items 1, 2 and 3 and AGAINST Items 4, 5 and 6.

                                                              [SEE REVERSE SIDE]

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                                  March 21, 1997

Dear Stockholder:

Effective February 24, 1997, First Chicago Trust Company of New York (First Chicago) began serving CNG stockholders as CNG's new transfer agent, registrar and administrator of the CNG Dividend Reinvestment Plan. Also, effective May 1, 1997 First Chicago will begin serving as CNG's Rights Plan agent.

You may call First Chicago toll-free at 1-800-414-6443 between 8:30 a.m. and 7:00 p.m. Eastern Time. You may correspond with the agent by writing to First Chicago Trust Company, PO Box 2500, Jersey City, NJ 07303-2500, via the Internet at http://www.fctc.com, or via e-mail at fctc@em.fcnbd.com.

Thank you for your cooperation and support.

                                       Sincerely,


                                       /s/ George A. Davidson, Jr.


                                       George A. Davidson, Jr.
                                       Chairman of the Board and
                                         Chief Executive Officer

[X] Please mark your votes as in this example.

The Board of Directors recommends a vote FOR Items 1, 2, and 3 and AGAINST Items 4, 5, and 6.

                                                FOR       WITHHELD
1. Election of Directors (see reverse)          [_]          [_]

For, except vote withheld from the following nominee(s): _______________________

2. Ratification of Price Waterhouse as           FOR        AGAINST      ABSTAIN
   independent accountants.                      [_]          [_]          [_]

3. Approve adoption of the 1997 Stock            FOR        AGAINST      ABSTAIN
   Incentive Plan.                               [_]          [_]          [_]

4. Adoption of a shareholder-proposed            FOR        AGAINST      ABSTAIN
   resolution regarding options.                 [_]          [_]          [_]

5. Adoption of a shareholder-proposed            FOR        AGAINST      ABSTAIN
   resolution regarding bonuses.                 [_]          [_]          [_]

6. Adoption of a shareholder-proposed            FOR        AGAINST      ABSTAIN
   resolution regarding the rights plan.         [_]          [_]          [_]


                                                   Change
                                                    of             Attend
                                                  Address [_]     Meeting [_]


SIGNATURE(S)__________________________________________  DATE____________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                 PLEASE VOTE, SIGN, AND RETURN THE ABOVE PROXY


                       CONSOLIDATED NATURAL GAS COMPANY

                        Annual Meeting of Stockholders

                  DATE:  May 20, 1997

                  TIME:  10:00 a.m. (Central Time)

                  PLACE: Hyatt Regency Hotel
                         15747 John F. Kennedy Blvd.,
                         Houston, Texas 77032